UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ADVANCE AUTO PARTS, INC.
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ADVANCE AUTO PARTS, INC.
4200 SIX FORKS ROAD
RALEIGH, NORTH CAROLINA 27609

Notice of 2023 Annual Meeting of Stockholders of
Advance Auto Parts, Inc. (the "Company")

Logistics

DATE AND TIME	PLACE	RECORD DATE
Wednesday, May 24, 2023 at 8:30 a.m. Eastern Time	www.virtualshareholdermeeting.com/AAP2023. There will be no physical location for this year's meeting.	Holders of record of our common stock at the close of business on March 30, 2023, are entitled to vote at our Annual Meeting.
Voting Items

Board Recommendation
1	Election of the nine nominees named in the Proxy Statement to the Board of Directors to serve until the 2024 annual meeting of stockholders	FOR each director nominee
2	Vote to approve the Company's 2023 Omnibus Incentive Compensation Plan	FOR
3	Vote to approve the Company's 2023 Employee Stock Purchase Plan	FOR
4	Advisory vote to approve the compensation of the Company’s named executive officers	FOR
5	Advisory vote to approve the frequency of voting on the compensation of the Company's named executive officers	for ONE YEAR
6	Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2023	FOR
7	Consideration of and vote upon a stockholder proposal, if properly presented at our Annual Meeting, regarding requiring an independent Board chair	AGAINST
8	Action upon such other matters, if any, as may properly come before the meeting

Advance Voting Methods
(Your vote must be received by 11:59 p.m. (EDT) on May 23, 2023, the day before the Annual Meeting)

INTERNET www.proxyvote.com	TOLL FREE TELEPHONE 1-800-690-6903	MAIL Complete and sign your proxy card

We invite you to join our Annual Meeting and vote. We urge you, after reading the attached proxy statement (the "Proxy Statement"), to vote your proxy by Internet or telephone by following the instructions on the form of proxy or by signing and returning the enclosed proxy card in the enclosed postage prepaid envelope as promptly as possible. You may vote live at the virtual meeting even if you previously voted by proxy. If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 24, 2023:
The Notice of 2023 Annual Stockholders' Meeting and Proxy Statement and the 2022 Annual Report on Form 10-K,
are available at www.proxyvote.com.

The Notice of Annual Meeting and the accompanying Proxy Statement are being distributed or made available, as the case may be, on or about April 7, 2023.

By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, General Counsel and Corporate Secretary
Raleigh, North Carolina
April 7, 2023

Proxy Statement Summary
Voting Roadmap

Proposal 1	Board Recommendation
Election of the nine nominees named in the Proxy Statement to the Board of Directors ("Board") to serve until the 2024 annual meeting of stockholders	The Board recommends a vote FOR each director nominee See page 1
Director Nominees

Name and Age	Director Since	Occupation	Current Committees	Other Current Public Company Boards
Carla J. Bailo, 62 Independent	2020	President and Chief Executive Officer of ECOS Consulting, LLC and Former President and Chief Executive Officer of The Center for Automotive Research	Nominating & Corporate Governance Audit	SM Energy Company Vesuvius plc
John F. Ferraro, 67 Independent	2015	Former Global Chief Operating Officer, Ernst & Young	Audit (Chair)	International Flavors & Fragrances Inc. ManpowerGroup, Inc.
Thomas R. Greco, 64	2016	President and Chief Executive Officer, Advance Auto Parts, Inc.		Tapestry, Inc.
Joan M. Hilson, 63 Independent	2022	Chief Financial & Strategy Officer, Signet Jewelers Ltd.	Audit
Jeffrey J. Jones II, 55 Independent	2019	President, Chief Executive Officer, H&R Block, Inc.	Compensation (Chair) Nominating & Corporate Governance	H&R Block, Inc.
Eugene I. Lee, Jr., 61 Independent Chair of the Board	2015	Chairman and Former Chief Executive Officer, Darden Restaurants, Inc.		Darden Restaurants, Inc.
Douglas A. Pertz, 68 Independent	2018	Executive Chairman, The Brink's Company	Nominating & Corporate Governance Compensation	The Brink's Company
Sherice R. Torres, 49 Independent	2021	Chief Marketing Officer, Circle Internet Financial, LLC	Compensation
Arthur L. Valdez Jr., 52 Independent	2020	Former Executive Vice President, Chief Supply Chain & Logistics Officer, Target Corporation	Audit
The current chair of the Nominating and Corporate Governance Committee is not standing for re-election to the Board. Following the Annual Meeting, an independent director will be appointed to serve as Chair of the Nominating and Corporate Governance Committee.

i

Director Skills, Core Competencies and Characteristics
In 2022, the Nominating and Corporate Governance Committee reviewed the core competencies that it believes should be represented on our Board. The Committee regularly evaluates the composition and diversity of the Board with respect to qualifications and skill sets that are important in consideration of the Company's long-term strategic plan and with respect to providing effective leadership and diverse viewpoints on matters considered by the Board. The following shows certain key skills, competencies and characteristics of our director nominees.
*A-Asian; B-Black or African American; H-Hispanic or Latino; W-White; O-Other
In additional to regularly evaluating key skills, characteristics and competencies of our directors, we offer sources of continuing education and training in areas relevant to our business. For example, in 2022 Ms. Bailo completed training offered by Ernst & Young Global Limited with respect to strengthening of cyber resiliency, crises preparedness and corporate governance for audit committees.
Of the nine director nominees that compose our Board:

8 of 9 are independent	4 of 9 are diverse with respect to gender (3) or race/ethnicity (2)

Stockholder Engagement

Outreach We value dialogue with our stockholders and regularly conduct stockholder governance outreach. Feedback from stockholders is shared with the Board and applicable Committees periodically.
Participants
Outreach discussions with our stockholders generally include our Chief Executive Officer (“CEO”) and management representatives from Investor Relations, Human Resources and the office of the General Counsel and Corporate Secretary.

Topics discussed
This year, discussions with stockholders primarily focused on Environmental, Social and Governance (“ESG”) issues and actions, including our Corporate Sustainability and Social Report, diversity, equity and inclusion and environmental sustainability, executive compensation matters, Board composition, recent Company performance and Company strategy and execution.

Corporate Governance Highlights

✓	Annual election of all directors	✓	Strong Guidelines on Significant Governance Issues
✓	Directors elected by majority voting	✓	Annual evaluation of the Board, Committees and individual directors
✓	Independent Chair of the Board	✓	New director searches focused on key skills for the Company's long-term strategic plan and diversity characteristics
✓	Approximately 89% of our director nominees are independent	✓	Board policy on CEO succession planning
✓	All NYSE required Board committees consist solely of independent directors	✓	Policies prohibiting hedging and (unless certain stringent requirements are met) prohibiting pledging for all employees and directors
✓	Regular executive sessions of independent directors	✓	Robust stock ownership guidelines for directors and Executive Officers
✓	Proxy Access right for up to 20 person groups of stockholders owning 3% of our stock for 3 years to nominate up to 20% of our Board	✓	Direct oversight by the Nominating and Corporate Governance Committee of ESG matters
✓	Right for stockholders of 10% or more of the Company's stock to call a special meeting	✓	Average tenure of 3.4 years for our director nominees

Proposal 2	Board Recommendation
Vote to approve the Company's 2023 Omnibus Incentive Compensation Plan	The Board recommends a vote FOR this Proposal See page 15
The Company is proposing that stockholders approve and adopt a new long-term equity incentive plan, pursuant to which 2,750,000 shares of the Company's common stock will be available. The Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan (the "Omnibus Plan") would replace the Advance Auto Parts, Inc. 2014 Long-Term Incentive Plan, as amended and restated (the "Prior Plan"). Incentive compensation programs play a pivotal role in the Company's efforts to attract and retain key personnel essential to the Company's long-term growth and financial success and to align the interests of executives, employees and other service providers with those of our stockholders. The Board believes it is in the best interests of the Company and its stockholders to maintain a flexible long-term equity incentive plan to help attract and retain talent and align the interests of the plan's participants more closely with those of the Company's stockholders.

Proposal 3	Board Recommendation
Vote to approve the Company's 2023 Employee Stock Purchase Plan	The Board recommends a vote FOR this Proposal See page 25

The Company is also proposing that stockholders approve and adopt a new employee stock purchase plan (the "Purchase Plan"), pursuant to which 2,500,000 shares of the Company's common stock will be available. The Purchase Plan is designed to allow eligible employees of the Company and its participating subsidiaries to purchase shares of common stock at a discount at designated intervals through their accumulated payroll deductions. The Board believes that it is in the best interest of the Company and its stockholders to provide employees with the opportunity to acquire an ownership interest in the Company through participation in the Purchase Plan and thereby encourage them to remain in the Company's employ and more closely align their interests with those of the stockholders.

Proposal 4	Board Recommendation
Advisory vote to approve the compensation of the Company’s named executive officers.	The Board recommends a vote FOR this Proposal See page 29
Executive Compensation Highlights
Our compensation programs continue to center on a pay for performance philosophy. Compensation actions in 2022 were directly aligned with this philosophy to ensure our leadership’s interests are aligned with those of our stockholders.
The following table summarizes the compensation elements provided for our Named Executive Officers ("NEOs") in 2022:

Element	Purpose	Metrics
Base Salary	Fixed annual cash compensation to attract and retain executives	Established after review of base salaries of executives of companies in our peer group and the performance of each executive officer
Short-Term Incentive ("STI")(1)	Performance-based, variable pay that delivers cash incentives when executives meet or exceed key financial and operating targets	• • •
1/3 Enterprise Comparable Store Sales
1/3 Enterprise Adjusted Operating Income
1/3 Free Cash Flow Payouts modified up to +/- 10 percentage points based on achievement of individualized, functional diversity, equity and inclusion ("DEI") related goals

Long-Term Incentive ("LTI")	Performance- and service-based equity compensation to reward executives for a balanced combination of meeting or exceeding key financial and operating targets and creating long-term shareholder value	50% Performance-based Restricted Stock Units ("PSUs")
25% Time-based Restricted Stock Units ("RSUs")
25% Nonqualified stock options
(1) Enterprise Comparable Stores Sales represents revenue generated by stores, branches and e-commerce in 2022 relative to the revenue generated by stores, branches and e-commerce in 2021, not including new stores and branches and independently owned Carquest branded stores. Enterprise Adjusted Operating Income represents the Company’s earnings before interest and taxes, adjusted for non-operational/non-recurring items. Free Cash Flow represents the amount of cash the Company generates from operations less purchases of property and equipment.

2022 Performance Plan Payouts

2022 Short-Term Incentive Plan Payout
	Threshold	Target	Maximum
Enterprise Adjusted Operating Income	✓			38%
Enterprise Comparable Store Sales	✓
Free Cash Flow	x

2020-2022 Long-Term Incentive Plan Payout
	Threshold	Target	Maximum
Return on Invested Capital ("ROIC")			✓	123%
Relative Total Shareholder Return	x
Average Annual Comparable Store Sales Growth		✓
For additional information about 2022 results achieved and corresponding plan payouts, please see the discussion beginning on page 30 in Compensation Discussion & Analysis ("CD&A").
Strong Compensation Governance

STOCKHOLDER FRIENDLY PRACTICES WE EMPLOY		STOCKHOLDER UNFRIENDLY PRACTICES WE AVOID
✓	Pay for Performance with rigorous objective financial and operational metrics that are closely tied to our success and delivery of stockholder value	✗	Excise tax gross ups for Change in Control payments
✓	Incentive Compensation Clawback Policy	✗	Repricing or exchange of underwater stock options
✓	“Double Trigger” vesting	✗	Dividends on unearned annual performance-based equity awards
✓	Robust Stock Ownership Guidelines	✗	Hedging
✓	Independence requirements for our Compensation Consultant	✗	Pledging unless certain stringent requirements are met
For a detailed discussion of our executive compensation program, including the correlation to our comprehensive strategic plan focused on creating long-term stockholder value, please see CD&A beginning on page 30.

Proposal 5	Board Recommendation
Advisory vote to approve the frequency of voting on the compensation of the Company's named executive officers	The Board recommends a vote FOR "ONE YEAR" for this Proposal See page 55

Proposal 6	Board Recommendation
Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2023	The Board recommends a vote FOR this Proposal See page 56

Proposal 7	Board Recommendation
Consideration of and vote upon a stockholder proposal, if properly presented at the Annual Meeting, regarding amending proxy access rights to remove the shareholder aggregation limit	The Board recommends a vote AGAINST this Proposal See page 58

v

Table of Contents

Proposal No. 1 Election of Directors	1	Compensation Committee Report	39
Nominees for Election to Our Board	2	Compensation Program Risk Assessment	40
Corporate Governance	7	Additional Information Regarding Executive Compensation	41
Overview	7	Summary Compensation Table	41
Board Composition and Refreshment	7	Grants of Plan-Based Awards in 2022	42
Nominations for Directors	7	Outstanding Equity Awards at 2022 Fiscal Year End	43
Board Independence and Structure	8	Option Exercises and Stock Vested in 2022	44
Board's Role in Risk Oversight	10	Non-Qualified Deferred Compensation for 2022	44
Board Evaluation	10	Potential Payments Upon Termination of Employment or Change in Control	45
Stockholder and Interested Party Communications with our Board	10	CEO Pay Ratio	47
Code of Ethics and Business Conduct	11	Pay Versus Performance	47
Code of Ethics for Finance Professionals	11	Information Concerning our Executive Officers	50
Related Party Transactions	11	Security Ownership of Certain Beneficial Owners and Management	52
Succession Planning	12	Stock Ownership Guidelines for Directors and Executive Officers	53
Director Compensation	13	Delinquent Section 16(a) Reports	54
2022 Director Summary Compensation	13	Equity Compensation Plan Information	54
Directors' Outstanding Equity Awards at 2022 Fiscal-Year End	14	Proposal No. 5 Stockholder Advisory Vote on the Frequency of Stockholder Advisory Votes on the Compensation of the Company's Named Executive Officers	55
Proposal No. 2 Vote to Approve the 2023 Omnibus Incentive Compensation Plan	15	Proposal No. 6 Ratification of Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2023	56
Proposal No. 3 Vote to Approve the 2023 Employee Stock Purchase Plan	25	2022 and 2021 Audit Fees	56
Proposal No. 4 Stockholder Advisory Vote to Approve the Compensation of the Company's Named Executive Officers	29	Audit Committee Report	57
Compensation Discussion and Analysis	30	Proposal No. 7 Stockholder Proposal Entitled "Independent Board Chair"	58
Executive Summary	30	Board of Directors' Statement in Opposition to Proposal No. 7	59
Compensation Governance	31	Other Matters	60
Framework for Executive Compensation	33	Appendix A - 2023 Omnibus Incentive Compensation Plan	A-1
Other Compensation and Benefit Programs	37	Appendix B - 2023 Employee Stock Purchase Plan	B-1

Note:  Unless otherwise indicated in the text, any reference to a year is intended to refer to the Company’s fiscal year of the same date as described in the Company’s 2022 Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 28, 2023 (the "2022 Form 10-K").

Proposal No. 1
Election of Directors
At the 2023 annual meeting of stockholders (the "Annual Meeting"), you will vote to elect as directors the nine nominees listed below to serve until our 2024 annual meeting of stockholders or until their respective successors are elected and qualified. Our Board has nominated Carla J. Bailo, John F. Ferraro, Thomas R. Greco, Joan M. Hilson, Jeffrey J. Jones II, Eugene I. Lee, Jr., Douglas A. Pertz, Sherice R. Torres and Arthur L. Valdez Jr. for election as directors. Nigel Travis, who is a current director on the Board, will not stand for re-election at the Annual Meeting. He will serve out the remainder of his current Board term that expires at the Annual Meeting. All of the nominees are current members of our Board. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers. The Board does not have any vacancies.
The persons named as proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above. If one or more of the nominees are unable to serve, or will not serve, the persons named as proxies may vote for the election of any substitute nominees that our Board may propose. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above. Our by-laws provide that a nominee for director in an uncontested election must receive a majority of the votes cast at the Annual Meeting for the election of that director in order to be elected. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the Annual Meeting, the director is expected to tender his or her resignation from the Board contingent on acceptance of such resignation by the Board.

Nominees for Election to Our Board
The following information is provided about our nominees for director effective as of the record date, March 30, 2023 (the "Record Date").
CARLA J. BAILO Independent
President and Chief Executive Officer of ECOS Consulting, LLC and Former President and Chief Executive Officer of The Center for Automotive Research

Age: 62 Director Since: August 2020 Committee: Audit; Nominating and Corporate Governance Other Current Public Company Boards: SM Energy Company Vesuvius plc
Key Experience and Skills
With an accomplished career in the automotive industry, including several leadership roles in both corporate and academic settings, Ms. Bailo brings a unique and valuable point of view to our Board. She also has significant experience in the environmental sustainability space and brings a differentiated perspective on ESG matters to our Board. She has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience
Ms. Bailo is currently the President and Chief Executive Officer of ECOS Consulting, LLC, an energy efficiency solutions provider, a position she has held since 2014. Ms. Bailo also served as the President and Chief Executive Officer of The Center for Automotive Research, an independent, non-profit research organization that engages with leaders in the global automotive industry to support technology advancements and improve the competitiveness of the U.S. automotive industry, from October 2017 to September 2022. Previously, Ms. Bailo served as Assistant Vice President, Mobility Research and Business Development of The Ohio State University, a public research university, from 2015 to October 2017. Prior to 2015, Ms. Bailo held various leadership roles with Nissan Motor Co. Ltd., a multinational automobile manufacturer, and began her career with General Motors Company, a multinational vehicle and financial services corporation. Ms. Bailo has served on the board of directors for SM Energy Company, a company engaged in hydrocarbon exploration, since October 2018, and on the board of directors for Vesuvius plc, an international ceramics company, since February 2023.

JOHN F. FERRARO Independent
Former Global Chief Operating Officer, Ernst & Young

Age: 67 Director Since: February 2015 Committee: Audit (Chair) Other Current Public Company Boards: International Flavors & Fragrances Inc. ManpowerGroup Inc.
Key Experience and Skills
Mr. Ferraro has extensive financial, corporate management, governance and public policy experience which enables him to assist the Board in identifying trends and developments that affect public companies. In addition, the Board benefits from his experience in the areas of marketing and the development of corporate strategy. He has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience
Mr. Ferraro served as our independent Lead Director from November 2015 to May 2016. Mr. Ferraro founded RP Intellectual Partners LLC, a successor to a part of Alpha Alpha Intellectual Partners LLC, in November 2022. He also served as Executive Vice President, Strategy and Sales of Aquilon Energy Services, a software and services company for the energy industry from February 2019 to July 2019. He served as Global Chief Operating Officer ("COO") of Ernst & Young ("EY"), a leading professional services firm, from 2007 to December 2014 and retired as a partner of EY at the end of January 2015. In addition, Mr. Ferraro served as a member of EY’s Global Executive Board for more than 10 years. Mr. Ferraro joined EY in 1976 and prior to his COO role he served in several senior leadership positions at EY, including Global Vice Chair Audit. Mr. Ferraro practiced as a Certified Public Accountant for 35 years. Mr. Ferraro has served as a director for ManpowerGroup Inc., a provider of workforce solutions, since January 2016, and for International Flavors & Fragrances Inc., a manufacturer of flavors and fragrances, since May 2015.

THOMAS R. GRECO
President and Chief Executive Officer, Advance Auto Parts, Inc.

Age: 64 Director Since: April 2016 Committee: None Other Current Public Company Boards: Tapestry, Inc.
Key Experience and Skills
Mr. Greco has served as our President and Chief Executive Officer and a member of our Board since 2016. Previously, Mr. Greco was the Chief Executive Officer of Frito-Lay North America, where he worked to grow revenue and increase profits, providing him with important experience in the consumer retail industry. Mr. Greco brings to the Board significant experience and leadership in the areas of corporate strategy, marketing, supply chain and logistics.

Professional Experience
Mr. Greco became our President and Chief Executive Officer in August 2016, having served as Chief Executive Officer since April 2016. From September 2014 until April 2016, Mr. Greco served as Chief Executive Officer, Frito-Lay North America, a unit of PepsiCo, Inc. (“PepsiCo”), a leading global food and beverage company. As Chief Executive Officer, Frito-Lay North America, Mr. Greco was responsible for overseeing PepsiCo’s snack and convenient foods business in the U.S. and Canada. Mr. Greco previously served as Executive Vice President, PepsiCo and President, Frito-Lay North America from September 2011 until September 2014 and as Executive Vice President and Chief Commercial Officer for Pepsi Beverages Company from 2009 to September 2011. Mr. Greco joined PepsiCo in Canada in 1986 and served in a variety of leadership positions, including Region Vice President, Midwest; President, Frito-Lay Canada; Senior Vice President, Sales, Frito-Lay North America; President, Global Sales, PepsiCo; and Executive Vice President, Sales, North America Beverages. Before joining PepsiCo, Mr. Greco worked at The Proctor & Gamble Company, a consumer packaged goods company. He has served as a director of Tapestry, Inc., an American multinational luxury fashion holding company, since December 2020.

JOAN M. HILSON Independent
Chief Financial & Strategy Officer, Signet Jewelers Ltd.

Age: 63 Director Since: March 2022 Committees: Audit Other Current Public Company Boards: None
Key Experience and Skills
Ms. Hilson brings more than 35 years of finance experience and deep specialty retail experience to our Board. In her role as Chief Financial & Strategy Officer of Signet Jewelers, she has strong experience with leading transformation on a strategy intended to drive profitable growth through innovation, capital management, real estate optimization and expansion of market share, which brings valuable perspective to our Board.

Professional Experience
Ms. Hilson has served as Chief Financial & Strategy Officer of Signet Jewelers, Ltd., the world's largest retailer of diamond jewelry, since March 2021, and she has served as Signet's Chief Financial Officer since April 2019. Prior to joining Signet, Ms. Hilson served as Chief Financial Officer of David’s Bridal Inc., a large specialty clothing retailer from 2014 to 2019; Executive Vice President and Chief Financial Officer and other executive financial leadership roles at American Eagle Outfitters, Inc., a lifestyle, clothing and accessories retailer from 2005 to 2012; and in several financial reporting, financial planning and merchandise planning positions at Limited Brands, Inc., a specialty retailer, including as Executive Vice President and Chief Financial Officer for Victoria’s Secret Stores division. Ms. Hilson served as the Controller of Sterling Jewelers (now Signet Jewelers) from 1985 to 1992. She began her career as an auditor at Coopers & Lybrand LLP, one of the oldest professional financial and consulting services firms in the United States (which subsequently merged with PricewaterhouseCoopers).

JEFFREY J. JONES II Independent
President and Chief Executive Officer, H&R Block, Inc.

Age: 55 Director Since: February 2019 Committees: Compensation (Chair); Nominating and Corporate Governance Other Current Public Company Boards: H&R Block, Inc.
Key Experience and Skills
Mr. Jones brings to the Board nearly 30 years of executive management, innovative leadership and operational excellence experience while holding key roles with top companies in the retail, consumer products, agency and technology industries, where he has had substantial experience with launching initiatives to drive traffic, brand affinity and loyalty. His position as a director of another public company also enables him to share with the Board his experience with governance issues facing public companies.

Professional Experience
Mr. Jones is currently President and Chief Executive Officer of H&R Block, Inc., a global consumer tax services provider, a position he has held since October 2017. Prior to October 2017, Mr. Jones served as H&R Block’s President and Chief Executive Officer-Designate beginning in August 2017. Previously, Mr. Jones served as President, Ride Sharing at Uber Technologies Inc., an on-demand car service company, from September 2016 until March 2017 and Executive Vice President and Chief Marketing Officer at Target Corporation, a retail sales company, from April 2012 to September 2016. Prior to his time at Target Corporation, Mr. Jones held various executive and leadership roles related to sales, agency and marketing with iconic brands such as The Coca-Cola Company and The Gap, Inc. He has served as a director of H&R Block, Inc. since 2017.

EUGENE I. LEE, JR. Independent (Chair of the Board)
Chairman and Former Chief Executive Officer, Darden Restaurants, Inc.

Age: 61 Director Since: November 2015 Committee: None Other Current Public Company Boards: Darden Restaurants, Inc.
Key Experience and Skills
Mr. Lee’s experience as the Chief Executive Officer of a national group of chain restaurants provides him with strong insights into customer service and the types of management issues that face companies with large numbers of employees in numerous locations throughout the country. In addition, he brings experience in marketing, real estate, strategic planning and change management.

Professional Experience
Mr. Lee currently serves as the Chairman, and from January 2021 through May 2022, served as the Chief Executive Officer, of Darden Restaurants, Inc. ("Darden"), the owner and operator of Olive Garden, LongHorn Steakhouse, Bahama Breeze, Cheddar's Scratch Kitchen, Seasons 52, The Capital Grille, Eddie V’s and Yard House restaurants in North America. Previously, Mr. Lee served as Darden’s President and Chief Executive Officer from February 2015 to January 2021, President and Interim Chief Executive Officer from October 2014 to February 2015, and President and Chief Operating Officer from September 2013 to October 2014. He served as President of Darden’s Specialty Restaurant Group from October 2007 to September 2013 following Darden’s acquisition of RARE Hospitality International, Inc., where he had served as President and a member of the Board of Directors since 2001. Mr. Lee has served as a member of the Darden Board of Directors since February 2015.

DOUGLAS A. PERTZ Independent
Executive Chairman, The Brink's Company

Age: 68 Director Since: May 2018 Committee: Compensation; Nominating and Corporate Governance Other Current Public Company Boards: The Brink's Company
Key Experience and Skills
Mr. Pertz has led several global companies as Chief Executive Officer over the past 20 years and throughout his career has guided multinational organizations through both operational turnaround and growth acceleration. Mr. Pertz’s leadership positions have honed his operational expertise in branch and route-based logistics, business-to-business services, channel and brand marketing and growth through acquisition.

Professional Experience
Mr. Pertz is the Executive Chairman of The Brink’s Company (“Brink’s”), the world’s largest cash management company including cash-in-transit, ATM services, international transportation of valuables, cash management and payment services, since May 2022. Previously, Mr. Pertz served as President and Chief Executive Officer of Brink’s from June 2016 through May 2022. Prior to joining Brink’s, Mr. Pertz was the President and Chief Executive Officer of Recall Holdings Limited (“Recall”), a global provider of digital and physical information management and security services, from 2013 to 2016. Prior to joining Recall, Mr. Pertz served as a partner with Bolder Capital, LLC, a private equity firm specializing in acquisitions and investments in middle market companies and as a partner with One Equity Partners, the private equity arm of JPMorgan Chase & Co. He also served as Chief Executive Officer and on the Board of Directors of IMC Global, the predecessor company to The Mosaic Company, Culligan Water Technologies and Clipper Windpower, and as a Group Executive and Corporate Vice President at Danaher Corporation. Mr. Pertz has served as a member of Brink’s Board of Directors since June 2016 and in the past has served on the board of directors of numerous other public companies, including Recall, Nalco Holdings, The Mosaic Company and Bowater.

SHERICE R. TORRES Independent
Chief Marketing Officer, Circle Internet Financial, LLC

Age: 49 Director Since: September 2021 Committee: Compensation Other Current Public Company Boards: None
Key Experience and Skills
Ms. Torres has nearly 25 years of executive management experience with top companies in marketing, brand management, strategic planning and social responsibility. This deep experience in digital marketing is complemented by her experience with and commitment to enhancing diversity, equity and inclusion.

Professional
Ms. Torres has served as the Chief Marketing Officer of Circle Internet Financial, LLC, a global internet finance firm since January 2022. From November 2020 until January 2022, she served as Chief Marketing Officer of Novi, a division of Meta (formerly known as Facebook), a leading technology company, where she led all aspects of global marketing across Facebook's payment products. From August 2014 to May 2020, Ms. Torres served as Global Marketing Director for Google, Inc., a leading technology company, and from May 2020 to October 2020, she served as Global Inclusion Director for Google. Prior to 2014, Ms. Torres served in a variety of leadership roles at Viacom (now Paramount), a media and entertainment company, across consumer products, strategic planning and digital. She began her career in the change management consulting practice of Deloitte Touche Tohmatsu Limited, a multinational professional services provider. Ms. Torres also served on the board of directors of LogicMark, LLC, a seller of medical alert devices, from February 2022 to March 2023.

ARTHUR L. VALDEZ JR. Independent
Former Executive Vice President, Chief Supply Chain & Logistics Officer, Target Corporation

Age: 52 Director Since: August 2020 Committee: Audit Other Current Public Company Boards: None
Key Experience and Skills
Mr. Valdez's executive experience provides the Board with valuable insights in a key component of the Company's continued transformation. In particular, Mr. Valdez's deep experience with supply chain throughout its growth at Amazon and his leadership of global supply chain and logistics for Target provide highly relevant subject matter expertise. Additionally, the Board believes that Mr. Valdez brings important diversity of thought and experience to the Board that is particularly relevant to retailers serving a broad array of consumers.

Professional Experience
Mr. Valdez served as Executive Vice President, Chief Supply Chain & Logistics Officer of Target Corporation, a retail corporation, from March 2016 to September 2022, where he led all functions of Target’s global supply chain and logistics network. He currently serves as a consultant for Target Corporation. Mr. Valdez has spent his career building supply chain and fulfillment networks across Asia, Europe and North and South America. Prior to his time at Target Corporation, Mr. Valdez spent 17 years in a variety of leadership roles with Amazon.com Inc., an online retailer, including Vice President, Operations, International Expansion, Vice President, Worldwide Transportation, and Vice President, Operations, Amazon.co.uk Ltd.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF OUR BOARD NOMINEES.

Corporate Governance
Overview
We believe that our strong corporate governance practices reflect our values and support our strategic and financial performance. The compass of our corporate governance practices can be found in our by-laws, our Guidelines on Significant Governance Issues and our Code of Ethics and Business Conduct, which were adopted by our Board to guide our Company, our Board and our employees (“team members”) and are available on our website at ir.advanceautoparts.com under "Governance." Each standing committee of the Board has a charter, available at ir.advanceautoparts.com under "Governance," that spells out the roles and responsibilities assigned to it by the Board. In addition, the Board has established policies and procedures that address matters such as risk oversight, stockholder and interested party communications with the Board, transactions with related persons, executive officer succession planning and other matters. For additional information about corporate governance highlights, please see "Proxy Summary - Corporate Governance Highlights."

Board Composition and Refreshment
Of the nine director nominees that compose our Board:

8 of 9 are independent	4 of 9 are diverse with respect to gender (3) or race/ethnicity (2)
Our directors possess a breadth of skills and depth of experience relevant to being able to provide effective oversight for the execution of the Company's transformation agenda and creation of long term value. For additional information about the skills, experiences and characteristics of our Board, please see "Proxy Summary - Director Skills, Core Competencies and Characteristics."
We believe the Board benefits from a balance of newer directors, who bring fresh perspectives, and longer serving directors, who have contributed to our strategy over time and have deep understanding of our operations. We continually assess the composition of the Board, including the Board's size and the diversity, skills and experience of our directors, to ensure continued alignment with the strategic direction of the Company. The Board does not currently have any vacancies.

4 new directors have joined our Board in the past 3 years	3.4 years average tenure of our director nominees
Nominations for Directors
Identifying Director Candidates
The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals, including those of diverse backgrounds, to become nominees for election as directors. The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates. After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole. The Committee considers such factors as the candidate’s business experience, skills, independence, judgment, diversity and ability and willingness to commit sufficient time and attention to the activities of the Board. At a minimum, recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long term interests of our stockholders. Although the Board has not adopted a formal policy with regard to diversity (including, but not limited to, with respect to gender, race, ethnicity, sexual orientation, disability and age) in the composition of the Board, the Committee is committed to considering candidates of diverse backgrounds in every director search it leads and strives to compose a Board that reflects diverse viewpoints that will actively and constructively contribute to the Board’s discourse and deliberations.
Stockholder Recommendations for Director Candidates, Proxy Access and Universal Proxy Rules
The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors. Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our by-laws. Our by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee and additional information required by our by-laws as well as any information that may be required by the SEC’s regulations. In addition, the stockholder providing the notice should provide his or her name and address as they appear on our books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by our by-laws. The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder. A copy of our by-laws may be obtained by submitting a request to: Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws also are available on our website at ir.advanceautoparts.com under "Governance."
Additionally, our by-laws provide that a stockholder, or group of 20 or fewer stockholders, owning at least three percent of our outstanding shares continuously for at least three years may nominate candidates to serve on the Board and have those candidates included in our annual meeting materials. The maximum number of proxy access candidates that a stockholder or stockholder group may propose as nominees is the greater of (i) two or (ii) 20 percent of the Board. This process is subject to additional eligibility, procedural and disclosure requirements as provided in our by-laws, including the requirements that the nominee must be deemed to be independent under applicable stock exchange listing requirements and that notice of such nominations must be delivered to us neither later than 120 days nor earlier than 150 days prior to the first anniversary of the date on which we mailed the proxy statement for the preceding year’s annual meeting of stockholders.
In addition to satisfying the requirements under our by-laws, if a stockholder intends to comply with the SEC's universal proxy rules and to solicit proxies in support of director nominees other than the Company's nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 25, 2024.
Board Independence and Structure
Independence
Our Board reviews each director's independence at least annually with the assistance of the Nominating and Corporate Governance Committee and has determined that each of our directors other than Mr. Greco is “independent” under the listing standards of the New York Stock Exchange (“NYSE”) because each of these individuals:
(1)    has no material relationship with us or our subsidiaries, either directly or indirectly, as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries; and
(2)    satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.
The Board determined that Mr. Greco is not independent because he is employed as our President and Chief Executive Officer.
In the independence determination, the Board assessed the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation. Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.
Leadership Structure

Our Guidelines on Significant Governance Issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer. The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer. In the event that the Board chooses to combine these roles, or in the event that the Chair of the Board is not an independent director, our Guidelines on Significant Governance Issues provide for the selection of an independent Lead Director. Mr. Lee currently serves as the independent Chair of the Board. Although the Board believes this structure is appropriate under the present circumstances, the Board has also not adopted a policy on whether the roles of Chairman and Chief Executive Officer should be separated or combined because the Board believes that there is no single best blueprint for structuring Board leadership and that, as circumstances change, the optimal leadership structure may change.

The responsibilities of the independent Chair or independent Lead Director include participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that every director's viewpoint is heard and considered. The Chair presides over meetings of the Board and, if independent, also over meetings of the independent directors. When the Chair is not independent, the independent Lead Director is expected to preside over meetings of the independent directors. Where an independent Lead Director exists, he or she also has the responsibility to act as principal liaison among the Chair, the Chief Executive Officer and the full Board.
Committees and Meetings

Our Board met four times during 2022 and received periodic written updates from management throughout the year. Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served during his or her tenure. Our Guidelines on Significant Governance Issues provide that our directors should attend annual meetings of stockholders, and all of our current directors who were serving at the time attended our 2022 annual meeting of stockholders and were available for questions from our stockholders. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chief Executive Officer, is not present. During 2022, these meetings were presided over by Mr. Lee, our independent Chair of the Board.

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which consists of entirely of independent directors in accordance with the listing standards of the NYSE and whose members satisfy the board committee qualification requirements of the NYSE and SEC. The following table sets forth the names of each current committee member, the number of times each committee met in 2022 and the primary responsibilities of each committee. In February 2023, we formed a Succession Committee, composed entirely of independent directors, to lead a search and evaluation of internal and external candidates to succeed Mr. Greco as President and Chief Executive Officer.
AUDIT COMMITTEE

Members:	Primary Responsibilities
John F. Ferraro (Chair) Carla J. Bailo Joan M. Hilson Arthur L. Valdez Jr. Meetings in 2022: 7	•	monitors the integrity of our financial statements, reporting processes, internal controls and legal and regulatory compliance;
	•	appoints, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;
	•	pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;
	•	monitors the qualifications and independence and oversees performance of our independent registered public accounting firm;
	•	reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines, deployment of capital and short term and long term financing; and
•
reviews with management the implementation and effectiveness of the Company’s compliance programs, discusses guidelines and policies with respect to risk assessment and risk management and oversees our internal audit function.

COMPENSATION COMMITTEE

Members:	Primary Responsibilities
Jeffrey J. Jones II (Chair) Douglas A. Pertz Sherice R. Torres Nigel Travis Meetings in 2022: 6	•	reviews and approves our executive compensation philosophy;
	•	annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of these goals;
	•	determines and approves the compensation of our executive officers;
•
oversees our incentive and equity based compensation plans, reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

	•	oversees development and implementation of the succession plans for executive management (other than the CEO), including identifying successors and reporting annually to the Board;
	•	oversees the Company’s executive compensation recovery (“clawback”) policy; and
	•	recommends to the Board compensation guidelines for determining the form and amount of compensation for outside directors.
NOMINATING and CORPORATE GOVERNANCE COMMITTEE

Members:	Primary Responsibilities
Nigel Travis (Chair) Carla J. Bailo Jeffrey J. Jones II Douglas A. Pertz Meetings in 2022: 4	•	assists the Board in identifying, evaluating and recommending candidates for election to the Board;
	•	establishes procedures and provides oversight for evaluating the Board and management;
	•	oversees development and implementation of the CEO succession plan, including identifying the CEO's successor and reporting annually to the Board;
	•	develops, recommends and reassesses our corporate governance guidelines;
	•	reviews and recommends retirement and other policies for directors and recommends to the Board whether to accept or reject a director's resignation;
	•	reviews the development and communication of our ESG programs;
	•	evaluates the size, structure and composition of the Board and its committees; and
	•	establishes procedures for stockholders to recommend candidates for nomination as directors and to send communications to the Board.

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee. Each of the charters is available on our website at ir.advanceautoparts.com under "Governance."

Board’s Role in Risk Oversight
One of our Board’s responsibilities is the oversight of the enterprise-wide risk management activities of the Company. Risk is inherent in any business, and the Board’s oversight, assessment and decisions regarding risks occur in the context of, and in conjunction with, the other activities of the Board and its committees that are comprised solely of non-management directors. As further described below, the Board, directly and through its committees, regularly engages in risk dialogue with management.
Our management retains primary responsibility for identifying risks and risk controls related to significant business activities and mapping those risks to our long term strategy. On an annual basis, our management executes a comprehensive risk identification and analysis process and reports and discusses its findings with the Board. In addition to the comprehensive annual review, management provides regular updates to the Audit Committee, or as appropriate, the full Board, on risk exposure and mitigation efforts, as well as discusses any recommendations with respect to risk management.
Each committee of the Board is responsible for oversight of areas of risk related to its delegated responsibilities as follows, and each of the committees regularly reports on its discussions and activities to the Board:
•Audit Committee: financial reporting; capital structure and financial policies; independent audit; enterprise risk management process and assessment; Internal Audit; internal controls and compliance (including ethics hotline reporting); cybersecurity and data privacy
•Compensation Committee: compensation programs, policies and practices, including with respect to confirmation that they do not encourage unnecessary or excessive risk taking and the relationship between them and the relationship among our risk management policies and practices
•Nominating and Corporate Governance Committee: corporate governance; director candidate selection; Board and CEO succession; Board evaluation; ESG programs; related party transactions and potential conflicts of interest; insider trading; and political and charitable contributions

Board Evaluation
The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness.

Board Evaluation Objectives
Evaluations are designed to assess the qualifications, attributes, skills and experience represented on the Board and whether the Board, its committees and individual directors are functioning effectively.

Role of the Board The Board is responsible for annually conducting an evaluation of the Board and individual directors.	Role of the Board’s Committees The Nominating and Corporate Governance Committee coordinates each Committee's annual evaluation of its performance and reporting of the results to the Board.

2022 Evaluation Process
The evaluation process included live interviews with each director conducted by an independent third party, who compiled the results and discussed them with the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee. The results of the assessment were then reported to and discussed by the full Board.

Topics Addressed in 2022
Topics addressed in the evaluation process included, among others: the role and functioning of the Board and Board committees; interpersonal dynamics of the Board and committees; diversity of the Board; qualifications of directors; Board succession; director preparedness; Board interaction with management and management succession; Board committee structure and governance; and representation of stockholder interests.

Stockholder and Interested Party Communications with our Board
Any interested party, including any stockholder, who desires to communicate with our Board generally or directly with a specific director, one or more of the independent directors, our non-management directors as a group or our Chair of the Board, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, a specific director, the independent directors, the non-management directors as a group or to our Chair of the Board, c/o Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: General Counsel. The general counsel will not open a communication that is conspicuously marked "Confidential" and is addressed to one or more of our independent directors, our non-management directors as a group or our Chair of the Board and will forward each such communication to the appropriate individual director or group of directors. Such communications will not be disclosed to the non-independent members of our Board or management unless so instructed by the independent or non-management directors.

Code of Ethics and Business Conduct
We expect all of our team members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards. Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings. Our Code of Ethics and Business Conduct includes provisions with respect to the human rights standards for our company and those with whom we do business. Our team members, officers and directors are expected to review and acknowledge our Code of Ethics and Business Conduct annually. In addition, our team members and our officers are expected to participate in training on our Code of Ethics and Business Conduct on an annual basis. A complete copy of our Code of Ethics and Business Conduct is available at ir.advanceautoparts.com under "Governance." The Company will disclose within four business days any substantive changes in or waivers of the Code of Ethics and Business Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K.
During 2022, we refreshed our Code of Ethics and Business Conduct. We used simple language, automotive references and relevant examples to help empower our team members to make ethical decisions about topics such as how we conduct business fairly and integrity, how we demonstrate care for others and our community and how we protect our assets. We launched the refreshed Code of Ethics and Business Conduct to our team with detailed communications and refreshed, mandatory training.

Code of Ethics for Finance Professionals
We have also adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting. Our finance professionals include our principal executive officer, principal financial officer, principal accounting officer or controller and any other person performing similar functions. We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations and to deter wrongdoing. Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct. A complete copy of the Code of Ethics for Finance Professionals is available at ir.advanceautoparts.com under "Governance." The Company will disclose within four business days any substantive changes in or waivers of the Code of Ethics for Finance Professionals granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K.

Related Party Transactions
Pursuant to our Code of Ethics and Business Conduct and the Board’s policy with respect to related party transactions, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest. Pursuant to the Board’s policy, our general counsel’s office reviews such transactions or relationships and advises the Nominating and Corporate Governance Committee in the event that a transaction or relationship is determined to be a related party transaction. The Nominating and Corporate Governance Committee then reviews the transaction in light of the relevant facts and circumstances and makes a determination of whether to approve the transaction. In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director. The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.
In addition, our Guidelines on Significant Governance Issues require each director to disclose to the Board (or the Nominating and Corporate Governance Committee) any interest that he or she has in any contract or transaction that is being considered by the Board for approval. After making such a disclosure and responding to any questions the Board may have, the interested director is expected to abstain from voting on the matter and leave the meeting while the remaining directors discuss and vote on such matter.
On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires identification of Related Persons as defined by the Company's Related Persons Policy and requires disclosure of any transactions with the

Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The questionnaire is prepared and distributed by our general counsel’s office, and each director and executive officer returns the completed questionnaire to the general counsel’s office for review. Any related party transactions with directors or executive officers that have been identified through the processes described above are disclosed consistent with applicable rules and regulations.

Succession Planning
In light of the critical importance of executive leadership to our success and consistent with our Guidelines on Significant Governance Issues, the Board has adopted a chief executive officer succession planning process that is led by the Nominating and Corporate Governance Committee. The Guidelines on Significant Governance Issues and the Nominating and Corporate Governance Committee Charter provide that the Nominating and Corporate Governance Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed the Chief Executive Officer and to report at least annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the Chief Executive Officer, and identifying the Chief Executive Officer's successor. The Compensation Committee is charged with overseeing non-CEO succession planning. Our Guidelines on Significant Governance Issues also provide that in the event the Board undertakes to name a successor to the Chief Executive Officer, the independent directors shall name a Succession Committee to identify, assess and make recommendations to the Board regarding candidates for that position. In February 2023, the Board undertook to name a successor for Mr. Greco and established a Succession Committee, composed entirely of independent directors, to conduct a search and evaluation of internal and external candidates.

Director Compensation
Under our director compensation program, each non-management director receives annual compensation consisting of a combination of cash and equity based compensation. Management directors do not receive any additional compensation for services as a director. Each non-management director receives an annual retainer of $100,000 and additional applicable retainers or fees as set forth in the following paragraph.

Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee Chair receives $25,000, the Compensation Committee Chair receives $20,000 and the Nominating and Corporate Governance Chair receives $15,000. The independent Board Chair (or the independent Lead Director in the event the Board Chair is not independent) receives an additional $200,000 annual retainer. Members of the recently formed Succession Committee will receive $5,000 per month of service ($10,000 for the Chair).

Each non-management director may elect to defer or receive all or a portion of his or her retainer amounts in the form of deferred stock units, or DSUs. Each DSU is equivalent to one share of our common stock. Dividends paid by us are credited toward the purchase of additional DSUs and are distributed together with the underlying DSUs. DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their service with the Company ends, whichever is sooner.

In addition, each non-management director receives equity compensation valued at $165,000 per year as of the date of grant. The equity compensation is awarded annually in the form of DSUs, granted to directors shortly after the date of the annual stockholder meeting, and will be distributed in common shares after the director’s service with the Company ends. Board members who are appointed at any time other than at the annual meeting receive a prorated DSU award with a grant value based upon the number of months from their election date until the next annual stockholder meeting. The annual grant of DSUs may vest pro-rata based upon the number of months the director has served during the current term in the event that a director's service as a member of the Board ends before May 1 of the calendar year following the Company's most recent annual meeting. On May 30, 2022, each non-management director serving at the time, other than Ms. Hilson, received 855 DSUs valued at $165,000 on the date of grant. Ms. Hilson received 989 DSUs, representing the $165,000 annual grant for the 2022-2023 Board term plus the pro-rated portion of equity compensation for the 2021-2022 Board term from her joining the Board in March 2022.

2022 Director Summary Compensation
Information provided in the following table reflects the compensation delivered to our non-management directors for 2022:

Name	Fees Earned or Paid in Cash(a)	Stock Awards(b)	Total
Carla J. Bailo	$100,000	$165,000	$265,000
John F. Ferraro	125,000	165,000	290,000
Joan M. Hilson	115,833	190,833	306,667
Jeffrey J. Jones II	120,000	165,000	285,000
Eugene I. Lee, Jr.	300,000	165,000	465,000
Douglas A. Pertz	100,000	165,000	265,000
Nigel Travis	115,000	165,000	280,000
Sherice R. Torres	100,000	165,000	265,000
Arthur L. Valdez Jr.	100,000	165,000	265,000

(a)Includes earned or deferred board and chair retainers for 2022. Ms. Hilson joined the Board in March 2022 and earned a pro-rata portion of the compensation for the 2021 - 2022 Board term, as well as compensation for the Board term commencing May 2022.
(b)Represents the grant date fair value of DSUs granted during 2022. The grant date fair value is calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 ("ASC Topic 718") based on the closing price of the Company’s stock on the date of grant. For additional information regarding the valuation assumptions of these awards, refer to Note 15 of the Company’s consolidated financial statements in the 2022 Form 10-K filed with the SEC on February 28, 2023. These amounts reflect the aggregate grant date fair value. Ms. Hilson received a pro-rated equity grant for service during the 2021 - 2022 Board term based on the number of months of service, as well as receiving the equity grant for the Board term commencing May 2022.

Directors’ Outstanding Equity Awards at 2022 Fiscal-Year End
The following table provides information about the equity awards outstanding as of the end of our last fiscal year for our non-management directors who served during fiscal 2022.

Name	Outstanding Deferred Stock Units (#)
Carla J. Bailo	2,902
John F. Ferraro	12,182
Joan M. Hilson	1,007
Jeffrey J. Jones II	4,917
Eugene I. Lee, Jr	15,160
Douglas A. Pertz	6,573
Sherice R. Torres	1,329
Nigel Travis	5,982
Arthur L. Valdez Jr.	2,502

Proposal No. 2
Vote to Approve the 2023 Omnibus Incentive Compensation Plan

Overview

We are asking our stockholders to approve a proposal to adopt the Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). The Board of Directors adopted the Omnibus Plan on February 22, 2023 upon recommendation of the Compensation Committee (the “Committee”), subject to stockholder approval at the Annual Meeting. If approved by the stockholders, the Omnibus Plan will become effective as of the date of the stockholder approval.

The Omnibus Plan is intended to replace the Advance Auto Parts, Inc. 2014 Long-Term Incentive Plan, as amended and restated (the “Prior Plan”). Under the Omnibus Plan, a maximum of 2,750,000 shares of the Company’s common stock will be available for issuance to our officers and employees, non-employee directors, as well as consultants and other independent advisors in our employ or service (or the employ or service of our subsidiaries), less one share for every one share subject to an award granted under the Prior Plan after March 17, 2023 and prior to the effective date of the Omnibus Plan. The share reserve may be adjusted (and additional or fewer shares may be issued) as described in more detail in the Section titled “Shares Subject to Omnibus Plan” below. No additional grants shall be made under the Prior Plan on or after the effective date of the Omnibus Plan. Outstanding grants under the Prior Plan shall continue in effect according to their terms.

Incentive compensation programs play a pivotal role in the Company’s efforts to attract and retain key personnel essential to the Company’s long-term growth and financial success and to align the interests of executives, employees and other service providers with those of our stockholders. The Omnibus Plan is a key pay-for-performance component of the Company’s compensation program and the Company’s primary vehicle for granting equity-based compensation to its employees. For that reason, the Company has structured the Omnibus Plan to provide flexibility in designing equity and cash incentive programs for purposes of attracting and retaining the services of key individuals. The Omnibus Plan will continue to provide the Company with the needed flexibility to implement competitive incentive compensation programs for its key employees and non-employee Board members. See “Compensation Discussion and Analysis.” If this proposal is not approved, we would not be able to grant equity awards following termination of the Prior Plan. We would accordingly be at a disadvantage against our competitors for recruiting, retaining and motivating individuals critical to our success and could be forced to increase cash compensation, thereby reducing resources available to meet our business needs.

The adoption of the Omnibus Plan is being submitted for stockholder approval in order for us to comply with the stockholder approval requirements of the New York Stock Exchange and the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

A copy of the Omnibus Plan is attached to this proxy statement as Appendix A.

Determination of Number of Shares

When deciding on the number of shares to be available for awards under the Omnibus Plan, the Board of Directors considered a number of factors, including the projected future equity needs based on past grant practices, a dilution analysis, compensation consultant advice, competitive data from relevant peer companies, the current and future accounting expenses associated with our equity award practices, and input from a major stockholder advisory group.

Dilution Analysis

The table below presents information about the number of shares that were subject to outstanding equity awards and the shares remaining available for issuance under the Prior Plan as of March 17, 2023, and the number of shares authorized for issuance under the proposed Omnibus Plan. For more information about our Employee Stock Purchase Plan and the proposed 2023 Employee Stock Purchase and the shares available for issuance thereunder, see Proposal 6 below.

As of March 17, 2023 (unless otherwise noted)
Stock options outstanding under the Prior Plan	348,853
Weighted-average exercise price of outstanding stock options	$167.49
Weighted-average remaining term of outstanding stock options (years)	9.07
Total full-value awards (restricted stock/units granted) outstanding under the Prior Plan (1)	798,140
Remaining shares available for grant under the Prior Plan (2)	3,844,652
Basic common shares outstanding as of the record date	59,433,703

(1) Reflects full value shares outstanding under the Prior Plan, assuming target performance for performance-based equity awards.
(2) Reflects shares remaining available under the Prior Plan. Any award granted under the Prior Plan after March 17, 2023 and prior to the effective date of the Omnibus Plan will reduce the shares available under the Omnibus Plan on a one-for-one basis. If the Omnibus Plan is approved, no new awards will be granted under the Prior Plan following such approval.

Based on the 59,433,676 shares of common stock outstanding as of March 17, 2023, the aggregate total of 1,146,993 shares issuable pursuant to outstanding awards and shares available for future grant under the Prior Plan represents a potential dilution (often referred to as “overhang”) of approximately 7.7%. If this proposal to adopt the Omnibus Plan is approved, the 2,750,000 shares available for issuance thereunder would decrease the overhang to approximately 6.2%. None of the 3,844,652 shares available from the Prior Plan will be available under the new Omnibus Plan. The Company calculates “overhang” as the total of (a) shares underlying outstanding awards plus shares available for issuance under future equity awards, divided by (b) the total number of shares outstanding, shares underlying outstanding awards and shares available for issuance under future equity awards.

The Board believes that the 2,750,000 shares of common stock under the Omnibus Plan represents a reasonable amount of potential equity dilution, which will allow us to continue granting equity awards in furtherance of our performance-based compensation practices, the Company’s objectives and the goals of our equity compensation program.

Burn Rate

In connection with the Company’s equity incentive programs, we are committed to using equity incentive awards prudently and within reasonable limits. Accordingly, we closely monitor our stock award “burn rate” each year. Our historic three-year average gross burn rate, representing annual equity awards granted (or earned in the case of performance-based awards) as a percentage of total shares outstanding, is 0.67%.

Element	2022	2021	2020	Three-Year Average
Stock Options granted	114,000	124,000	0	79,333
Restricted/Deferred Stock Units granted	218,000	256,000	355,000	276,333
Performance Stock Units earned (1)	78,000	68,000	8,000	51,333
Market-Based Stock Units earned (1)	22,000	28,000	19,000	23,000
Total Stock Options and Full Value Awards granted or earned	432,000	476,000	382,000	430,000
Weighted Average Basic Number of Shares of Common Stock Outstanding	60,351,000	64,028,000	68,748,000	64,375,667
Burn Rate (Stock Options and Restricted Stock Units granted and Performance/Marked-based Stock Units earned)	0.72%	0.74%	0.56%	0.67%

(1) With respect to performance-based and marked-based stock unit awards, we calculate the share usage rate based on the applicable number of shares earned each year. The performance-based restricted stock units granted during the foregoing three-year period were as follows: 0 shares in 2022, 0 shares in 2021 and 74,000 shares in 2020. The marked-based restricted stock units granted during the foregoing three-year period were as follows: 57,000 shares in 2022, 63,000 shares in 2021 and 37,000 shares in 2020.

The burn rate means that we used a three-year average of less than 0.67% of the weighted average shares outstanding for stock options and restricted stock units granted and performance-based and market-based stock units earned over the past three years under the Prior Plan.

We expect the aggregate share reserve under the proposed Omnibus Plan to provide us with enough shares for awards for approximately five years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the proposed Omnibus Plan could last for a shorter or longer time.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, our Board of Directors has determined that the size of the share reserve under the Omnibus Plan is reasonable and appropriate at this time.

Highlights of the Omnibus Plan

The Omnibus Plan contains a number of provisions that we believe are consistent with best practices in equity compensation and which protect the stockholders’ interests, as described below.

•No evergreen authorization. The Omnibus Plan does not have an evergreen provision, which would have permitted an increase in the share pool without further stockholder approval.

•No liberal share recycling provisions. The Omnibus Plan prohibits the re-use of shares withheld or delivered to satisfy the exercise price of a stock option or SAR or to satisfy tax withholding requirements on any awards. The Omnibus Plan also prohibits “net share counting” upon the exercise of stock options or SARs and prohibits the re-use of shares purchased on the open market with the proceeds of option exercises.

•Per participant limits. The Omnibus Plan contains annual limits on the amount of awards that may be granted to participants.

•Director limits. Under the maximum aggregate grant date value of shares of common stock granted to any non-employee director in any one calendar year, taken together with any cash fees earned by such non-employee director for services rendered during the calendar year, shall not exceed $750,000 in total value.

•Minimum vesting requirements. The Omnibus Plan includes minimum vesting requirements. Equity-based awards generally cannot vest earlier than one year after grant. Certain limited exceptions are permitted.

•Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right (SAR), is ten years.

•No repricing or grant of discounted stock options or SARs. The Omnibus Plan does not permit the repricing of options or SARs either by amending an existing award, substituting a new award at a lower price or cancelling an outstanding award with a base price above the current stock price in exchange for cash or other securities. The Omnibus Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of the common stock on the date of grant (except as otherwise determined by the Committee with respect to substitute awards as described below).

•No single-trigger acceleration. Under the Omnibus Plan, we do not automatically accelerate vesting of awards in connection with a change of control on the company.

•No liberal change of control definition. The Omnibus Plan defines change of control based on the consummation of the transaction rather than the announcement or stockholder approval of the transaction.

•Dividends. We do not pay dividends or dividend equivalents on stock options or SARs. We also do not pay dividends or dividend equivalents on unearned stock units or other stock-based awards, except to the extent the award actually becomes vested.

•Clawback. Awards granted under the Omnibus Plan and the right to receive shares or cash payments with respect to awards are subject to rescission, cancellation or recoupment under any clawback, recoupment or similar policy.

•Administered by an independent committee. The Omnibus Plan will be administered by the Compensation Committee of our Board of Directors, which consists entirely of independent directors. The Committee may delegate certain of its duties and authority to a subcommittee or officer, as described in more detail below.

•No Change in Control/280G Tax Gross-Ups. The Omnibus Plan does not provide for any excise tax gross-up payments or "parachute payments," and as a general business matter, the Company does not provide for such gross-ups in other arrangements.

Summary of Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan

The principal terms and provisions of the Omnibus Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Omnibus Plan and is qualified in its entirety by reference to the complete text of the Omnibus Plan attached as Appendix A to this Proxy Statement.

Purpose

The Omnibus Plan is intended to provide an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Type of Awards

The Omnibus Plan provides for the issuance of stock options (including non-statutory stock options and incentive stock option), SARs, stock awards, stock units, other stock-based awards and cash awards to employees, non-employee directors, independent contractors and consultants of the Company or its subsidiaries.

Administration

The Omnibus Plan will be administered by the Compensation Committee of our Board, and the Compensation Committee will determine all of the terms and conditions applicable to grants under the Omnibus Plan. Our Compensation Committee will also determine who will receive grants under the Omnibus Plan and the number of shares of common stock that will be subject to grants. Our Compensation Committee may delegate authority under the Omnibus Plan to one or more subcommittees as it deems appropriate. Subject to compliance with applicable law and stock exchange requirements, the Compensation Committee (or our Board or a subcommittee, as applicable) may delegate all or part of its authority to one or more officers, as it deems appropriate, with respect to grants to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The term “Committee” in this description of the Omnibus Plan will refer to the Committee, our Board, any subcommittee or any delegated officer, as applicable, that has authority with respect to a specific grant.

Shares Subject to the Omnibus Plan

Subject to adjustment, our Omnibus Plan authorizes the issuance or transfer of up to 2,750,000 shares of our common stock, less one share for every one share subject to an award granted under the Prior Plan after March 17, 2023 and prior to the effective date of the Omnibus Plan. In addition, shares of common stock underlying any outstanding award granted under the Prior Plan that, following the effective date of the Omnibus Plan, expires, or is terminated, surrendered or forfeited for any reason without issuance of such shares shall be available for new grants under the Omnibus Plan. No additional grants shall be made under the Prior Plan on or after the effective date of the Omnibus Plan.

The shares of the Company’s common stock issuable under the Omnibus Plan may be drawn from shares of authorized but unissued common stock or from shares of common stock that the Company acquires, including shares purchased on the open market.

If any options or SARs expire or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any stock awards, stock units or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares of our common stock subject to such awards will again be available for purposes of the Omnibus Plan. Shares of our common stock may be withheld in payment of the exercise price of an option. If shares of our common stock are surrendered in payment of the exercise price of an option, the number of shares of common stock available for issuance under the Omnibus Plan will be reduced by the gross number of shares as to which such option is exercised. Upon the exercise of any SAR under the Omnibus Plan, the number of shares of our common stock available for issuance will be reduced by the gross number of shares as to which such SAR is exercised.

If shares of our common stock are withheld by us in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any grant or the issuance of our common stock under the Omnibus Plan, the number of shares of common stock available for issuance will be reduced by the gross number of shares issued, vested or exercised under such grant, calculated in each instance after payment of such share withholding. If any awards are paid in cash, and not in shares of our common stock, any shares of our common stock subject to such awards will also be available for future awards. If we repurchase shares of our common stock on the open market with the proceeds from the exercise price we receive from options, then the repurchased shares will not be available for issuance under the Omnibus Plan.

The Committee may make grants in assumption of, or in substitution for, outstanding grants previously made by an entity acquired by the Company or with which the Company combines (referred to as substitute awards). Such substitute awards will not reduce the shares authorized for issuance under the Omnibus Plan (but will count against the aggregate number of incentive stock options available for awards, as described below). Additionally, subject to applicable stock exchange requirements, if the acquired company’s equity plan has shares available, such shares may be available for grant under the Omnibus Plan, which will not reduce (or be added back to) the shares authorized for issuance under the Omnibus Plan.

Individual Limits

The maximum number of shares of our common stock that may be subject to options or SARs (or any combination) granted to any participant in any one calendar year shall be 750,000 shares. For grants made during the first calendar year that a participant commences employment with the Company or our affiliates, the limit is multiplied by two. Grants that are canceled in a calendar year continue to be counted toward this limitation for the applicable calendar year.

The maximum aggregate grant date fair value (as determined for financial accounting purposes) of shares of common stock granted to any non-employee director in any one calendar year, taken together with any cash fees earned by such non-employee director for services rendered during the calendar year, other than with respect to an independent Board chair, shall not exceed $750,000 in total value.

Adjustments

In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our common stock, the Committee will make adjustments as it deems appropriate in the maximum number of shares of common stock reserved for issuance under the Omnibus Plan; the maximum number and kind of shares that may be issued pursuant to incentive stock options granted under the Plan; the maximum number of shares of common stock that may be subject to stock options or SARs granted to any one participant in any year; the maximum amount of awards that may be granted to any individual non-employee director in any year; the number and kind of shares covered by outstanding grants; the number and kind of shares that may be issued under the Omnibus Plan; the price per share or market value of any outstanding grants; the exercise price of options; the base amount of SARs; and the performance goals or other terms and conditions as the Committee deems appropriate. In addition, the Committee is authorized to make adjustments to the terms and conditions of grants in connection with unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, and acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations or accounting principles.
Eligibility and Vesting

All of our employees and our subsidiaries’ employees are eligible to receive grants under the Omnibus Plan. In addition, our non-employee directors and key advisors who perform services for us and our subsidiaries may receive grants under the Omnibus Plan. The Committee determines the vesting and exercisability terms of awards granted under the Omnibus Plan.

Options

Under our Omnibus Plan, the Committee may grant options to purchase shares of our common stock to eligible participants in such amounts as it determines. The Committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to eligible employees. Anyone eligible to participate in the Omnibus Plan may receive a grant of non-qualified stock options. The exercise price of an option granted under the Omnibus Plan will be determined by the Committee but cannot be less than the fair market value of a share of our common stock on the date the option is granted, except as otherwise determined by the Committee with respect to substitute awards. If an incentive stock option is granted to a 10% stockholder of the total combined voting power of all classes of our stock, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date the option is granted. The aggregate number of shares of common stock that may be issued or transferred under the Omnibus Plan pursuant to incentive stock options under Section 422 of the Code may not exceed the number of shares of common stock reserved for issuance under the Plan as of the effective date of the Omnibus Plan (subject to adjustment as described above).

The exercise price for any option is generally payable in cash or check. In certain circumstances as permitted by the Committee, the exercise price may be paid by the surrender of shares of our common stock with an aggregate fair market value, on the date the option is exercised, equal to the exercise price; by payment through a broker in accordance with procedures established by the Federal Reserve Board; by withholding shares of common stock subject to the exercisable option that have a fair market value on the date of exercise equal to the aggregate exercise price; or by such other method as the Committee approves.

The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10% stockholder of the total combined voting power of all class of our stock, the term cannot exceed five years from the date of grant. In the event that on the last day of the term of a non-qualified stock option, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the non-qualified option will be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

Except as provided in the grant instrument, an option may only be exercised while a participant is employed by or providing service to us. The Committee will determine in the grant instrument under what circumstances and during what periods a participant may exercise an option after termination of employment.

Stock Awards

Under the Omnibus Plan, the Committee may grant stock awards. A stock award is an award of our common stock that may be subject to restrictions as the Committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the Committee may determine, including, but not limited to, restrictions based on the achievement of performance goals. Unless otherwise determined by the Committee, a participant will have the right to vote and the right to receive dividends or other distributions paid on the shares, subject to any restrictions, including the achievement of performance goals, that the Committee may determine. Dividends with respect to stock awards shall vest if and to the extent that the underlying stock award vests, as determined by the Committee. All unvested stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the Committee determines otherwise.

Stock Units

Under the Omnibus Plan, the Committee may grant stock units to anyone eligible to participate in the Omnibus Plan. Stock units represent hypothetical shares of our common stock. Stock units become payable on terms and conditions determined by the

Committee, including specified performance goals, and will be payable in cash, shares of common stock, or a combination thereof, as determined by the Committee. All unvested stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the Committee determines otherwise.

Stock Appreciation Rights

Under the Omnibus Plan, the Committee may grant SARs, which may be granted separately or in tandem with any option. SARs granted in tandem with a non-qualified stock option may be granted either at the time the non-qualified stock option is granted or any time thereafter while the option remains outstanding. SARs granted in tandem with an incentive stock option may be granted only at the time the grant of the incentive stock option is made. The Committee will establish the base amount of the SAR at the time the SAR is granted, which will be equal to or greater than the fair market value of a share of our common stock as of the date of grant.

If a SAR is granted in tandem with an option, the number of SARs that are exercisable during a specified period will not exceed the number of shares of our common stock that the participant may purchase upon exercising the related option during such period. Upon exercising the related option, the related SARs will terminate, and upon the exercise of a SAR, the related option will terminate to the extent of an equal number of shares of our common stock. Generally, SARs may only be exercised while the participant is employed by, or providing services to, us. When a participant exercises a SAR, the participant will receive the excess of the fair market value of the underlying common stock over the base amount of the SAR. The appreciation of a SAR will be paid in shares of our common stock, cash or both.

The term of a SAR cannot exceed ten years from the date of grant. In the event that on the last day of the term of a SAR, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the SAR will be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

Other Stock-Based Awards

Under the Omnibus Plan, the Committee may grant other types of awards that are based on, or measured by, our common stock, and granted to anyone eligible to participate in the Omnibus Plan. The Committee will determine the terms and conditions of such awards. Other stock-based awards may be payable in cash, shares of our common stock or a combination of the two, as determined by the Committee.

Cash Awards

Under the Omnibus Plan, the Committee may grant cash awards to anyone eligible to participate in the Omnibus Plan. The cash awards may be based on measures determined as the Committee deems appropriate and such measures need not relate to the value of our common stock. The Committee will determine the terms and conditions of such awards.

Dividend Equivalents

Under the Omnibus Plan, the Committee may grant dividend equivalents in connection with grants of stock units or other stock-based awards made under the Omnibus Plan. Dividend equivalents entitle the participant to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. Dividend equivalents may be accrued as contingent cash obligations. Dividend equivalents may be paid in cash or shares of our common stock. The Committee will determine the terms and conditions of the dividend equivalent grants, including whether the grants are payable upon the achievement of specific performance goals. Any dividends or dividend equivalents granted in connection with stock units or other stock-based awards shall vest and be paid only if and to the extent that the underlying stock units or other stock-based awards vest and are paid.

Minimum Vesting Requirements
While the Committee generally may set the terms and conditions of awards, the Omnibus Plan requires that equity-based awards (other than substitute awards) may not vest earlier than the first anniversary of the date the award is granted. For purposes of awards to non-employee directors, awards shall be deemed to satisfy the minimum vesting requirement if such awards are granted on the date of the Company's annual meeting of stockholders and vest on the date of the Company's annual meeting of stockholders immediately following the date of grant. Also, the Committee may grant equity-based awards without regard to the minimum vesting requirement with respect to a maximum of 5% of the available share reserve authorized for issuance under the Omnibus Plan. In addition, the minimum vesting requirement may not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award, as permitted by applicable regulations.

Prohibition on Repricing

Under the terms of the Omnibus Plan, the Committee may not (i) amend the terms of any outstanding stock options or SARs to reduce the exercise price or base price, as applicable; (ii) cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs; or (iii) cancel outstanding stock options or SARs with an exercise price or base price, as applicable, above the current stock price in exchange for cash or other securities, except in connection with a corporate transaction involving the Company, without in each such instance obtaining the approval of our stockholders.

Change of Control

If we experience a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding grants that are not exercised, unvested or paid at the time of the change of control will be continued by, assumed by, or replaced with grants (with respect to cash, securities or a combination thereof) that have comparable terms by the surviving corporation (or a parent or subsidiary of the surviving corporation).

Unless the Committee provides otherwise, if a participant’s employment is terminated without cause upon or within 12 months following a change of control, the participant’s outstanding grants become fully vested as of the date of such termination. For grants that become vested based, in whole or in part, on performance, the applicable grant instrument will specify how to calculate the portion of such grant that becomes vested.

If there is a change of control and all outstanding grants are not continued by, assumed by or replaced with grants that have comparable terms by the surviving corporation, then the Committee may (but is not obligated to) adjust the terms and conditions of outstanding grants, including, without limitation, taking any of the following actions (or combination thereof) without the consent of any participant:

•determine that outstanding options and SARs will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units, other stock-based awards, cash awards and dividend equivalents immediately lapse;

•pay participants, in an amount and form determined by the Committee, in settlement of outstanding stock units, other stock-based awards, cash awards or dividend equivalents;

•require that participants surrender their outstanding stock options and SARs in exchange for a payment by us, in cash or shares of our common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of our common stock; provided, however, if the per share fair market value of our common stock does not exceed the per share stock option exercise price or SAR base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or SAR; or

•after giving participants an opportunity to exercise all of their outstanding stock options and SARs, terminate any unexercised stock options and SARs on the date determined by the Committee

In general terms, a change of control under the Omnibus Plan occurs if:

•a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then- outstanding voting securities;

•we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•we merge into another entity and the members of our Board prior to the merger would not constitute a majority of the board of the merged entity or its parent;

•we sell or dispose of all or substantially all of our assets;

•we consummate a complete liquidation or dissolution; or

•a majority of the members of our Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Deferrals

The Committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with a grant under the Omnibus Plan. The Committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Valuation

The fair market value per share of our common stock on any relevant date under the Omnibus Plan will be deemed to be equal to the closing sale price per share during regular hours trading on the relevant date on the New York Stock Exchange (or any other national securities exchange on which the common stock is at the time primarily traded). If there is no closing selling price for the common stock on the date in question, then the fair market value shall be the last reported sale price during regular trading hours on the last preceding date for which a sale was reported. On March 30, 2023, the fair market value per share of the Company’s common stock determined on such basis was $118.61.

Withholding

All grants under the Omnibus Plan are subject to applicable U.S. federal (including FICA), state and local, foreign or other tax withholding requirements. We may require participants or other persons receiving grants or exercising grants to pay an amount sufficient to satisfy such tax withholding requirements with respect to such grants, or we may deduct from other wages and compensation paid by us the amount of any withholding taxes due with respect to such grant. We may also take any other actions the Committee deems advisable to enable us to satisfy our withholding tax and other tax obligations with respect to any grant made under the Omnibus Plan.

The Committee may permit or require that our tax withholding obligation with respect to grants paid in our common stock be paid by having shares withheld up to an amount that does not exceed the participant’s minimum applicable withholding tax rate for U.S. federal (including FICA), state and local tax liabilities, or as otherwise determined by the Committee. In addition, the Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular grant.

Transferability

Except as permitted by the Committee with respect to non-qualified stock options, only a participant may exercise rights under a grant during the participant’s lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. A participant cannot transfer those rights except by will or by the laws of descent and distribution or, with respect to grants other than incentive stock options, pursuant to a domestic relations order. The Committee may provide in a grant instrument that a participant may transfer non-qualified stock options and stock awards to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws.

Amendment; Termination

Our Board may amend or terminate our Omnibus Plan at any time, except that our stockholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws or applicable stock exchange requirements. Unless terminated sooner by our Board or extended with stockholder approval, the Omnibus Plan will terminate on the day immediately preceding the tenth anniversary of the effective date of the Omnibus Plan.

No Repricing; Stockholder Approval

Except in connection with certain corporate transactions, including stock dividends, stock splits, a recapitalization, a change of control, a reorganization, a merger and a spinoff, stockholder approval is required (i) to reduce the exercise price or base price of outstanding stock options or SARs, (ii) to cancel outstanding stock options or SARs in exchange for the same type of grant with a lower exercise price or base price, and (iii) to cancel outstanding stock options or SARs that have an exercise price or base price above the current price of a share of our common stock, in exchange for cash or other securities, each as applicable.

Establishment of Sub-Plans

Our Board may, from time to time, establish one or more sub-plans under the Omnibus Plan to satisfy applicable blue sky, securities or tax laws of various jurisdictions.

Clawback

Subject to applicable law, the Committee may provide in any grant instrument that if a participant breaches any restrictive covenant obligation or agreement between the participant and us, or otherwise engages in activities that constitute cause either while employed by, or providing services to, us or within a specified period thereafter, all grants held by the participant will terminate, and we may rescind any exercise of an option or SAR and the vesting of any other grant and delivery of shares upon such exercise or vesting, as applicable on such terms as the Committee will determine, including the right to require that in the event of any rescission:

•the participant must return the shares received upon the exercise of any option or SAR or the vesting and payment of any other grants; or
•if the participant no longer owns the shares, the participant must pay to us the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (if the participant transferred the shares by gift or without consideration, then the fair market value of the shares on the date of the breach of the restrictive covenant agreement or activity constituting cause), net of the price originally paid by the participant for the shares.

The Committee may also provide for clawbacks pursuant to a clawback policy, which our Board currently maintains and may in the future adopt and amend from time to time. Payment by the participant will be made in such manner and on such terms and conditions as may be required by the Committee. We will be entitled to set off against the amount of any such payment any amounts that we otherwise owe to the participant.

Certain Federal Income Tax Aspects

The following is a summary of certain federal income tax consequences of awards under the Omnibus Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-statutory option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon the exercise of an option will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Incentive stock options are eligible for favorable U.S. federal income tax treatment if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option generally does not realize compensation income for U.S. federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized on the sale over the option price. Any additional amount realized will be taxed as capital gain.

Stock Awards

A participant generally will not be taxed upon the grant of stock awards subject to restrictions, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares of stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares of stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Stock Units

In general, the grant of stock units will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Stock Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a SAR will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Other Stock-Based Awards

With respect to other stock-based awards granted under the Omnibus Plan, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Cash Awards

With respect to cash awards granted under the Omnibus Plan, generally when the participant receives payment with respect to an award, the amount of cash received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Impact of Section 409A

Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the Omnibus Plan are intended to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the award.

Section 162(m) of the Code

Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its “covered employees” which generally includes all NEOs. While the Committee considers the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Committee retains the discretion to approve compensation that may not qualify for the compensation deduction.

New Plan Benefits

Future benefits under the Omnibus Plan generally will be granted at the discretion of the Committee and are therefore not currently determinable.

Because future grants of awards under the Omnibus Plan, if approved, would be subject to the discretion of the Board or Compensation Committee, the amount and terms of future awards to particular participants or groups of participants are not determinable at this time. No awards have been previously granted that are contingent on the approval of the Omnibus Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE OMNIBUS PLAN.

Proposal No. 3
Vote to Approve the 2023 Employee Stock Purchase Plan

We are asking our stockholders to approve a proposal to adopt the Advance Auto Parts, Inc. 2023 Employee Stock Purchase Plan (the “Purchase Plan”) pursuant to which 2,500,000 shares of the Company’s common stock will be reserved for issuance. The share reserve may be adjusted (and additional or fewer shares may be issued) as described in more detail in the section titled “Shares Subject to Purchase Plan” below. The Board of Directors adopted the Purchase Plan on February 22, 2023 upon recommendation of the Compensation Committee (the “Committee”), subject to stockholder approval at the Annual Meeting. If approved by the stockholders, the Purchase Plan will become effective as of the date of the stockholder approval.

The Purchase Plan is designed to allow eligible employees of the Company and its participating subsidiaries (whether now existing or subsequently established) to purchase shares of common stock at a discount at designated intervals through their accumulated payroll deductions.

The Board of Directors believes that it is in the best interests of the Company to provide our employees with the opportunity to acquire an ownership interest in the Company through their participation in the Purchase Plan and thereby encourage them to remain in the Company’s employ and more closely align their interests with those of the stockholders.

The adoption of the Purchase Plan is being submitted for stockholder approval in order for us to comply with the stockholder approval requirements of the New York Stock Exchange and the requirements of Section 423 of the Code.

A copy of the Purchase Plan is attached as Appendix B to this Proxy Statement.

Summary of Advance Auto Parts, Inc. 2023 Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan. The summary, however, is not intended to be a complete description of all the provisions of the Purchase Plan and is qualified in its entirety by reference to the complete text of the Purchase Plan. A copy of the actual Purchase Plan is attached as Appendix B to this Proxy Statement.

Administration

The Purchase Plan will be administered by the Committee. As plan administrator, the Committee has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan.
Shares Subject to the Purchase Plan

The number of shares of the Company’s common stock reserved for issuance under the Purchase Plan will be limited to 2,500,000 shares. The shares issuable under the Purchase Plan may be made available from authorized but unissued shares of common stock or from shares of common stock repurchased by the Company, including shares repurchased on the open market.

Should any change be made to the shares of the Company’s common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration or should the value of the outstanding shares of the Company’s common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments will be made to (i) the maximum number and kind of shares of the Company’s common stock available for issuance under the Purchase Plan, (ii) the maximum number and kind of shares of the Company’s common stock purchasable per participant during any offering period and on any one purchase date during that offering period, (iii) the number and kind of shares of the Company’s common stock in effect under each outstanding purchase right, (iv) the number and kind of shares of the Company’s common stock issued and to be issued under the Purchase Plan, and (v) the price per share in effect under each outstanding purchase right. The adjustments will be made in such manner as the Committee deems appropriate and such adjustments shall be final, binding and conclusive.

Offering Periods and Purchase Rights

Shares of the Company’s common stock will be offered for purchase under the Purchase Plan through a series of successive offering periods, which will be of such duration (not to exceed 27 months) as determined by the Committee. Each offering period shall be comprised of one of more successive quarterly intervals as determined by the Committee. Unless otherwise specified by the Committee prior to the start of the applicable offering period: (i) each offering period will commence on the first business day of each calendar quarter and end on the last business day of such quarter for each year for which the Purchase Plan is in effect, and (ii) each offering period will be comprised of one purchase interval. The initial offering period under the Purchase Plan will commence on July 1, 2023. The Committee has the authority to determine the duration of the offering period and whether the offering period will be comprised of one of more purchase intervals.

On the start date of each offering period, each participant will be granted a purchase right to acquire shares of the Company’s common stock on the last day of each purchase interval during that offering period, subject to certain limitations described below.

Eligibility and Participation

Each employee of the Company or any participating subsidiary (whether any such entity is currently a subsidiary or subsequently acquired or is subsequently established at any time during the term of the Purchase Plan) will be eligible to participate in any offering period implemented under the Purchase Plan. However, a highly compensated employee (x) who is an officer or required to file statements under Section 16(a) of the Securities Exchange Act of 1934, as amended or (y) whose compensation equals or exceeds any threshold established by the Committee, if, in each case, the Committee has determined in its discretion to exclude such highly compensated employees for a particular offering period, are excluded from participation in the Purchase Plan.

To participate in a particular offering period, an eligible employee must complete and file the requisite enrollment, payroll deduction and other forms prescribed by the Committee on or before the start date of that offering period.

As of March 17, 2023, approximately 66,500 employees would have been eligible to participate in the Purchase Plan had it been in effect on such date.

Payroll Deductions and Stock Purchases

Each participant may authorize periodic payroll deductions in any flat dollar amount, which amount shall not be less than five dollars ($5.00) or any multiple of one percent (1%) of the participant’s base salary during each purchaser interval within the offering period, up to a maximum of the lesser of twenty-five thousand dollars ($25,000) or ten percent (10%).

The accumulated contributions will automatically be applied to the acquisition of common stock at the quarterly purchase intervals. Accordingly, on each such purchase date (the last business day of each purchase interval), each participant’s payroll deductions accumulated for the purchase interval ending on that purchase date will automatically be applied to the purchase of whole or fractional shares of common stock at the purchase price in effect for the participant for that purchase date. The first purchase under the Purchase Plan is expected to occur on September 30, 2023.

Purchase Price

The purchase price of the common stock acquired on each purchase date will be fixed by the Committee prior to the start of each offering period, but in no event will the purchase price be less than 85 percent of the lower of (i) the fair market value per share of the Company’s common stock on the start date of the offering period or (ii) the fair market value per share of the Company’s common stock on the purchase date. Until such time as determined otherwise by the Committee, the Committee has fixed the purchase price per share under the Purchase Plan as 90 percent of fair market value per share of the Company’s common stock on the applicable purchase date.

The fair market value per share of the Company’s common stock on any particular date under the Purchase Plan will be the closing sales price per share of the Company’s common stock during regular trading hours on such date on the stock exchange determined by the Committee to be the primary market for the Company’s common stock at that time, as such price is fully quoted in the composite tape of transactions on such exchange (or if there is no closing sales price on such date, then the closing sales price per share during regular trading hours on the last preceding date for which a sale was reported will be used).

On March 30, 2023, the fair market value of the Company’s common stock determined on such basis was $118.61 per share, the closing price per share on that date on the New York Stock Exchange.

Special Limitations

The Purchase Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of the Company’s common stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

•Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing five percent or more of the total combined voting power or value of all classes of the Company’s outstanding stock or the outstanding stock of any of the Company’s affiliates.

Termination of Purchase Rights

The participant may withdraw from the Purchase Plan no later than 15 days (or such other period as determined by the Committee) prior to a purchase date for an offering period, and the participant’s accumulated payroll deductions for the purchase interval in which that purchase date occurs will, at the participant’s election, either be applied to the purchase of shares on the next purchase date or be refunded immediately.

The participant’s purchase right will immediately terminate upon the participant’s cessation of employment or loss of eligible employee status. Any payroll deductions or other permitted contributions, which the participant may have made for the purchase interval in which such cessation of employment or loss of eligibility occurs, will be refunded and will not be applied to the purchase of common stock. In the event that the participant has an approved unpaid leave of absence, then the participant may elect to withdraw all of the payroll deductions collected to date on the participant’s behalf for the applicable purchase interval or have such funds held for the purchase of shares on the participant’s behalf on the next scheduled purchase date. In no event will payroll deductions be collected on the participant’s behalf during such leave. If the participant returns to active services following an approved unpaid leave of absence with within three months following the commencement of such leave or prior to the expiration of any longer applicable statutory or contractual period providing for reemployment rights, the participant’s payroll deductions under the Purchase Plan will automatically resume at the rate in effect at the time the leave began, unless the participant withdraws from the Purchase Plan prior to the participant’s return. An individual who returns to active employment following a leave of absence which exceeds these times periods will be treated as a new employee.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by the participant’s purchase rights until the shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares.

Assignability

No purchase rights will be assignable or transferable by the participant (other than by will or the laws of descent), and the purchase rights will be exercisable only by the participant.

Change in Control

In the event of a change of control during an offering period, the Committee may take such action as it deems appropriate, including (without limitation):

•provide that each outstanding purchase right will terminate as of a date prior to the effective date of the change of control and all accumulated payroll deductions of each participant for the purchase interval in which the change of control occurs (and not previously applied to the purchase of shares) shall be refunded to the participant;

•provide that a purchase date shall automatically occur immediately prior to the effective date of the change of control, and each purchase right outstanding at that time shall be exercised at the purchase price per share in effect for that offering period pursuant to the purchase price formula provisions of the Purchase Plan as described above; or

•provide that each outstanding purchase right will be assumed or an equivalent right will be substituted by the successor (or parent or subsidiary thereof).

In general terms, a change of control will be deemed to occur for purposes of the Purchase Plan in the event:

•there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities representing more than 50 percent of the voting power of the Company’s outstanding securities;

•there occurs a merger or consolidation of the Company and immediately after the merger or consolidation, the stockholders of the Company will not beneficially own shares entitling such stockholders to more than 50 percent of all votes to which all stockholders of the surviving person would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, will not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving person;

•there is a sale or other disposition of all or substantially all of the Company’s assets;

•there is a change in the majority of the Board of Directors over a period of 12 months or less occasioned by reason of one or more contested elections, or threatened election contests, for Board membership; or

•the consummation of a complete dissolution or liquidation of the Company.

Share Pro-Ration

Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Purchase Plan, then the Committee will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock pro-rated to such individual, will be refunded.

Amendment and Termination

The Purchase Plan will terminate upon the earliest to occur of (i) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (ii) the date on which all purchase rights are exercised in connection with a change of control.

The Company’s Board of Directors may alter or amend the Purchase Plan at any time. In addition, the Board of Directors may suspend or terminate the Purchase Plan at any time to become effective immediately following the close of any purchase interval.

New Plan Benefits

The Purchase Plan will not become effective unless it is approved by the stockholders at the annual meeting and no purchase rights have been granted under the Purchase Plan.

Summary of Federal Income Tax Consequences

The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15 percent of the fair market value of the shares on the start date of that offering period, and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such sale or disposition.

If the participant still owns the purchased shares at the time of death, then the participant will recognize ordinary income at such time equal to the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15 percent of the fair market value of the shares on the start date of the offering period in which those shares were acquired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PURCHASE PLAN.

Proposal No. 4
Stockholder Advisory Vote to Approve the Compensation
of the Company's Named Executive Officers

At the 2022 Annual Meeting of Stockholders, 94.5% of the shares voted were cast in support of our compensation program for executive officers. We encourage you to review the CD&A section of this Proxy Statement and vote to approve the compensation of our named executive officers as disclosed therein and in the accompanying tables and narrative discussion contained in this Proxy Statement. We are providing this opportunity to vote on the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934. Although your vote is advisory and not binding on our Board, our Compensation Committee or the Board will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation policies and procedures. It is expected that the next say-on-pay vote and say-on-pay frequency vote will occur at the 2024 annual meeting of stockholders.
Our executive compensation programs have played a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and drive strategic and financial results for our stockholders. We believe our executive compensation programs are well structured to further our business objectives and support our culture. We believe that our compensation programs help further engage our workforce and position us to deliver strong results for our stockholders, our customers and the communities in which we operate.
We believe our executive compensation programs strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:
•The compensation of our executives is based on a design that aims to align pay with both the attainment of annual operational and financial goals, which the Compensation Committee establishes, and sustained long-term value creation;
•Our compensation programs are substantially tied into our key business objectives and the success of our stockholders. If the value we deliver to our stockholders declines, so does the value of the compensation we deliver to our executives;
•We maintain high levels of corporate governance oversight over our executive pay programs;
•We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity to help ensure that our compensation programs are within the norm of a range of market practices; and
•Our Compensation Committee, in conjunction with our Nominating and Corporate Governance Committee and senior management, engages in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.
The Board strongly endorses our executive compensation programs and recommends that our stockholders vote in favor of the following resolution:
"RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

Compensation Discussion and Analysis
Executive Summary
This “Compensation Discussion and Analysis” section describes how we compensate our executive officers and specific compensatory decisions and outcomes for 2022. Our named executive officers (or “NEOs”) for 2022 were:

Thomas R. Greco	Jeffrey W. Shepherd	Robert B. Cushing	Herman L. Word, Jr.	Reuben E. Slone
President, Chief Executive Officer	EVP, Chief Financial Officer	EVP, Professional	EVP, U.S. Stores and Independents (from October 2, 2022)	Former EVP, Supply Chain (through January 9, 2023)
Overview of Compensation Principles and Governance
Core Principles: The goals of our executive compensation program are to attract and retain top talent and to incentivize and reward delivery of our operational and strategic objectives. We believe the best way to achieve these goals is to regularly review our program and pay practices and ensure that our program effectively links executive pay to the achievement of short- and long-term objectives of our business.
Core Governance: We reduce risks associated with executive compensation by employing strong governance and compensation practices. The Compensation Committee of our Board of Directors, which consists solely of independent directors, designs and oversees our executive compensation program and approves all aspects of compensation for each of our executives. None of our executives, including the CEO, participates in the discussions regarding their respective compensation.
The Compensation Committee receives advice from management and from an independent consultant, F.W. Cook, in performing this work. Our stockholders approve any equity-based plans for our executives, provide feedback on our practices and vote annually on our executive compensation program.
Overview of Executive Compensation Program
We have designed our executive compensation program to balance incentivization and reward for meeting the short-term operational objectives of our business with continued focus on our long-term strategic objective of creating long-term shareholder value, while promoting retention of key executive talent and pay equity among our top executives.
Our executive compensation program comprises three principal elements: base pay, short-term incentive compensation (“STI”) and long-term incentive compensation (“LTI”). The following depicts the balance of target compensatory elements awarded to our NEOs in 2022, shows what was paid out for each element of compensation to NEOs for 2022 performance as a percentage of target and provides an overview of each element of our executive compensation program.

Element	2022 Payout (% of target)
Base Pay	n/a (fixed)
STI	38%
LTI	123%

Fixed Compensation	Variable Compensation	
Element	**Base Pay**	**STI**	**LTI**
Key Characteristics	Cash salary	Annual cash incentive: 100% objective financial metrics; payout modified (+/- up to 10 percentage points) based on achievement against individual diversity, equity and inclusion ("DEI") goals	Three-year equity incentive: 50% performance-based restricted stock units ("PSUs") 25% time-based restricted stock units ("RSUs") 25% stock options
Why We Use It	Provide a competitive, fixed rate of base compensation	Link a significant portion of executive compensation to the achievement of annual operating objectives Further incentivize individual contribution to non-financial areas of strategic importance to our business	Link the largest portion of executive compensation to creation of long-term shareholder value, align our executives' interests to those of our shareholders and promote retention of key talent
How We Set It	- Scope and complexity of role - Market data - Individual contributions to business outcomes - Internal pay equity based on talent retention and succession planning	**Individual Opportunity Levels:** - Based on job grade and informed by market data **Plan Metrics and Targets:** - Evenly weighted metrics including measures for sales (comparable store sales), profitability (adjusted operating income) and cash flows (free cash flow) - Directly linked to business objectives in the company's annual operating plan - Individual annual DEI goals established to support achievement of longer-term company DEI goals	**Individual Opportunity Levels:** - Scope and complexity of role - Market data - Individual contributions to business outcomes - Internal pay equity based on talent retention and succession planning **Plan Metrics and Targets:** - Single metric directly linked to long-term strategic goal of delivering strong relative total shareholder return ("RTSR")
How It Pays Out	Bi-weekly in cash according to our regular payroll procedures	**STI:** Annually in cash based on achievement of performance metrics	**PSUs**: three-year cliff vesting of common shares based on three-year achievement of performance metrics **RSUs**: three-year ratable vesting of common shares **Options**: three-year ratable vesting of stock options
Link to Company Performance and Shareholder Value	Key component driving attraction and retention of top talent capable of developing, executing and leading our business strategy	Directly aligns to, and varies with, key target company performance levels under our annual operating plan Modifier supports individual contribution to a key area of focus for our long-term success and sustainability	Aligns interests to those of shareholders and drives long-term focus and retention - Value of earned PSUs and RSUs is aligned with our absolute TSR during the performance/vesting periods - Options reward stock price appreciation

2022 Performance and Incentive Plan Outcomes

STI: 2022 presented many challenges to the retail operating environment and our business. Most notably, record inflation that pressured many of our customers, competitive market dynamics and continued investment in our strategic initiatives contributed to free cash flow that fell short of the threshold levels for STI payout. Our comparable store sales and adjusted operating income results fell short of targeted levels but still achieved threshold levels for STI payout. We also diligently pursued progress against our DEI goals, delivering improved representation levels and increased participation in networks that support the creation of an inclusive culture during 2022.

Metric	Weight	Component Payout	Total STI Payout
Comparable Store Sales	1/3	45%	38%
Adjusted Operating Income	1/3	71%
Free Cash Flow	1/3	0%

Achievement of individualized, functional DEI performance goals modified this payout by amounts for our NEOs ranging from 0 percentage points to 9 percentage points.

LTI: Over the three-year period from 2020 – 2022, the PSU component of our LTI measured performance against comparable store sales, return on invested capital and RTSR. We believe this three-year period carried an unusually high level of uncertainty and volatility. Nonetheless, our team remained focused on serving our customers with care and speed, executing with excellence and mindfully advancing key strategic initiatives to improve our sales and profits. While relative total shareholder return did not meet our threshold level for payout, performance against the other two metrics exceeded targeted levels.

Metric	Weight	Component Payout	Total LTI Payout
Comparable Store Sales	1/3	180%	123%
Return on Invested Capital	1/3	190%
RTSR	1/3	0%

While we delivered against our three-year comparable store sales and return on invested capital goals, our RTSR performance has lagged our targeted achievement levels. In 2021, we updated our corporate strategy, focusing on pillars that we believe will drive total shareholder return over the long term. Beginning with awards made in 2021 for the 2021 – 2023 performance period, PSUs will pay out solely based upon RTSR performance against the other companies in the S&P 500.

For more information about our incentive plans and 2022 performance, please see “—Executive Compensation Program.”

Compensation Principles and Governance

Compensation Principles and Objectives

Pay for Performance. We strive to promote a culture at Advance built on ownership and accountability, and a critical component of that is a compensatory framework that pays for performance. We hold our executives accountable for delivering results by closely linking the metrics of our incentive plans to our annual operating plan and our longer-term strategy to drive strong relative shareholder return.

Shareholder Feedback and Annual Evaluation. We evaluate our pay practices and executive compensation program annually. We value the feedback of our stockholders, and in addition to considering the prior year’s say-on-pay voting results, we proactively engage in outreach with many of our stockholders to solicit their input on a wide range of topics, including executive compensation. We consider any feedback provided by our stockholders, including the prior year’s say-on-pay results (94.5% “for” in 2022), and the advice of our compensation consultant with respect to current peer practices, broader market trends and best practices as we determine how to best incentivize and reward executive performance. For additional information on our 2022 outreach, including executive compensation items discussed, see “Proxy Statement Summary—Shareholder Engagement.”

Compensation Governance

Management	•Develop business plans and strategy, which are then integrated into incentive plan design and used to establish performance goals
•CEO: determine other executive officers' objectives and review their performance
•Make recommendations with respect to executive officer compensation, incentive plan design and performance measures
Stockholders	•Vote annually on our executive compensation framework and practices
•Provide feedback to management on executive compensation through shareholder outreach
F.W. Cook	•Provide independent, expert advice regarding executive compensation matters directly to the Compensation Committee
•Analyze and make recommendations regarding the Company's peer group
•Provide competitive market data
•Assist with design of incentive plans and evaluation of pay practices, including associated risks
•Provide updates on regulatory matters related to executive compensation
Compensation Committee	•Determine compensation for executive officers
•Review and approve the Company's peer group used for executive compensation matters
•Approve executive officer employment, severance and/or change in control agreements
•Review, recommend to the Board and administer incentive plans applicable to executives
•Approve and oversee implementation of compensatory policies applicable to executive officers, such as the Incentive Clawback Policy and Stock Ownership Guidelines
•Make recommendations to the Board with respect to non-employee director compensation
Full Board of Directors	•Determine annual CEO objectives and annually review CEO performance
•Approve any incentive plans applicable to executive officers
•Approve all non-employee director compensation
•Receive regular reports from the Compensation Committee and share perspective where applicable
Role of Peer Group and Benchmarking
We use a group of similarly situated peer companies to help us evaluate the competitiveness of our executives’ compensation. On the whole, we aim to provide our executives with total target compensation that approximates the median among our peers, being mindful of the importance of competitiveness of pay and retention of talent. We do not target any particular benchmark level for any aspect of executive compensation, but rather seek to provide our executives with compensation that is well-balanced between long-term and short-term components. We also use our peer group to evaluate the market competitiveness of our incentive plans, broader pay practices and non-employee director compensation.
We select approximately 15 to 20 U.S.-based public companies in our and similar industries based on objective criteria, including net revenues (approximately one to two and a half times our revenue), number of employees (approximately one to three times our employee population), market capitalization (approximately one to four and a half times our market capitalization) and business similarity with respect to products, customers and/or operations, seeking a balanced representation of company size and endeavoring to promote year-over-year continuity where reasonable. We review our peer group annually. For 2022 our peer group consisted of the following:

Academy Sports & Outdoor, Inc.	Dollar Tree, Inc.	The Sherwin-Williams Company
AutoZone, Inc.	Fastenal Company	Tractor Supply Company
Bed Bath & Beyond Inc.	Genuine Parts Company	Ulta Beauty, Inc.
CarMax, Inc.	LKQ Corporation	W.W. Grainger, Inc.
Dick’s Sporting Goods, Inc.	O’Reilly Automotive, Inc.	WESCO International, Inc.
Dollar General Corporation	Office Depot, Inc.	Williams-Sonoma Inc.
In August 2022, we reviewed our peer group again and following consideration of the criteria enumerated above, decided to remove Bed Bath & Beyond Inc. (market capitalization too low) and The Sherwin-Williams Company (market capitalization too high and different industry with manufacturing), and add Bath & Body Works, Inc. (more comparable for our company).
Components of Compensation
Base Salary
Principles. Base salary is an integral part of our executive compensation program designed to provide a competitive, fixed rate of compensation. Base salary is paid in cash administered based on our regular payroll practices.
Methodology. The key factors considered when determining an executive’s base salary are the scope and complexity of the role, market data, individual contributions to business outcomes and internal pay equity based on talent retention and succession planning.

2022 Decisions & Rationale. The table below shows and explains the annual adjustments made to base salaries for our NEOs for 2022:

NEO	2021 Base Salary	2022 Base Salary	Change (%)	Principal Rationale
Thomas R. Greco	$1,100,000	$1,250,000	13.6%
•Strong multi-year performance, including development and execution of a new strategic plan that resulted in record results in 2021
•Maturity in role, including that Mr. Greco’s salary had not been adjusted since joining the Company in 2016
•Competitiveness and retention; following the adjustment, Mr. Greco’s base salary is within 10% of the median base salary among our peer group

Jeffrey W. Shepherd	$725,000	$762,000	5.1%	•Performance exceeded individual objectives for 2021; market competitiveness
Robert B. Cushing	$625,000	$645,000	3.2%	•Performance exceeded individual objectives for 2021
Herman L. Word, Jr.	n/a	$575,000	n/a	•Promotion to executive officer role mid-2022; market competitiveness
Reuben E. Slone	$650,000	$650,000	0.0%	•Performance met individual objectives for 2021
Short-Term Incentive Compensation
Principles. We provide opportunity to earn STI to incentivize and reward performance against near-term operating objectives and provide competitive overall compensation. We tie performance measures for our STI program closely to key targeted deliverables of our annual operating plan. STI is paid annually in cash based on achievement of the pre-determined metrics.
2022 Design & Methodology. The design of our STI program for 2022 was unchanged from 2021.
Overall Program Design. The program consists of three equally weighted pre-established financial metrics coupled with an individual modifier ranging from +/- 10 percentage points for performance against pre-established DEI goals. Following discussion with F.W. Cook and management, the Compensation Committee determined that the financial metrics in the program continued to be the most appropriate measures of achievement of our operational goals for 2022. Similarly, the Committee decided to retain the DEI modifier for STI in 2022 to impose reward or penalty for individual contribution to our longer-term DEI goals, which we believe are important for our long-term success.

Metric	Rationale
Comparable Store Sales	As an aftermarket automotive retailer, a key measure of our performance is how much revenue our stores generate on a comparable, year over year basis. One of our key long-term strategic initiatives is to improve sales and profitability per store, and focusing annually on delivering positive comparable store sales is an important contributor to that initiative.
Adjusted Operating Income	Adjusted operating income is a key profitability measure for our business. Through this metric, we seek to incentivize and reward short-term performance that contributes to long-term, sustainable improvements in the profitability of our business.
Free Cash Flow	An important pillar of our long-term strategy is to return cash to our stockholders. Our ability to do so depends on our generation of free cash flow, and we include free cash flow as an STI metric to measure and reward this key component of our strategy on an annual basis.
Determination of Targets. In general, we seek to align STI target levels to the targeted performance reflected in our annual operating plan. We believe this methodology focuses our team, including our executive officers, on delivering the goals of our annual operating plan and directly aligns their short-term, at-risk compensation to the performance of our business objectives. Using the target achievement levels as an anchor, the Compensation Committee then set maximum achievement levels as stretch goals that would require exceptional performance to payout and threshold achievement levels that would still encourage strong execution but would appropriately reflect risks to full achievement of 2022 operating targets. The below further outlines specific considerations with respect to our 2022 annual operating plan targets, which equated target performance levels for our STI metrics.

	Comparable Store Sales	Adjusted Operating Income	Free Cash Flows
2021 Actual Results	10.7%	$1,051.4 million	$822.6 million

2022 STI Target	2.0%	$1,156.0 million	$775.0 million
Rationale
Unique drivers contributed to exceptionally strong 2021 performance. Targeted level contemplated meaningful growth following a record year and reflected anticipated macroeconomic volatility, including potential for acceleration of inflation and derivative impact on core customers

Business plan built to deliver higher operating income year over year	Unique drivers contributed to exceptionally strong topline performance in 2021. Targeted level represents a strong level of cash flow, though lower than 2021 due to contemplated higher operating costs associated with anticipated inflation and planned investments in strategic initiatives to drive long-term growth and profitability.

Target STI compensation for each of our NEOs was 85% of his base salary, other than for Mr. Greco, who had a target of 150% of his base salary. These levels were determined in consideration of the scope and complexity of the role, market data, individual contributions to business outcomes and internal pay equity. For Mr. Greco, whose target increased from 125% to 150% in 2022, consideration was given to the balance of pay components that make up his total target direct compensation.
2022 Potential v. Actual STI Payouts

Metric	Weight	Threshold (35% payout)	Target (100% payout)	Maximum (200% payout)	Payout
0.3%
Comparable Store Sales	1/3	0.0%	2.0%	5.0%	45%
$1,093
Adjusted Operating Income	1/3	$1,017	$1,156	$1,362	71%
$298
Free Cash Flow	1/3	$660	$775	$1007	0%
					38%
Mr. Word’s annual incentive compensation for 2022 was determined on a pro-rata basis based on his mid-year promotion to an executive officer position. Prior to the time that he became an executive officer, Mr. Word’s annual bonus structure comprised 50% of the STI described herein and 50% of the incentive plan for his business function. See “—Summary Compensation Table” for total non-equity incentive plan compensation earned by Mr. Word for 2022. Following his promotion to EVP, U.S. Stores and Independents, Mr. Word was compensated pursuant to the STI described herein applicable to all executive officers for the remainder of the year.
DEI Modifier. Each NEO had pre-established DEI goals among his individual objectives established at the start of the year. For 2022, the categories of goals applicable to each NEO remained unchanged. Each executive had six DEI goals as follows:

Representation Goals (4)	Inclusion Goals (2)
People of color – percentage of employees (1) across NEO’s function and (2) at management levels in NEO’s function	Participation in team member networks and events designed to promote and develop an inclusive culture
Women – percentage of employees (1) across NEO’s function and (2) at management levels in NEO’s function	Percentage of employees across NEO’s function and at management levels in NEO’s function
Representation goals for 2022 were determined in consideration of the Company’s stated long-term DEI goal of increasing representation, including leadership representation, of women and people of color by 25% by 2026. Inclusion goals for 2022 were determined in consideration of building on strong performance from 2021, during which the Company significantly expanded the breadth and accessibility of its team member networks. At the end of the performance period, management evaluated the degree of achievement across the six DEI goals for each executive officer. In consideration of a challenging environment in 2022 and significant early progress towards long-term DEI goals, management recommended modifiers for executive officers that ranged from 0 percentage points to 10 percentage points. The Compensation Committee considered management’s recommendation, as well as other indicia of DEI performance, such as the particular executive’s leadership or sponsorship of DEI initiatives, in determining the modifier applicable to each executive officer. DEI performance modifiers for our NEOs ranged from 0 percentage points to 9 percentage points for 2022. For additional information, please see “—Summary Compensation Table.”

Long-Term Incentive Compensation
Principles. LTI is intended to align the interests of our leadership, including our executive officers, with those of our stockholders. It is an important part of providing competitive overall compensation to our executives, promotes retention and helps balance focus on shorter-term execution of operational priorities with attention to longer-term objectives.
2022 Design & Methodology. The design of our LTI program for 2022 was unchanged from 2021.
Overall Program Design. LTI is granted to executives annually for a three-year period, with the target value awarded divided as shown below and vesting generally subject to continued employment. 50% of our annual LTI awards to executives are issued in PSUs, whose value depends not only on the Company’s absolute TSR, but also on achievement against the long-term performance measure.

% of Target Award	Vehicle	Vesting	Rationale
50%	PSUs	If at all, at the end of a three-year performance period based on RTSR against the other companies in the S&P 500	Make a substantial portion of executive compensation entirely dependent upon delivery of sustainable, long-term total shareholder return
25%	RSUs	Ratably over three years	Further align the interests of our executives with those of our stockholders and retain key talent
25%	Stock options	Ratably over three years, with a 10-year term
Make a portion of executive compensation entirely contingent upon stock price appreciation and promote retention (while options provide a significant source of potential long-term value to individuals, they are generally terminated 90 days following cessation of employment)

Determination of Targets.
In determining the target performance level for the PSU component of our LTI in 2022, the Committee determined that target payout should only be achieved for above-median RTSR against the other companies in the S&P 500. It determined that maximum payout should only be achieved for extraordinary results delivering top quintile RTSR over the performance period, which it believed to be a significant stretch goal. The level for threshold payout was established such that the award would only pay out with significant improvement from RTSR performance for the prior three-year performance period. Importantly, even if RTSR exceeds the 55th percentile, payout will be capped at 100% of target in the event absolute total shareholder return is negative for the performance period.

	Prior Period Performance	Threshold (35% payout)	Target (100% payout)	Maximum (200% payout)
Three-year RTSR against the S&P 500	21st %ile	35th %ile	55th %ile	80th %ile
Each executive officers’ annual grant is made at a target value that depends on the scope and complexity of the role, market data, individual contributions to business outcomes and internal pay equity. For 2022, the Committee made the following determinations with respect to target LTI value for our NEOs:

NEO	2021 Target LTI	2022 Target LTI	Change (%)	Principal Rationale
Thomas R. Greco	$6,000,000	$6,500,000	8.3%
Part of overall compensatory adjustment for multi-year performance and maturity in role; help maintain balance among short-term and long-term components of compensation; market competitiveness of total target direct compensation

Jeffrey W. Shepherd	$1,000,000	$1,600,000	60.0%	Market competitiveness of target total direct compensation; shift more of target total direct compensation to LTI; promote retention
Robert B. Cushing	$900,000	$1,000,000	11.1%	Market competitiveness; promote retention
Herman L. Word, Jr.	n/a	$900,000	n/a	Mid-year promotion to executive officer role; promote retention(1)
Reuben E. Slone	$850,000	$850,000	0.0%	No market need to increase target
(1) Mr. Word became an executive officer on October 2, 2022. 2022 Target LTI represents annual award made for his prior, non-executive position as well as a one-time award granted in connection with his promotion to promote retention and internal equity.
In February 2023, Mr. Greco informed the Board of his intention to retire from the position of President and Chief Executive Officer at the end of the year. In consideration of this plan and to further incentivize future performance, in lieu of an annual LTI grant for 2023, the Committee granted Mr. Greco a below-target award of LTI of $3,000,000, comprised entirely of PSUs with a performance metric tied to a key operating metric for 2023 performance and vesting tied to the later of the one-year performance period or a transition period following Mr. Greco's retirement.

2022 Potential v. Actual LTI Payout
Our awards to executive officers made in 2020 depended on three-year performance against three equally weighted metrics: return on invested capital, relative total shareholder return and average annual comparable store sales growth. The following depicts potential v. actual results achieved.

Metric	Weight	Threshold (35% payout)	Target (100% payout)	Maximum (200% payout)	Payout
16.8%
Return on Invested Capital	1/3	14.9%	15.9%	16.9%	190%
7th percentile
RTSR	1/3	35th percentile	55th percentile	80th percentile	—%
4.5%
Average Annual Comparable Store Sales	1/3	1.0%	2.5%	5.0%	180%
					123%

Other Compensation and Pay Practices
Employment Agreements
We have employment agreements with each of our executive officers that outline the terms of their employment with us. Each employment agreement describes the base salary, STI and LTI opportunities of the executive. Each agreement is for a one-year term and automatically renews for successive one-year periods unless 90 days advance notice is provided. Our employment agreements include confidentiality, non-competition and non-solicitation obligations for our executive officers. The agreements also outline the compensation to which they are entitled in the event of death, disability, termination by the Company for Due Cause, termination by the Company other than for Due Cause, resignation by the executive for Good Reason, resignation by the executive without Good Reason and termination following a change in control. These terms are more fully described in “—Potential Payments Upon Termination or Change in Control Table.” We believe these various compensatory arrangements in the event of an executive’s severance are important to enabling attraction and retention of key executive talent and promote focus on achievement of long-term strategic objectives.
Other Compensation and Benefit Programs
Other than an executive physical benefit for our CEO, we do not offer any perquisites to our NEOs or benefits that are not available to, or are available on different terms than they are available for, other team members. Our executive officers, including our NEOs, may participate in our broadly-offered employee benefit programs, including principally our 401(k) retirement savings plan, which is available to all team members over age 21 and provides a company match on employee deferrals; our deferred compensation plan, which enables all team members who are “highly compensated employees” (as defined in such plan) to defer up to 50% of base salary and 50% of short-term incentive compensation, with settlements in cash; and our deferred stock unit plan, which enables all senior and executive vice presidents to defer up to 50% of base salary, with settlements in company stock. For detailed information about deferrals made by NEOs into our deferred compensation plan and our deferred stock unit plan, see “—Non-Qualified Deferred Compensation for 2022."
Important Pay Practices
Double-Trigger Vesting for Change in Control. The agreements governing equity grants to our executive officers contain provisions that only accelerate vesting of outstanding equity awards following a change in control if the awards are not assumed by the surviving entity or an executive is terminated.
Incentive Compensation Clawback Policy. We maintain a policy that generally requires repayment of incentive compensation, including, among other types of compensation, time-based and performance-based equity awards, received by executives if the executive’s fraud or willful misconduct results in an accounting restatement. The Company intends to adopt a new incentive compensation clawback policy once the New York Stock Exchange finalizes its listing standards as required by recently adopted rules by the Securities and Exchange Commission.
Stock Ownership Guidelines. To further align the interests of our officers and directors with those of our stockholders, all of our executive officers and directors are required to hold a certain value of our stock. All shares of common stock beneficially owned by the individual, as well as outstanding but unvested time-based restricted stock units, count towards the required thresholds;

we do not consider the value of outstanding but unvested performance-based restricted stock units, vested or unvested stock options or any other type of derivative equity when determining whether an individual satisfies the ownership guidelines.

Position	Holding Requirement
Chief Executive Officer	6x base salary
Chief Financial Officer	3x base salary
Executive/Senior Vice President	2x base salary
Director (non-employee)	6x annual cash retainer
Individuals have five years following appointment or promotion into a role to meet the applicable ownership guideline, and until such guideline is satisfied, must retain at least 50% of all net equity that vests to them. We review our ownership guidelines at least annually, including each individual’s progress towards attaining the requisite ownership thresholds. All of our executive officers and directors are currently in compliance with our ownership guidelines.
Prohibited Pay Practices. We do not engage in practices that we believe would promote excessive risk taking, and we avoid compensatory programs or practices that we believe do not promote the best interests of our company and its stockholders.
•We do not reprice or exchange underwater stock options.
•We do not permit our employees or directors to hedge our stock, and we do not permit our stock to be pledged except in very limited circumstances with stringent requirements to be satisfied. We also do not permit hedging or pledging of any of our LTI awards.
•We do not permit certain of our employees, including our executive officers, or our directors to trade our stock outside of limited specified windows and only allow trading activity following pre-clearance procedures to ensure compliance with applicable regulatory requirements.
•We do not provide any meaningful perquisites or benefits to our executive officers. Our executives participate in the same benefits and retirement plans as our other employees.

Compensation Committee Report
Our Compensation Committee is comprised entirely of four independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC. Mr. Jones is the chair of our Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board. Our charter can be viewed on our website at ir.advanceautoparts.com under the "Governance" section.

We have relied on management’s representation that the CD&A presented in this Proxy Statement has been prepared with integrity and objectivity and in conformity with SEC regulations. Based upon our review and discussion with management, we recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2022 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE
Jeffrey J. Jones II (Chair)
Douglas A. Pertz
Sherice R. Torres
Nigel Travis

Compensation Program Risk Assessment
We assess our executive and broad-based compensation and benefits programs to determine whether the programs' provisions and operation create undesired or unintentional material risk. The risk assessment process includes a review of our compensation program policies and practices, such as our performance-based executive compensation programs and stock ownership guidelines, to ensure that the interests of our executives are aligned with those of our stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking. We take into consideration compensation terms and practices, such as performance-based vesting of a substantial portion of our executives' long-term incentive compensation, to drive long-term decision making and mitigate adverse risk-taking that may occur due to year-over-year performance measurements, and rewards growth over the long term. We regularly review and audit our bonus plans to ensure short-term incentives are appropriately linked to business outcomes, and such reviews are shared with the Compensation Committee.
We have reviewed all of our compensation programs and found none that would be reasonably likely to have a material adverse effect on the Company. Our performance based executive compensation program, as described more fully in CD&A, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long term superior performance without encouraging excessive or unnecessary risk taking. We believe that our long standing compensation philosophy discussed in CD&A is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the long term. As illustrated in CD&A, the compensation of our executives is primarily based on performance over a long term period. We believe the performance based vesting of a substantial portion of our executives' long-term incentive compensation drives long-term decision making, mitigates adverse risk taking that may occur due to year over year performance measurements, and rewards growth over the long term. The Compensation Committee, with the guidance and assistance of its independent compensation consultant, reviews and approves compensation components for all named executive officers and other executive officers. Annual incentives are reviewed each year and payments are subject to Compensation Committee discretion. The bonus plans for other team members are linked to financial, customer or operating measures. All team members, including officers, and our directors are subject to our Insider Trading Policy, which prohibits hedging existing ownership positions in the Company's securities, short selling the Company's stock, purchasing or selling derivative securities, and, unless certain stringent requirements are met, pledging Company stock.

Additional Information Regarding
Executive Compensation
Summary Compensation Table
The following Summary Compensation Table provides the compensation earned by our chief executive officer, principal financial officer and the other three most highly compensated executive officers as of the end of each of the last three completed fiscal years.

			Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation
Name and Principal Position		Salary		(a) (b)	(c)	(d)	(e)	Total
	Year	($)	($)	($)	($)	($)	($)	($)
Thomas R. Greco	2022	$1,121,155	$—	$4,875,008	$1,625,014	$749,756	$14,015	$8,384,948
President and Chief Executive Officer	2021	1,100,008	—	4,500,044	1,499,981	2,940,300	11,938	10,052,271
	2020	1,100,008	—	5,559,210	—	1,386,990	10,246	8,056,454
Jeffrey W. Shepherd	2022	756,308	—	1,199,889	400,154	248,911	5,684	2,610,946
Executive Vice President, Chief Financial Officer	2021	667,740	—	749,949	250,060	1,214,013	5,690	2,887,452
	2020	595,890	—	909,756	—	476,340	4,945	1,986,931
Robert B. Cushing	2022	641,923	—	750,033	249,981	260,035	12,875	1,914,847
Executive Vice President, Professional	2021	621,027	—	925,253	224,908	1,046,563	12,253	2,830,004
	2020	600,000	—	1,010,831	—	476,340	11,832	2,099,003
Herman L. Word, Jr.	2022	465,193	—	799,986	100,079	408,525	7,213	1,780,995
Executive Vice President, U.S. Stores and Independents (from October 2, 2022)

Reuben E. Slone	2022	650,000	—	637,364	212,681	223,376	13,253	1,736,674
Former Executive Vice President, Supply Chain (through January 9, 2023)	2021	646,027	—	637,518	212,497	1,093,950	12,645	2,602,637
	2020	624,998	—	909,756	—	496,188	15,440	2,046,382

(a)Represents the grant date fair value of RSUs granted during each of the years presented. For performance-based and time-based awards, the grant date fair value is calculated using the closing price of our common stock on the date of grant. For market-based awards, fair value amounts reflect the value calculated on a Monte Carlo simulation model that assesses the probability of satisfying the market performance conditions. For additional information regarding the valuation assumptions of this award, refer to Note 15 of our consolidated financial statements in the 2022 Form 10-K filed with the SEC on February 28, 2023. See the "Grants of Plan-Based Awards in 2022 Table" and "Outstanding Equity Awards at 2022 Fiscal Year-End" table in this Proxy Statement for information on stock awards granted in 2022 and prior years. Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.
(b)The maximum value for performance awards (as of the grant date), assuming the highest level of performance is achieved for performance awards granted, is provided for each executive in the table below.

	PSUs Maximum Grant Date Fair Value ($)
	Mr. Greco	Mr. Shepherd	Mr. Cushing	Mr. Word	Mr. Slone
2022	$6,500,010	1,599,852	999,907	399,963	849,819
2021	$5,999,941	1,000,049	900,150		850,024
2020	$7,699,855	1,259,947	1,400,119		1,189,995
(c)    These nonqualified stock option awards were granted as part of the annual long-term incentive program in 2022. These awards will vest in equal thirds commencing on the first anniversary of the grant date, with an exercise period of 10 years from the date of grant. The aggregate grant date fair value of the equity awards calculated in accordance with ASC Topic 718 utilizing the assumptions discussed in Note 15 of our consolidated financial statements in the 2022 Form 10-K filed with the SEC on February 28, 2023.
(d)     For 2022, represents amounts paid to our NEOs in March 2023 under our 2022 short-term incentive program. See "CD&A" for additional information regarding our short-term incentive plan.
(e)    For 2022, includes (i) Company matching contributions according to the terms of the Company's 401(k) plan in the amounts of $12,200 for Mr. Greco, $4,462 for Mr. Shepherd, $12,200 for Mr. Cushing, $6,465 for Mr. Word and $12,200 for Mr. Slone; and (ii) life insurance premiums paid by the Company for each executive as follows: $1,815 for Mr. Greco; $1,223 for Mr. Shepherd; $675 for Mr. Cushing; $748 for Mr. Word and $1,053 for Mr. Slone.

Grants of Plan-Based Awards in 2022
The following table sets forth information concerning grants of cash and stock based awards made under our annual and long term incentive plans during 2022. The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if our performance had met the respective levels of the applicable performance measures. The performance measures are more fully described in CD&A. The threshold, target and maximum equity incentive award amounts shown in the table represent the amounts to be paid if our performance meets the respective level of applicable performance measures as more fully described in CD&A.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (d)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Greco			$590,625	$1,687,500	$3,375,000	—	—	—	—	—	—	$—
	2/28/2022	2/8/2022	—	—	—	5,563	15,894	31,788	—	—	—	3,250,005
	2/28/2022	2/8/2022	—	—	—	—	—	—	7,947	—	—	1,625,003
	2/28/2022	2/8/2022	—	—	—	—	—	—	—	30,104	204.48	1,625,014
Mr. Shepherd			226,695	647,700	1,295,400	—	—	—	—	—	—	—
	2/28/2022	2/8/2022	—	—	—	1,369	3,912	7,824	—	—	—	799,926
	2/28/2022	2/8/2022	—	—	—	—	—	—	1,956	—	—	399,963
	2/28/2022	2/8/2022	—	—	—	—	—	—	—	7,413	204.48	400,154
Mr. Cushing			191,888	548,250	1,096,500	—	—	—	—	—	—	—
	2/28/2022	2/8/2022	—	—	—	856	2,445	4,890	—	—	—	499,954
	2/28/2022	2/8/2022	—	—	—	—	—	—	1,223	—	—	250,079
	2/28/2022	2/8/2022	—	—	—	—	—	—	—	4,631	204.48	249,981
Mr. Word			171,063	488,750	977,500	—	—	—	—	—	—	—
	2/28/2022	2/8/2022	—	—	—	342	978	1,956	—	—	—	199,981
	2/28/2022	2/8/2022	—	—	—	—	—	—	489	—	—	99,991
	2/28/2022	2/8/2022	—	—	—	—	—	—	—	1,854	204.48	100,079
	11/21/2022	9/20/2022	—	—	—	—	—	—	3,373	—	—	500,014
Mr. Slone			193,375	552,500	1,105,000	—	—	—	—	—	—	—
	2/28/2022	2/8/2022	—	—	—	727	2,078	4,156	—	—	—	424,909
	2/28/2022	2/8/2022	—	—	—	—	—	—	1,039	—	—	212,455
	2/28/2022	2/8/2022	—	—	—	—	—	—	—	3,940	204.48	212,681
(a)Amounts shown represent possible cash payouts under our 2022 short-term incentive program. See "CD&A" for a discussion of threshold, target and maximum cash incentive plan payouts.
(b)Amounts shown represent the shares of our common stock issuable assuming achievement of the specific threshold, target or maximum levels of performance established by the Compensation Committee for performance-based RSU grants to our executives. These PSU grants were part of our annual long-term equity grants made in 2022 and related to the 2022 through 2024 three-year performance period. See "CD&A" for more information regarding our PSU grants.
(c)Amounts shown represent the number of time based RSUs granted to our executives for 2022. For more information regarding awards of time based RSUs, see "CD&A."
(d)Amounts shown represent the aggregate grant date fair value of the equity awards calculated in accordance with ASC Topic 718 utilizing the assumptions discussed in Note 15 of our consolidated financial statements in the 2022 Form 10-K filed with the SEC on February 28, 2023. The attainment of target level for performance awards was deemed probable at the date of grant for the each of the performance awards granted during 2022. Accordingly, the grant date fair value was calculated at target level for these awards.

The time vested portions of the RSU awards granted in 2022 include rights to receive dividend equivalent payments in the same amount as paid to our stockholders, but do not include voting rights. The performance-based RSUs granted in 2022 do not include dividend or voting rights. We paid quarterly cash dividends of $1.00 per share in the first fiscal quarter of 2022 and $1.50 per share throughout the other fiscal quarters of 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information concerning stock based awards granted to our NEOs that were outstanding at the end of our last fiscal year.

		Option Awards (a)					Stock Awards (b)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Greco	2/28/2022 (c)	—	30,104	—	$204.48	2/28/2032	—	$—	—	$—
	2/28/2022 (c)	—	—	—	—		7,947	1,168,447	—	—
	2/28/2022 (c)	—	—	—	—		—	—	31,788	4,673,790
	3/8/2021	10,595	21,191	—	176.5	3/8/2031	—	—	—	—
	3/8/2021	—	—	—	—		5,666	833,072	—	—
	3/8/2021	—	—	—	—		—	—	33,994	4,998,138
	3/2/2020	—	—	—	—		4,136	608,116	—	—
	3/2/2020	—	—	—	—		—	—	19,298	2,837,385
	3/2/2020	—	—	—	—		—	—	38,600	5,675,358
	4/14/2016	68,745	—	—	160.94	4/14/2023	—	—	—	—
Mr. Shepherd	2/28/2022 (c)	—	7,413	—	204.48	2/27/2031	—	—	—	—
	2/28/2022 (c)	—	—	—	—		1,956	287,591	—	—
	2/28/2022 (c)	—	—	—	—		—	—	7,824	1,150,0363
	3/8/2021	1,766	3,533	—	176.5	3/7/2031	—	—	—	—
	3/8/2021	—	—	—	—		944	138,796	—	—
	3/8/2021	—	—	—	—		—	—	5,666	833,072
	3/2/2020	—	—	—	—		677	99,539	—	—
	3/2/2020	—	—	—	—		—	—	3,158	464,321
	3/2/2020	—	—	—	—		—	—	6,316	928,641
Mr. Cushing	2/28/2022 (c)	—	4,631	—	204.48	2/28/2031	—	—	—	—
	2/28/2022 (c)	—	—	—	—		1,223	179,818	—	—
	2/28/2022 (c)	—	—	—	—		—	—	4,890	718,977
	6/7/2021	—	—	—	—		648	95,275	—	—
	3/8/2021	1,588	3,178	—	176.5	3/8/2031	—	—	—	—
	3/8/2021	—	—	—	—		850	124,976	—	—
	3/8/2021	—	—	—	—		—	—	5,100	749,853
	3/2/2020	—	—	—	—		752	110,567	—	—
	3/2/2020	—	—	—	—		—	—	3,508	515,781
	3/2/2020	—	—	—	—		—	—	7,020	1,032,151
Mr. Word	11/21/2022 (c)	—	—	—	—		3,373	495,932	—	—
	2/28/2022 (c)	—	1,854	—	204.48	2/28/2031	—	—	—	—
	2/28/2022 (c)	—	—	—	—		489	71,898	—	—
	2/28/2022 (c)	—	—	—	—		—	—	1,956	287,591
	3/8/2021	438	1,060	—	176.5	3/8/2031	—	—	—	—
	3/8/2021	—	—	—	—		284	41,757	—	—
	3/8/2021	—	—	—	—		—	—	1,700	249,951
	2/22/2021	—	—	—	—		994	146,148	—	—
	3/2/2020	—	—	—	—		226	33,229	—	—
	3/2/2020	—	—	—	—		—	—	1,052	154,676
	3/2/2020	—	—	—	—		—	—	2,106	309,645
Mr. Slone	2/28/2022 (c)	—	3,940	—	204.48	2/28/2031	—	—	—	—
	2/28/2022 (c)	—	—	—	—		1,039	152,764	—	—
	2/28/2022 (c)	—	—	—	—		—	—	4,156	611,057
	3/8/2021	1,501	3,002	—	176.5	3/8/2031	—	—	—	—
	3/8/2021	—	—	—	—		803	118,065	—	—
	3/8/2021	—	—	—	—		—	—	4,816	708,096
	3/2/2020	—	—	—	—		677	99,539	—	—
	3/2/2020	—	—	—	—		—	—	3,158	464,321
	3/2/2020	—	—	—	—		—	—	6,316	928,641

(a)The April 2016 grant of 68,745 SARs to Mr. Greco represents time-based awards that vested in three equal portions on the third, fourth and fifth anniversary of the grant date.
(b)Includes awards of RSUs. Generally, awards of time-based RSUs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The market value of the stock awards is reflective of the closing price of our common stock as of December 30, 2022 ($147.03), the last day that our common stock was traded during 2022. Amounts shown for PSUs granted in 2020, 2021 and 2022 are shown at maximum level, representing a 200 percent payout of the PSUs.
(c)See the "Grants of Plan-Based Awards in 2022" table in this Proxy Statement for more information on awards granted to our executive officers in 2022.

Option Exercises and Stock Vested in 2022

The following table sets forth information with respect to our NEOs who vested in stock awards or exercised SARs or options during 2022.

	SARs		Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Mr. Greco	—	—	—	—	38,480	7,772,025
Mr. Shepherd	—	—	—	—	6,019	1,215,912
Mr. Cushing	—	—	—	—	7,555	1,516,244
Mr. Word	—	—	—	—	1,425	275,496
Mr. Slone	—	—	—	—	5,948	1,201,671

(a) The value realized on exercise is based on the closing price of our common stock on the NYSE on the exercise date. If an exercise date occurs on a day on which the NYSE is closed, the value realized is based on the closing price on the last trading day prior to the exercise date.
(b) The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If a vesting date occurs on a day on which the NYSE is closed, the value realized is based on the closing price on the last trading day prior to the vesting date.

Non-Qualified Deferred Compensation for 2022

The following table sets forth information with respect to our NEOs concerning executive contributions to non-qualified deferred compensation plans during 2022. We do not make any contributions to these deferred compensation plans. Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions ($)(a)	Aggregate Earnings ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2022 ($)

Mr. Greco	$—	$—	$—	$—
Mr. Shepherd	—	—	—	—
Mr. Cushing	—	—	—	—
Mr. Word	—	—	—	—
Mr. Slone	447,885	(134,828)	—	996,539

(a)Additional information is provided under "Other Compensation and Benefit Programs" in the CD&A section of this Proxy Statement. Any amounts reported as Executive Contributions are also reported in the Salary column of the "Summary Compensation Table" of this Proxy Statement.
(b)Represents realized and unrealized gains or losses on market-based investments selected and dividends earned by executives for their deferred compensation balances.

Potential Payments Upon Termination of Employment or Change in Control
The following table provides an estimate of the inherent value of the severance payments, stock incentives and benefits provided for in each NEO’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on December 31, 2022, the last day of our 2022 fiscal year.

Executive	Voluntary Termination without Good Reason or Involuntary Termination for Due Cause (a)	Retirement	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)
Mr. Greco
Cash Severance (d)	$—	$—	$2,025,000	$2,812,500	$4,367,930	$5,625,000
Stock Incentives (e) (f)	—	—	8,618,310	8,618,310	6,008,675	16,160,214
Other Benefits (g)	—	—	195,000	1,125,000	42,979	42,979
	$—	$—	$10,838,310	$12,555,810	$10,419,584	$21,828,193
Mr. Shepherd
Cash Severance (d)	$—	$—	$876,300	$1,409,700	$1,438,841	$2,819,400
Stock Incentives (e) (f)	—	—	1,567,193	1,567,193	1,041,266	3,176,583
Other Benefits (g)	—	—	195,000	762,000	39,620	39,620
	$—	$—	$2,638,493	$3,738,893	$2,519,727	$6,035,603
Mr. Cushing
Cash Severance (d)	$—	$—	$741,750	$1,193,250	$1,270,954	$2,386,500
Stock Incentives (e) (f)	—	1,028,181	1,538,816	1,538,816	1,028,181	2,686,973
Other Benefits (g)	—	—	195,000	645,000	43,427	43,427
	$—	$1,028,181	$2,475,566	$3,377,066	$2,342,562	$5,116,900
Mr. Word
Cash Severance (d)	$—	$—	$661,250	$1,063,750	$929,400	$2,127,500
Stock Incentives (e) (f)	—	—	1,114,634	1,114,634	325,671	1,534,080
Other Benefits (g)	—	—	195,000	575,000	47,264	47,264
	$—	$—	$1,970,884	$2,753,384	$1,302,335	$3,708,844
Mr. Slone
Cash Severance (d)	$—	$—	$747,500	$1,202,500	$1,303,295	$2,405,000
Stock Incentives (e) (f)	—	—	1,300,186	1,300,186	929,818	2,320,869
Other Benefits (g)	—	—	195,000	650,000	34,966	34,966
	$—	$—	$2,242,686	$3,152,686	$2,268,079	$4,760,835

(a)Voluntary termination without Good Reason or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans and receipt of accrued but unpaid base salary. Executives must exercise vested long term incentives within 90 days after the date of termination. The term "Due Cause" is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to our officers that has not been cured following notice if applicable; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to us; (iv) the commission or indictment of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in violation of our Substance Abuse Policy.
(b)The employment agreements of our NEOs provide that the executive’s employment is deemed to be terminated by us without Due Cause if the executive elects to terminate his employment for Good Reason. The term "Good Reason" is defined in the agreements as: (i) a material diminution in the executive’s base salary or target bonus amount for Mr. Greco and total direct compensation, as defined in the employment agreements, for other executives; (ii) a material diminution in the executive’s authority, duties or responsibilities or for executives other than Mr. Greco, those of the executive’s supervisors; (iii) for Mr. Greco, if he no longer reports directly to the Board; (iv) except for Mr. Greco, the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; (v) requiring the executive to be based more than 60 miles from our office at which the executive was principally employed immediately prior to the date of the relocation; or (vi) for Mr. Greco, any other material breach of the Agreement including failure of the Nominating and Corporate Governance Committee to re-nominate him to the Board. Except for Mr. Greco, upon termination of employment by us other than for Due Cause or by the executive for Good Reason the executive is entitled to receive a cash "termination payment" which equals the sum of the executive’s annual base salary and an amount equal to the average annual bonus payment over the past three years (or shorter period of employment as applicable). Mr. Greco is entitled to an amount equal to one and one half times his annual base salary and an amount equal to one and one half times his average annual bonus payment over the past three years, in addition to a pro-rated annual bonus for the year in which his employment is terminated. The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for 2019, 2020 and 2021 (or shorter period of employment as applicable). In addition, the executive will receive outplacement services and certain medical benefits coverage as described in note (g) below.
(c)If, within 12 months of a Change in Control (as defined in the employment agreements), the executive’s employment is terminated by us other than for Due Cause or by the executive for Good Reason, the executive will be entitled to a Change in Control Termination Payment equal to (i) two times the executive’s base salary plus (ii) two times the amount equal to the executive’s target bonus. The cash severance amount would be subject to a downward adjustment pursuant to the “net best” provisions of his employment agreement, and the benefits also apply to involuntary termination or termination with Good Reason within three months prior to a Change in Control in contemplation of the Change in Control.
(d)In the case of voluntary termination without Good Reason or termination for Due Cause, the executive would be ineligible to receive a cash severance payment. In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount. In the event that the executive is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the executive’s annual target bonus severance payments are contingent upon execution and non-revocation of a release as provided in the agreements.
(e)Amounts shown here are calculated as the differences between the exercise price, if any, of the outstanding stock-based incentives and the closing price of our stock on the last day our stock was traded during 2022.
(f)The terms of the executives’ restricted stock unit agreements provide that in the event of termination of employment due to death or disability, any remaining previously unvested time based RSUs will vest immediately. PSUs will vest based on our performance at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to death or disability during the performance period. In the event of retirement, which requires 10 years of service and a minimum age of 55 years, time based shares will be forfeited. PSUs vest based on our performance at the end of the applicable performance period on a pro rata basis commensurate with the time employed prior to retirement during the performance period, subject to certain noncompete restrictions. In the event of involuntary termination without Due Cause, or voluntary termination for Good Reason, a pro rata portion of the performance based RSUs will vest at the performance vesting date on a pro rata basis based on the amount of time employed during the performance period. In the event of such termination following a Change in Control, all time based RSUs will vest and become exercisable if the acquiring entity does not assume, convert or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event. Performance based RSUs will vest at the same time on a pro rata basis based on the amount of time employed during the performance period and our actual performance as of the most recent termination date.
(g)For Disability, Other Benefits consist of the amount the executives would receive under our qualified plan. For Death, Other Benefits represent life insurance benefits. For Involuntary Termination, Other Benefits include $12,000 in outplacement costs and the cost of providing one year of health care coverage (18 months in the case of Mr. Greco) to the executive at the same cost as active employees.

CEO Pay Ratio
As a result of certain regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure of the ratio of our CEO’s compensation to that of our median employee.
Our CEO to median employee pay ratio is calculated in accordance with the guidelines established by the SEC. We identified our median employee using total annual cash compensation of all team members employed with us on December 31, 2020. We included all U.S. team members in our analysis of the median employee, including part time, full time, and seasonal team members. For 2022, we believe that a change in the median employee's circumstances would result in a significant change in our pay ratio disclosure, so we used an employee with compensation substantially similar to the original median employee based on the compensation measure used to select the original median employee.
After identifying our median employee, we then calculated annual total compensation in accordance with the same methodology as used to calculate total compensation for our CEO in the Summary Compensation table.
Annual Total Compensation for the CEO as described in the Summary Compensation table was $8,384,948 for 2022 and the median team member compensation was $24,415. The result of this analysis is a ratio of approximately 343:1.
The Compensation Committee continuously reviews both the compensation of our CEO, our NEOs and our pay practices for all team members to ensure internal equity is appropriate. A significant portion of our CEO’s compensation is performance based and thus the ratio may vary each year consistent with the Company’s ultimate performance outcomes and how those outcomes connect to our performance-based compensation programs.
Pay Versus Performance Disclosure
Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. Please refer to CD&A for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.
There is one primary difference between the calculation of the components of "compensation actually paid" (or "CAP") and "summary compensation table" (or "SCT") total compensation:

	SCT Total	CAP
Stock and Option Awards	Grant date fair value of stock and option awards granted during the year	Year over year change in the fair value of stock and option awards that are unvested as of the end of the year, or vested or were forfeited during the year, including dividend equivalents, as applicable
Metrics Used for Linking Pay and Performance
The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2022. Each metric below is used for purposes of determining payouts under either our short-term incentive program or vesting of our PSU awards. Please see CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program.

Comparable Store Sales Growth
Adjusted Operating Income
Free Cash Flow
Relative Total Shareholder Return (rTSR)
Comparable Store Sales Growth and Adjusted Operating Income were selected as the Company-selected measures for the Pay versus Performance table that follows because these metrics have the strongest alignment with the key attributes of strategic and operating plans and help drive the creation of long-term shareholder value.

Pay Versus Performance Table

Year	SCT Total for CEO	CAP to CEO	Average SCT Total for Other NEOs (1)	Average CAP to Other NEOs (2)	Value of Initial Fixed $100 Investment Based on:		GAAP Net Income ($m)	Company Selected Measure
					Total Shareholder Return	Peer Group Total Shareholder Return (3)		Comparable Store Sales Growth	Adjusted Operating Income ($m)
2022	$8,384,948	$(7,267,775)	$2,008,124	$(169,402)	$98.46	$114.02	$502	0.3%	$1,093
2021	10,052,271	24,632,043	2,684,996	4,775,021	155.06	173.50	$616	10.7	$1,051
2020	8,056,454	7,289,919	1,975,014	2,044,128	100.25	145.42	$493	2.4	$813
(1)    CEO for all years is Mr. Greco. Other NEOs are Messrs. Shepherd, Cushing, Word and Slone for 2022; Messrs. Shepherd, Cushing and Slone and Jason B. McDonell for 2021; and Messrs. Shepherd, Cushing and Slone and Michael T. Broderick for 2020.

(2)    The dollar amounts reported represent CAP, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to SCT total compensation to determine the CAP values:

Reconciliation of SCT to CAP for CEO:

	SCT Total for CEO	Minus SCT Equity for CEO	Plus End of Year ("EOY") Fair Value of Equity Granted During FY Outstanding and Unvested at EOY	Plus (Minus) Change in Fair Value form Beginning of Year ("BOY") to EOY of Awards Granted in Any Prior FY Outstanding and Unvested at EOY	Plus (Minus) Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior FY that Vested During the FY	Minus Fair Value at BOY of Awards Granted in Prior Year that were Forfeited During the FY	CEO CAP
2022	$8,384,948	$6,500,022	$3,443,902	$(10,813,511)	$(1,783,092)	$—	$(7,267,775)
2021	10,052,271	6,000,025	10,501,631	10,287,185	(209,019)	—	24,632,043
2020	8,056,454	5,559,210	8,192,754	(2,693,536)	(706,543)	—	7,289,919

Reconciliation of SCT to CAP for Other NEOs:

	SCT Total for Average Other NEOs	Minus SCT Equity for Average Other NEOs	Plus EOY Fair Value of Equity Granted During FY Outstanding and Unvested at EOY	Plus (Minus) Change in Fair Value form BOY to EOY of Awards Granted in Any Prior FY Outstanding and Unvested at EOY	Plus (Minus) Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior FY that Vested During the FY	Minus Fair Value at BOY of Awards Granted in Prior Year that were Forfeited During the FY	Average Other NEO CAP
2022	$2,008,124	$1,087,542	$635,235	$(1,485,175)	$(240,045.00)	$—	$(169,402)
2021	2,684,996	987,593	1,685,480	1,381,805	10,333.00	—	4,775,021
2020	1,975,014	922,388	1,359,352	(313,257)	(54,593.00)	—	2,044,128
The fair value of option awards was determined using a Black-Scholes option-pricing model. The fair value of RSUs used to calculate CAP was based on the Company's closing stock price on each valuation date, including accrued dividend equivalent units. The fair value of PSUs used to calculate CAP assumes estimated performance results as of the end of each reporting year for financial metrics (average annual comparable store sales growth and return on invested capital, which were performance measures in our 2018, 2019, 2020, and 2021 PSU awards) and a Monte Carlo simulation valuation model for market metrics (which were relative TSR vs. a peer group for the 2018, 2019, and 2020 PSUs and relative TSR vs. the constituents of the S&P 500 for the 2021 and 2022 PSUs), in accordance with FASB ASC 718. Fair values include accrued dividend equivalent units.
(3)    Reflects total shareholder return indexed to $100 for the S&P 500 Retailing Index, which is an industry line peer group reported in the performance graph included in the Company’s 2022 Annual Report on Form 10-K.

Relationship between Company TSR and Peer Group TSR; CAP and Company TSR
The graphs below illustrate the relationship between our TSR and the Peer Group TSR, as well as the relationship between CAP and our TSR for the CEO and other NEOs. For reference, SCT total compensation values for each year are also shown. As the graphs below illustrate, CAP amounts for our CEO and other NEOs are strongly aligned with the Company's TSR, as intended.

Relationship between CAP and GAAP Net Income

The graph below reflects the relationship between the CEO and Average other NEO CAP and our GAAP Net Income. GAAP net income is not used as a metric in our short-term or long-term incentive plans.

AAP CAP vs Performance: GAAP Net Income
$1.2
$0.8
$0.4
$0.0
-$0.4
GAAP Net Income ($ millions)
$30
$20
$10
$0
-$10
Compensation Actually Paid ($ millions)
$7.3
$2.0
$0.5
$24.6
$4.8
$0.6
($7.3)
($0.2)
$0.5
CEO CAP
Other NEOs CAP
GAAP Net Income
FY2020
FY2021
FY2022

Relationship between CAP and Company-Selected Measures

The graph below reflects the relationship between CEO and Average Other NEO CAP versus Comparable Store Sales Growth and Adjusted Operating Income. Each of these measures determined one-third of 2022 short-term incentive plan and is an important top-line and profitability measure that supports long-term shareholder value creation.

Information Concerning our Executive Officers

The following table provides information about our executive officers as of March 30, 2023.

Name	Age	Position
Thomas R. Greco	64	President and Chief Executive Officer
Robert B. Cushing	69	Executive Vice President, Professional
Tammy M. Finley	56	Executive Vice President, General Counsel and Corporate Secretary
Jason B. McDonell	49	Executive Vice President, Merchandising, Marketing and e-commerce
William J. Pellicciotti Jr.	43	Senior Vice President, Controller and Chief Accounting Officer
Natalie S. Schechtman	52	Executive Vice President, Chief Human Resources Officer
Jeffrey W. Shepherd	50	Executive Vice President, Chief Financial Officer
Stephen J. Szilagyi	59	Executive Vice President, Chief Supply Chain Officer
Herman L. Word, Jr.	48	Executive Vice President, U.S. Stores and Independents

Our executive officers are elected by and serve at the discretion of our Board. There are no family relationships among any of our executive officers. Set forth below is a brief description of the business experience of our executive officers other than Mr. Greco, who is also a director and whose business experience is set forth in the “Nominees for Election to Our Board” section of this Proxy Statement.

Mr. Cushing
Executive Vice President, Professional
Mr. Cushing joined us in January 2014 via the acquisition of General Parts International, Inc. ("GPI"), which included its wholly owned subsidiary Worldpac, Inc. ("Worldpac"), and has held his current position since August 2016. Mr. Cushing is responsible for the operations of our Professional sales team in addition to Worldpac, CARQUEST CANADA LTD. and wholly owned subsidiary Autopart International, Inc. Mr. Cushing joined Worldpac via its acquisition of Metrix Parts Warehouse, Inc. in 1999 and was named Worldpac's President and CEO in January 2008. Prior to serving as President and CEO, Mr. Cushing served as Executive Vice President, Sales and Operations for the U.S. and Canada from 1999 to 2007. Prior to joining Worldpac, Mr. Cushing held executive-level sales, marketing and operations positions with Metrix Parts Warehouse, Inc., Interco Parts Corporation and Robert Bosch Corporation.

Ms. Finley
Executive Vice President, General Counsel and Corporate Secretary
Ms. Finley joined us in 1998 and has held her current position since May 2016. From January 2015 to May 2016, she served as Executive Vice President, Human Resources, General Counsel and Corporate Secretary. From March 2013 to January 2015, she served as Senior Vice President, Human Resources. From March 2010 to March 2013, she served as Vice President, Employment Counsel and Government Affairs. From September 2007 to March 2010, she served as Vice President, Employment Counsel. From January 2003 to September 2007, she served as Vice President, Staffing and Team Member Relations. From March 1998 to January 2003, she served as Assistant Vice President, Human Resources. Prior to joining Advance, Ms. Finley worked as a labor and employment attorney with The Center for Employment Law, PC, and as a Staff Attorney with the Virginia Supreme Court. Ms. Finley has also served on the board of directors of American National Bankshares Inc., a publicly traded bank holding company, since September 2017.

Mr. McDonell
Executive Vice President, Merchandising, Marketing and e-commerce
Mr. McDonell joined us in July 2019 as Executive Vice President, Chief Marketing Officer and has served as Executive Vice President, Merchandising, Marketing and e-commerce since March 2021, where he currently also has responsibility with respect to product availability and data science. Mr. McDonell joined Advance after 21 years at PepsiCo Foods, a unit of PepsiCo Inc., a global food and beverage company, where he most recently served as Canada President and General Manager for PepsiCo Foods from July 2015 to July 2019, with responsibility for all functions and aspects of PepsiCo’s Canadian Frito Lay and Quaker businesses. He started at PepsiCo in brand marketing for some of the company’s most iconic snack food brands, and worked in a variety of roles across marketing, innovation, insights, sales, field operations and customer strategy with increasing responsibility to the Chief Marketing Officer, Field Sales and Operations Leadership and then General Management for PepsiCo Foods Canada. Earlier in his career, Mr. McDonell served in a brand management capacity at Procter & Gamble, a consumer packaged goods company.

Mr. Pellicciotti
Senior Vice President, Controller and Chief Accounting Officer
Mr. Pellicciotti joined us in his current role in January 2022. Prior to joining Advance, Mr. Pellicciotti served as the Vice President, Controller, North America for The Kraft Heinz Company, an international food and beverage company, since October 2020, and as Finance Director, SEC Reporting, Accounting Policy & SOX Compliance at Colgate-Palmolive Company ("Colgate"), a multinational consumer products company, from October 2019 to October 2020. Since 2009, Mr. Pellicciotti served in leadership roles in finance at Colgate, including as the Finance Director for the Asia-Pacific Division from January 2018 to September 2019 and as Center Lead and Finance Director for Colgate Business Services from March 2013 to December 2017. Mr. Pellicciotti began his career as an accountant at CliftonLarsonAllen, LLP, a professional services firm, and a Manager at PricewaterhouseCoopers, LLP, a leading accounting firm.
Ms. Schechtman
Executive Vice President, Chief Human Resources Officer
Ms. Schechtman joined us in May 2016 as Senior Vice President, Human Resources and has held her current position since February 2018. Prior to joining Advance, Ms. Schechtman served in human resources leadership roles at PepsiCo for almost 10 years, including Senior Director, Human Resources for Global Foodservice, a division of PepsiCo. She was responsible for the Foodservice division’s talent strategy, recruitment, training and development, organizational health, and employee relations. She also held human resources leadership roles in PepsiCo’s Retail Beverages, Pepsi-Cola North America and PepsiCo’s Corporate division. She also worked as an employment attorney with the law firm Brown Raysman in New York from 2003 to 2006, handling corporate labor and employment legal issues for a variety of clients, including several large international corporations. Prior to Brown Raysman, she served in recruiting and talent management roles from 1995 - 2003 with The Estee Lauder Companies, FreeRide.com, LLC and Gundersen Partners, LLC. Ms. Schechtman has also served on the board of directors of Udemy, Inc., an education technology company that provides an online learning and teaching platform, since May 2022.

Mr. Shepherd
Executive Vice President, Chief Financial Officer
Mr. Shepherd joined us in March 2017 as Senior Vice President, Controller and Chief Accounting Officer and assumed the additional role of Interim Chief Financial Officer in April 2018. He has held his current position since August 2018, and also performed the duties of the Chief Accounting Officer from April 2021 through the appointment of Mr. Pellicciotti in January 2022. Prior to joining Advance, Mr. Shepherd was employed by General Motors Company from September 2010 to February 2017 in various accounting and finance roles, including Controller - General Motors Europe from July 2015 to February 2017, Director - Consolidation and SEC Reporting from June 2013 to July 2015, and Director - Analysis and Reporting from September 2010 to June 2013. Prior to joining General Motors, Mr. Shepherd worked for Ernst & Young, a public accounting firm, from October 1994 to September 2010. Mr. Shepherd is a certified public accountant.
Mr. Szilagyi
Executive Vice President, Chief Supply Chain Officer
Mr. Szilagyi joined us in January 2023 as Executive Vice President, Chief Supply Chain Officer. Prior to joining Advance, Mr. Szilagyi most recently did freelance executive supply chain consulting work and served as Senior Vice President, Customer Solutions for MSC Industrial Supply Co., a large publicly traded industrial equipment distributor from May 2018 to November 2021. Prior to this role, Mr. Szilagyi served as a Principal of LogistiPoint Consulting, a consulting agency, and served for 15 years at Lowe’s Companies, Inc., a large publicly traded retailer specializing in home improvement, including as Senior Vice President of Distribution from August 2001 to January 2013 and Chief Supply Chain Officer from February 2013 to June 2016.

Mr. Word
Executive Vice President, U.S. Stores and Independents
Mr. Word joined Advance in February 2003 and has held a variety of leadership operational roles with the organization. He has served as Executive Vice President, U.S. Stores & Carquest Independents since September 2022. Prior to that role, he served as Division President, Carquest North America, where he was responsible for leading Advance's independent business, from June 2019 through September 2022. He also previously served as Regional Vice President from June 2014 to June 2019.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the ownership of our common stock as of March 30, 2023 by:

•each person or entity that beneficially owns more than 5 percent of our common stock;
•each member of our Board;
•each of our executive officers named in the "Summary Compensation Table" included in the Executive Compensation section of this Proxy Statement; and
•all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 30, 2023 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.  The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609. Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 59,433,703 shares of our common stock outstanding as of March 30, 2023, plus shares that may be issued or acquired within 60 days of March 30, 2023 through the exercise of vested stock awards.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage
The Vanguard Group(a)	7,700,330	12.9%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(b)	4,123,923	6.9%
55 East 52nd Street
New York, NY 10022
JP Morgan Chase & Co.(c)	3,396,757	5.7%
383 Madison Avenue
New York, NY 10179

Directors, Executive Officers and Others(f)
Carla J. Bailo	2,926	*
John F. Ferraro	12,298	*
Thomas R. Greco	208,370	*
Joan M. Hilson	1,017	*
Jeffrey J. Jones II	4,966	*
Eugene I. Lee, Jr.	15,280	*
Douglas A. Pertz	6,626	*
Sherice R. Torres	1,343	*
Nigel Travis	6,029	*
Arthur L. Valdez Jr.	2,526	*
Robert C. Cushing	25,954	*
Jeffrey W. Shepherd	23,619	*
Reuben E. Slone	21,697	*
Herman L. Word, Jr.	6,667	*
All executive officers and directors as a group (18 persons)	373,055	*

*    Less than 1%
(a)Based solely on a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, The Vanguard Group is the beneficial owner of 7,700,330 shares and has sole dispositive power of 7,443,295 shares, shared dispositive power of 257,035 and shared voting power of 83,325.
(b)Based solely on a Schedule 13G/A filed with the SEC on February 1, 2023 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 4,123,923 shares and has sole dispositive power of 4,123,923 shares and sole voting power of 3,689,413 shares.

(c)Based solely on a Schedule 13G filed with the SEC on January 1, 2023 by JP Morgan Chase & Co. JP Morgan Chase & Co. is the beneficial owner of 3,396,757 shares and has sole dispositive power of 3,380,945, sole voting power of 3,280,647 shares, shared voting power of 8,363 shares and shared dispositive power of 12,892.
(d) The following table provides further detail regarding the shares beneficially owned by our directors and executive officers:

	Shares beneficially owned
	Shares of our common stock issuable with respect to
Name of Beneficial Owner	DSUs	Options exercisable within 60 days of March 30, 2023	RSUs vesting within 60 days of March 30, 2023	SARs exercisable within 60 days of March 30, 2023
Carla J. Bailo	2,526	—	—	—
John F. Ferraro	11,798	—	—	—
Thomas R. Greco	—	31,224	—	68,745
Joan M. Hilson	1,017	—	—	—
Jeffrey J. Jones II	4,966	—	—	—
Eugene I. Lee, Jr.	12,155	—	—	—
Douglas A. Pertz	5,426	—	—	—
Sherice R. Torres	1,343	—	—	—
Nigel Travis	4,779	—	—	—
Arthur L. Valdez Jr.	2,526	—	—	—
Robert B. Cushing	—	4,720	—	—
Jeffrey W. Shepherd	—	6,003	—	—
Reuben E. Slone	4,432	4,315	—	—
Herman L. Word, Jr.	—	1,586	—	—
All executive officers and directors as a group (18 persons)	46,536	55,722	—	68,745

Stock Ownership Guidelines for Directors and Executive Officers
The following table summarizes the stock ownership guidelines for our directors, NEOs and other key employees intended to further align the interests of our directors and members of management with the interests of our stockholders.

Title	Holding Requirements
Chief Executive Officer	Stock valued at 6 times base salary
Chief Financial Officer and/or President	Stock valued at 3 times base salary
Executive Vice President / Senior Vice President	Stock valued at 2 times base salary
Non-employee Director	Stock valued at 6 times their annual cash retainers

The ownership requirement may be satisfied through the following equity holdings:

•All vested stock holdings/shares owned outright that are currently held by a director or an executive
•Unvested, time based RSUs
•Shares or units held by a director or an executive in any deferral plan

Neither vested nor unvested stock options or SARs will count towards the ownership threshold requirements. Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 50 percent of the net shares received upon the exercise of any stock options or SARs or the vesting of any RSUs until the guideline ownership levels have been reached.

The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements at least annually. Based on current ownership and anticipated future stock vesting, all executives have satisfied or are projected to satisfy their respective stock ownership requirements by their requisite ownership requirement dates. In order to further align the interests of directors with interests of our stockholders, each of our non-employee directors receives a portion of his or her annual retainer in the form of DSUs, which are held and deferred until his or her service as a director ceases. In addition, directors have the opportunity to defer all or part of their cash retainers in the form of DSUs. Directors and executive officers are subject to our insider trading policy, which prohibits hedging with our stock and prohibits the pledging of our stock unless specified stringent requirements are met.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires "insiders," including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE. Based solely on our review of such reports and written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2022, except that one annual award to Mr. Pellicciotti was not timely reported on Form 4.

Equity Compensation Plan Information
The following table sets forth our shares authorized for issuance under our equity compensation plans on December 31, 2022.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by stockholders (d)	720,400	$166.05	4,188,500
Equity compensation plans not approved by stockholders	—	—	—
Total	720,400	$166.05	4,188,500

(a)Includes the shares that would be issued upon exercise of outstanding RSUs, PSUs and DSUs and the net shares that would be issued upon exercise of outstanding options, SARs and performance based SARs and is based on management's estimate of the probable vesting outcome for performance based awards. The gross number of awards expected to vest based on management's estimate of the probable vesting outcome for performance based awards is 789,145.
(b)Includes weighted average exercise price of outstanding SARs only based on management's estimate of the probable vesting outcome for performance based awards.
(c)Excludes shares reflected in the first column and is based on management's estimate of the probable vesting outcome for outstanding performance based awards.
(d)Includes the 2014 LTIP and remaining awards outstanding under the 2004 LTIP.

Proposal No. 5
Advisory Vote to Approve the Frequency of Voting on the Compensation of Our Named Executive Officers
Pursuant to the requirements of the Securities and Exchange Commission, we are providing stockholders the opportunity to provide an advisory vote on how frequently our stockholders should have an advisory, non-binding vote on the compensation of our NEOs. You may choose from the following alternatives: every year, every two years or every three years, or you may abstain. The Board currently holds an advisory, non-binding vote on the compensation of NEOs every year and asks that you support an annual frequency period for future non-binding stockholder votes on the compensation of our NEOs.

We believe an annual stockholder advisory vote on compensation of our NEOs has served both our Company and our stockholders well by helping to ensure strong alignment between executive compensation and performance results. The Board believes an annual stockholder vote will help maintain strong stockholder communication and engagement by providing a clear, simple means for the Board to obtain information on investor sentiment about our NEO compensation philosophy and practices, enabling us to implement more quickly any modifications that the Board determines to be appropriate.

The Board endorses an annual stockholder advisory vote on our executive compensation program and recommends the stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders determine, on an advisory basis, that the preferred frequency of the advisory vote on the compensation of the Company’s named executive officers should be every year.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF FOR ONE YEAR FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

Proposal No. 6
Ratification of Appointment by the Audit Committee of
Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2023

Our Audit Committee is directly responsible for the appointment, retention, fees and oversight of the independent registered public accounting firm retained to audit our financial statements. Deloitte has continuously served as our independent registered public accounting firm since 2002. The lead engagement partner from Deloitte is required to be rotated every five years, and in 2021, a new lead engagement partner was selected in connection with this rotation process. In addition, our Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm in conjunction with its review of Deloitte’s independence, qualifications and performance.

Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for fiscal year 2023 because our Audit Committee believes the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interest of us and our stockholders. You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2023 although your ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our by-laws or otherwise. If our stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider whether or not to retain Deloitte in the future. However, the Audit Committee is not bound by a vote either for or against the firm. Members of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2023.

2022 and 2021 Audit Fees
The following table summarizes the aggregate fees billed by Deloitte for the following professional services:

	2022	2021
	($ in thousands)
Audit Fees (a)	$4,364	$3,684
Audit-Related Fees (b)	105	0
Tax Fees (c)	38	35
Total	$4,506	$3,719

(a)Fees for audit services billed for 2022 and 2021 consisted of fees for:
•the audit of our annual financial statements;
•the attestation of the effectiveness of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002;
•reviews of our quarterly financial statements; and
•statutory audits, consents and other services related to SEC matters.
(b)Fees for audit-related services billed in 2022 consisted of services pertaining to our $350 million senior unsecured notes.
(c)Tax fees billed in 2022 and 2021 were related to tax planning services.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee approved all audit and permitted non-audit services provided by Deloitte during 2022. In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that such services are compatible with maintaining the independent accountant's independence. The Audit Committee discussed these non-audit services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

Audit Committee Report
We are responsible for providing independent, objective oversight of the Company's accounting functions and internal controls and operate pursuant to a written charter approved by the Company’s Board. We are comprised entirely of at least three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Company’s Board has determined the Audit Committee’s chair, Mr. Ferraro, Ms. Bailo and Ms. Hilson, by virtue of their education, training and professional experience, qualify as "audit committee financial experts," as defined by SEC rules.
Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm, or "independent accountants," is responsible for auditing the Company's consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of the Company's internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to the Company’s financial statements, or any professional certification as to the independent accountants’ work. In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of the independent accountants included in their report on the Company’s financial statements.
During 2022, we met seven times. We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks. During 2022, and subsequent to the end of the year, we:
•appointed Deloitte as the independent registered public accounting firm for 2022;
•met with management and the independent accountants to review and discuss the Company’s critical accounting policies and significant estimates;
•met with management and the independent accountants to review and approve the 2022 audit plan;
•met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;
•met with management and the independent accountants to review the audited financial statements for the year ended December 31, 2022, and internal controls over financial reporting as of December 31, 2022;
•reviewed and discussed the quarterly and annual reports prior to filing with the SEC;
•reviewed and discussed the quarterly earnings press releases;
•met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;
•reviewed the processes by which risk, including cyber security risk, is assessed and mitigated;
•reviewed and amended the Audit Committee charter; and
•completed all other responsibilities under the Audit Committee charter.
We have discussed with the independent accountants the matters required by PCAOB Auditing Standards and related Rules, including Auditing Standard 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication With Audit and Finance Committees (Rule 2-07), which includes a review of significant accounting estimates and the Company’s accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.
Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2022.
We considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the independent accountants’ independence and have determined the provision of the non-audit services is compatible with the independent accountants’ independence. Accordingly, we have approved retention of Deloitte as the Company’s independent registered public accounting firm for 2023.
We reviewed and reassessed the adequacy of the Audit Committee Charter.

THE AUDIT COMMITTEE
John F. Ferraro, Chair
Carla J. Bailo
Joan M. Hilson
Arthur L. Valdez Jr.

Proposal No. 7
Stockholder Proposal Entitled "Independent Board Chairman"

The Company has received a stockholder proposal from Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, a beneficial owner of at least 50 shares of our common stock (the “Proponent”). The Proponent has requested that the proposal set forth below in italics be presented for a vote at our Annual Meeting:

"Proposal 7 - Independent Board Chairman"

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.

It is a best practice to adopt this policy soon. However this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company. The job of the CEO is to manage the company. The job of the Chairman is to oversee the CEO and management.

A Lead Director is not a substitute for an independent board chairman. A lead director is not responsible for the strategic direction of the company. And a Chairman/CEO can ignore the advice and feedback from a lead director. There is no example of a lead director prevailing when there is a disagreement between the Chairman/CEO and lead director.

According to the AAP Lead Director Concept the principle function of the AAP lead director appears to be to approve information and agendas immediately before the start of meetings.

Please vote yes:
Independent Board Chairman - Proposal 7

Board of Directors’ Statement in Opposition to Proposal No. 7:

The Board has considered this proposal and does not believe that its adoption is in the best interests of the Company and its stockholders. Adoption of this proposal would eliminate the independent directors’ ability to exercise their judgment on the establishment of the board leadership structure that best serves the interests of the Company and its stockholders and is unnecessary given the Company’s current governance practices, which include an independent Chair.
The interests of stockholders are best served by preserving the flexibility to determine the appropriate leadership structure for the Company in light of the circumstances at the relevant time.
The changes called for in the shareholder proposal would eliminate the independent directors’ ability to exercise their judgment on the important issues of Board structure and effective Board leadership by requiring that the Company’s governing documents be amended to permanently require that the roles of Chair and Chief Executive Officer be held by separate individuals. As previously disclosed, the Board has not adopted a formal policy for whether the roles of Chair and Chief Executive Officer should be separated or combined because the Board believes that there is no single best blueprint for structuring Board leadership and that, as circumstances change, the optimal leadership structure may change correspondingly. Having flexibility and discretion to determine whether the same individual should serve as both Chair and Chief Executive Officer, or whether the roles should be separated, is critical for allowing the independent directors to determine the most advantageous leadership structure for the Company and its stockholders at any given point in time.
The Nominating and Corporate Governance Committee of our Board, consisting of all independent directors, regularly reviews the size, structure and composition of our Board to ensure that our Board is providing effective oversight of the Company’s operations. It facilitates a robust self-assessment on an annual basis that further examines the structure and effectiveness of the Board, and it has developed and maintains carefully-considered corporate governance guidelines that outline strong governance practices for the Company. As discussed below, these guidelines require the appointment of an independent Lead Director in the event that the roles of Chair and Chief Executive Officer are combined, as well as certain adjustments to Board structure, to support rigorous oversight, robust communication and clarity of roles and responsibilities. The Board believes that it is critical that the Nominating and Corporate Governance Committee have the ability to determine what structure and leadership is most effective for the Board and most appropriate for the Company given any particular set of circumstances that may arise from time to time. This enables the Board to tailor its structure to the strengths of the Company’s officers and directors in order to best address the Company’s evolving and complex business. Eliminating this flexibility would be unnecessarily rigid and might also deprive the independent directors of the ability to select the most qualified and appropriate individual to lead the Board as Chair.
Our current board leadership structure and governance practices provide effective, independent oversight of management.
The roles of Chair and Chief Executive Officer at the Company are currently separate, and the Company has had different people filling each position since 2008. As previously disclosed, our Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer. In the future, in the event that the Board chooses to combine these roles, or in the event that the Chair of the Board is not an independent director, our corporate governance guidelines provide for the selection of an independent Lead Director. The Lead Director would be designated by a majority vote of the independent directors. His or her duties would include, but not be limited to: assisting the Board in assuring compliance with and implementation of the Company’s governance guidelines, as well as approving information sent to the Board, approving meeting schedules and agendas for the Board to assure there is sufficient time for discussion of agenda items, calling meetings of the independent directors, moderating sessions of the Board’s non-management and independent directors, acting as the principal liaison between directors and the Chair and Chief Executive Officer on sensitive issues and being available for consultation and direct communication with stockholders as requested. The role of a Lead Director, when required, would therefore provide essential independent leadership and help ensure robust communication and proper strategic oversight and not, as the proponent claims, be principally to approve information and agendas immediately before the start of meetings. Furthermore, our Board currently has a substantial majority of independent directors (90%), with an average tenure of approximately four and a half years, and all the committees of our Board consist entirely of independent directors. The Board believes that its current structure, led by an independent Chair, and its robust governance practices demonstrate that the Board is able to provide independent, effective oversight of management. As a result, the Board believes that the adoption of a formal policy which limits the Board’s flexibility to determine the most appropriate leadership structure is not necessary or advisable at this time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 7 ENTITLED "INDEPENDENT BOARD CHAIRMAN."

Other Matters
A copy of our 2022 annual report to stockholders is being sent to each stockholder of record. The annual report is not part of our proxy soliciting material but it can be accessed at ir.advanceautoparts.com under "Financials."
Who is soliciting my vote?
Our Board is soliciting your proxy to vote at the Annual Meeting.
Who is paying the costs of this proxy solicitation?
Our Company is paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. In addition, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on our behalf in person, by telephone or by electronic communication.
Will any other matters be voted on?
The Board does not intend to present any other matters at the Annual Meeting. We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Tammy M. Finley and Jeffrey W. Shepherd as proxies, with full power of substitution ("Proxies"), to vote on such matters in their discretion in accordance with their best judgment.
Who is entitled to vote?
Stockholders of record as of the close of business on March 30, 2023 are entitled to vote at the Annual Meeting.
How many votes do I have?
For every matter acted on, you will have one vote for every share of Company common stock that you owned at the close of business on the Record Date. You are not entitled to cumulate your votes.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many stockholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and proxy materials are being sent directly to you by the Company.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. Your bank or broker has provided a voting instruction card to provide you directions for how to vote your shares.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•By Internet at www.proxyvote.com;
•By toll-free telephone at 1-800-690-6903;
•By completing and mailing your proxy card; or
•By voting live at the virtual Annual Meeting.
If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 23, 2023, the day before the Annual Meeting. Your shares will be voted as you indicate. If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1, 2, 3, 4, 5 and 6 and AGAINST Proposal No. 7.
If your shares are held in street name, you should follow the voting directions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker. If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed. AS A RESULT OF THE NYSE'S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO ANY PROPOSAL, EXCEPT FOR PROPOSAL NO. 3, UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.
You will have the opportunity to vote live at the virtual Annual Meeting if you choose to do so. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote live at the virtual Annual Meeting.

Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•Entering a new vote by Internet or telephone by 11:59 P.M. (EDT) on May 23, 2023;
•Returning a later-dated proxy card;
•Sending written notice of revocation to Tammy M. Finley, Executive Vice President, General Counsel and Corporate Secretary at the Company’s address of record, which is 4200 Six Forks Road, Raleigh, North Carolina 27609; or
•Voting live at the virtual Annual Meeting.
If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.
Is my vote confidential?
It is our policy that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company and its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a stockholder appear on a proxy card or other voting material.
How are votes counted?
Votes are counted by inspectors of election designated by the corporate secretary.
What is the quorum requirement of the Annual Meeting?
A majority of the outstanding shares of our common stock on the Record Date, represented live or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions, including those recorded by brokers holding their customers’ shares, and broker non-votes will be counted in determining the quorum. On the Record Date, there were 59,433,703 shares outstanding and 375 stockholders of record.  A majority of our common stock, or 29,716,852 shares, will constitute a quorum. A majority of the shares present at the Annual Meeting may adjourn the meeting even if the number of shares present do not constitute a quorum.
What are broker non-votes?
Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.
If that happens, the bank or broker may vote those shares only on matters as permitted by the NYSE. The NYSE prohibits banks and brokers from voting uninstructed shares in, among other things, the election of directors and matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to any Proposal presented for consideration in this Proxy Statement except for Proposal No. 6 unless they receive voting instructions from the beneficial owners. Broker non-votes are not treated as votes cast under Delaware law.
What vote is required to approve each proposal?
Proposal No. 1. For the election of directors, the nine nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors. For purposes of the election of directors, a majority of votes cast means that the number of shares voted "for" a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes against and exclude abstentions and broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal No. 2. Approval of the Advance Auto Parts, Inc. 2023 Omnibus Incentive Plan requires the affirmative vote of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal. Broker non-votes will not count as present and entitled to vote for purposes of this proposal and will therefore have no effect on the outcome of this proposal.
Proposal No. 3. Approval of the Advance Auto Parts, Inc. 2023 Employee Stock Purchase Plan requires the approving vote of holders of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal. Broker non-votes will not count as present and entitled to vote for purposes of this proposal and will therefore have no effect on the outcome of this proposal.
Proposal No. 4. The advisory vote to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal. Broker non-votes will not count as present and entitled to vote for purposes of this proposal and will therefore have no effect on the outcome of this proposal. Although the advisory vote to approve the compensation of the Company’s named executive officers is non-binding, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.

Proposal No. 5. For the advisory vote on the frequency of the stockholder advisory vote on the compensation of the Company’s named executive officers, a plurality of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal will be considered the stockholders’ preferred frequency. The number of votes cast excludes abstentions and broker non-votes, and abstentions and broker non-votes will therefore have no effect on the outcome of the proposal. Although the vote is non-binding, the Board and the Compensation Committee will review the voting results and consider them in making the decision on the frequency of the stockholder advisory vote on executive compensation, and the Company will report the Board’s final intent in the Current Report on Form 8-K that provides the results of the voting at the Annual Meeting.
Proposal No. 6. Ratification of our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal.
Proposal No. 7. The vote to approve the stockholder proposal regarding the requirement of an independent Board Chairman requires the affirmative vote of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal. Broker non-votes will not count as present and entitled to vote for purposes of this proposal and will therefore have no effect on the outcome of this proposal.
Who can attend the Annual Meeting?
Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.
What do I need to do to attend the Annual Meeting and how will it be conducted?
The Annual Meeting will be conducted online in a manner similar to an in person meeting. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions related to the proposals during the meeting by visiting www.virtualshareholdermeeting.com/AAP2023 and following the instructions on your proxy or notice card. Please note that you are also able to submit questions in advance of the meeting by visiting www.virtualshareholdermeeting.com/AAP2023 and following the instructions posted there. Rules of Conduct for the Annual Meeting will be available at the virtual forum site. The Annual Meeting will begin promptly at 8:30 a.m. Eastern Time. The Company encourages you to access the Annual Meeting prior to the start time to allow time to complete check in procedures.
What does it mean if I get more than one proxy card?
It means you own shares in more than one account. You should vote the shares on each of your proxy cards.
How can I consolidate multiple accounts registered in variations of the same name?
If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our transfer agent, Computershare, toll-free at (866) 865-6327 or at P.O. Box 505000, Louisville, KY 40233-5000, Attention: Shareholder Correspondence.
I own my shares indirectly through my broker, bank or other nominee, and I receive multiple copies of the annual report, Proxy Statement and other mailings because more than one person in my household is a beneficial owner. How can I change the number of copies of these mailings that are sent to my household?
If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee. Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.
I own my shares directly as a registered owner of Company common stock and so do other members of my family living in my household. How can I change the number of copies of the annual report, Proxy Statement and other mailings being delivered to my household?
Family members living in the same household generally receive only one copy per household of the annual report, Proxy Statement and most other mailings. The only item which is separately mailed for each registered stockholder or account is a proxy card. If you wish to start receiving separate copies in your name, apart from others in your household, you must contact Computershare toll-free at (866) 865-6327 or at P.O. Box 505000, Louisville, KY 40233-5000, Attention: Shareholder Correspondence, and request that action. Within 30 days after your request is received we will start sending you separate mailings. If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact Computershare and request that action. That request must be made by each person in the household entitled to receive the materials.
Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement. How can I obtain my own separate copy of the documents for the Annual Meeting in May?
You may download copies from our Internet website, ir.advanceautoparts.com (click on the home page link to 2023 Annual Meeting materials). If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee. If you want copies mailed to you and you are a stockholder of record, we will promptly mail additional copies to you, at no charge, if you request them from Investor Relations by phone at (919) 227-5466 or by mail to 4200 Six Forks Road, Raleigh, 27609, Attention: Investor Relations. We cannot guarantee you will receive mailed copies before the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.
What is the deadline for consideration of stockholder proposals or director nominations for the 2024 annual meeting of stockholders?
If you are a stockholder and you want to present a proposal at the 2024 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing to our corporate offices at 4200 Six Forks Road, Raleigh, North Carolina, 27609, Attention: Corporate Secretary, on or before December 9, 2023. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.
If you want to present a proposal at the 2024 annual meeting (other than pursuant to SEC rules and regulations) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws. Our by-laws require, among other things, that our corporate secretary receive written notice from the stockholder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Therefore, we must receive notice of such proposal no earlier than December 26, 2023, and no later than January 25, 2024. The notice must contain the information required by our by-laws. You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws are also available on our website at ir.advanceautoparts.com under "Governance." Our Chair of the Board or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.
What is the deadline for director nominations for the 2024 annual meeting of stockholders using proxy access?
A shareholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of our common stock representing an aggregate of at least three percent of the outstanding shares of our common stock may nominate and include in our proxy materials director nominees constituting the greater of (i) two individuals and (ii) 20% of our Board. All director nominees must satisfy the requirements included in the Company’s by-laws.
If you are a stockholder and want to nominate a director for our 2024 annual meeting of stockholders, we must receive notice of the nomination no earlier than November 9, 2023 and no later than December 9, 2023. The notice of nomination using process access should be submitted in writing to our offices at 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. The notice of nomination must include the information required for director nominations using proxy access required by our by-laws. Proxy access nominees who do not receive at least a 25% vote in favor of election or withdraw their nomination will be ineligible as a nominee for the following two years.
You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws are also available on our website at ir.advanceautoparts.com under "Governance."

We look forward to you joining us at our Annual Meeting. Regardless of whether you expect to attend the meeting, please vote your shares in one of the ways outlined in the Notice of Annual Meeting.

By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, General Counsel and Corporate Secretary
Raleigh, North Carolina
April 7, 2023

APPENDIX A

ADVANCE AUTO PARTS, INC.
2023 OMNIBUS INCENTIVE COMPENSATION PLAN

Section 1.    Effectiveness and Purpose.
Effective as of the Effective Date, the Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan (as may be amended from time to time, the “Plan”) is hereby established.
The purpose of the Plan is to provide employees of Advance Auto Parts, Inc., a Delaware corporation (together with its successors, the “Company”), and its subsidiaries, certain consultants and advisors who perform services for the Company or its subsidiaries, and non-employee members of the Board of Directors of the Company, with the opportunity to receive grants of equity awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units, other stock-based awards and cash awards. Capitalized terms used in the Plan and not therein defined shall have the meaning assigned to them in Section 2.
The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.
The Plan is intended to replace the Prior Plan. No additional grants shall be made under the Prior Plan on or after the Effective Date. Outstanding grants under the Prior Plan shall continue in effect according to their terms.
Section 2.    Definitions.
The following terms shall have the meanings set forth below for purposes of the Plan:
(a)“Affiliate” means, when used with reference to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, or owns greater than fifty percent (50%) of the voting power in, the specified Person (the term “control” for this purpose means the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, to independently select the managing partner of a partnership or the managing member or the majority of the managers, as applicable, of a limited liability company, or otherwise to have the power to independently remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the voting equity interests in the specified Person).
(b)“Board” means the Board of Directors of the Company.
(c)“Cash Award” means a cash incentive payment awarded under this Plan as described under Section 11(b).
(d)“Cause” has the meaning given to that term or any similar term in any written employment agreement or other written agreement or arrangement between the Employer (or an Affiliate) and the Participant, or if no such agreement or arrangement exists or if such term is not defined therein, and unless otherwise defined in the Grant Instrument, “Cause” means a finding by the Committee that the Participant (i) has materially breached any written employment agreement, restrictive covenants agreement (including any such provisions in a Grant Instrument), invention assignment or confidentiality agreement or other similar agreement or arrangement between the Employer and the Participant; (ii) has engaged in disloyalty to the Employer or an Affiliate including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty; or (iii) has disclosed trade secrets or confidential information of the Employer or an Affiliate to persons not entitled to receive such information.
(e)“CEO” means the Chief Executive Officer of the Company.
(f)“Change of Control” means, unless otherwise set forth in a Grant Instrument, the occurrence of any of the following:

(i)Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the voting power of the then-outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a direct or indirect subsidiary of another Person and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares of such other Person representing more than fifty percent (50%) of the voting power of the then-outstanding securities of such other Person.
(ii)The consummation of (A) a merger or consolidation of the Company with another Person where, immediately after the merger or consolidation, the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, in substantially the same proportion as ownership immediately prior to the merger or consolidation, shares entitling such stockholders to more than fifty percent (50%) of all votes to which all stockholders of the surviving Person would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, will not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving Person or (B) a sale or other disposition of all or substantially all of the assets of the Company.
(iii)A change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections, or threatened election contests, for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
(iv)The consummation of a complete dissolution or liquidation of the Company.
The Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with section 409A of the Code or otherwise. Notwithstanding the foregoing, if a Grant constitutes deferred compensation subject to section 409A of the Code and the Grant provides for payment upon a Change of Control, then, for purposes of such payment provisions, no Change of Control shall be deemed to have occurred upon an event described in clauses (i)–(iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under section 409A of the Code.
(g)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(h)“Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan. The Committee shall consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Company Stock is at the time primarily traded.
(i)“Company Stock” means common stock, par value $0.0001 per share, of the Company, and such other securities as may be substituted for Company Stock pursuant to Section 5(c).
(j)“Disability” or “Disabled” means, unless otherwise set forth in the Grant Instrument, a Participant’s “permanent and total disability” as defined under section 22(e)(3) of the Code.
(k)“Dividend Equivalent” means an amount determined by multiplying the number of shares of Company Stock subject to a Stock Unit or Other Stock-Based Award by the per-share cash dividend paid by the Company on its outstanding Company Stock, or the per-share Fair Market Value of any dividend paid on its outstanding Company Stock in consideration other than cash. If interest is credited on accumulated divided equivalents, the term “Dividend Equivalent” shall include the accrued interest.
(l)“Effective Date” means the date the Plan is approved by the Company’s stockholders.

(m)“Employed by, or providing service to, the Employer” means employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards, Stock Units, Other Stock-Based Awards and Cash Awards, a Participant shall not be considered to have terminated employment or service until the Participant ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise. If a Participant’s relationship is with a Subsidiary of the Company and that entity ceases to be a Subsidiary of the Company, the Participant will be deemed to cease employment or service when the entity ceases to be a Subsidiary of the Company, unless the Participant transfers employment or service to an Employer.
(n)“Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
(o)“Employer” means the Company or a Subsidiary.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)“Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.
(r)“Fair Market Value” means:
(i)If the Company Stock is publicly traded, the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange, the closing sales price during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on any such exchange, the last reported sale price of a share of Company Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board.
(ii)If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be determined by the Committee through any reasonable valuation method authorized under the Code.
(s)“Grant” means an Option, SAR, Stock Award, Stock Unit, Other Stock-Based Award or Cash Award granted under the Plan.
(t)“Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.
(u)“Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.
(v)“Key Advisor” means a consultant or advisor of the Employer.
(w)“Key Employees” has the meaning set forth in Section 19(f)(iii).
(x)“Non-Employee Director” means a member of the Board who is not an Employee.
(y)“Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.
(z)“Option” means an option to purchase shares of Company Stock, as described in Section 7.

(aa)“Other Stock-Based Award” means any Grant based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award, or SAR), as described in Section 11(a).
(bb)    “Participant” means an Employee, Key Advisor or Non-Employee Director designated by the Committee to participate in the Plan.
(cc)    “Performance Goals” means the business criteria selected by the Company to measure the level of performance of the Company or an Affiliate during a performance period, which may include, but are not limited to, one or more of the following criteria: cash flow; free cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; workforce diversity, equity and inclusion goals; compliance requirements and compliance relief; safety goals; productivity goals; talent or people goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer or employee satisfaction or engagement; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s performance; mergers and acquisitions; strategic goals or objectives (including objectives related to qualitative or quantitative environmental, social or governance matters); and other similar criteria as determined by the Committee. Performance Goals applicable to a Grant shall be determined by the Committee, and may be established on an absolute or relative basis and may be established on a corporatewide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.
(dd)    “Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.
(ee)    “Prior Plan” means the Company’s 2014 Long-Term Incentive Plan, as amended through the Effective Date.
(ff)    “Restriction Period” means the period during which the Stock Awards, as described in Section 8, will remain subject to restrictions as designated in the Grant Instrument.
(gg)    “SAR” means a stock appreciation right, as described in Section 10.
(hh)    “Stock Award” means an award of Company Stock, as described in Section 8.
(ii)    “Stock Unit” means an award of a contractual right to receive one or more shares of Company Stock, cash or combination thereof, as described in Section 9, and denominated in a number of shares of Company Stock specified in a Grant Instrument.
(jj)    “Subsidiary” means any entity in which the Company has a greater than fifty percent (50%) ownership interest. With respect to the requirements applicable to Incentive Stock Options in Section 7, “Subsidiary” shall mean a “subsidiary corporation,” as defined in section 424(f) of the Code, of the Company.
(kk)    “Substitute Awards” means shares issued or transferred under Grants made pursuant to an assumption, substitution or exchange for previously granted awards of a company acquired by the Company in a transaction.

Section 3.    Administration.
(a)Committee. The Plan shall be administered and interpreted by the Committee; provided, however, that any Grants to members of the Board must be authorized by a majority of the Board. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder. To the extent that the Board, the Committee, a subcommittee or the CEO, as described below administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board, Committee, or such subcommittee or the CEO.
(b)Delegation. The Committee in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to Grants to individuals who are not subject to the reporting and other provisions of section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan and the Committee’s prior delegation. Any delegation by the Committee pursuant to this Section shall be subject to such conditions and limitations as may be determined by the Committee and shall be subject to and limited by applicable law or regulation, including without limitation any applicable rules under the Delaware General Corporation Law (or any successor provision), the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Company Stock is then listed.
(c)Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom Grants shall be made under the Plan; (ii) determine the type, size, terms and conditions of the Grants to be made to each such individual; (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability and the waiver of any restriction period; (v) provide for continued or tolled vesting of Grants for all or a portion of any period during which a Participant has military, sick leave or other bona fide leave to the extent consistent with applicable law; (vi) amend the terms of any previously issued Grant, subject to the provisions of Section 18 below; (vii) determine and adopt terms, guidelines, and provisions, not inconsistent with the Plan and applicable law, that apply to individuals residing outside of the United States who receive Grants under the Plan; and (viii) deal with any other matters arising under the Plan.
(d)Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
(e)Indemnification. No member of the Committee or the Board, and no employee of the Company or any Affiliate shall be liable for any act or failure to act with respect to the Plan, except in circumstances involving bad faith, or for any act or failure to act hereunder by any other member of the Committee or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and the Board and any agent of the Committee or the Board who is an employee of the Company or a Subsidiary against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.
Section 4.    Grants.
(a)General. Grants under the Plan may consist of Options as described in Section 7, Stock Awards as described in Section 8, Stock Units as described in Section 9, SARs as described in Section 10, Other Stock-Based Awards as described in Section 11(a) and Cash Awards as described in Section 11(b). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the

Participant, the Participant’s beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.
(b)Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards, (ii) Company Stock delivered in lieu of fully vested cash Awards and (iii) Awards to Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5(a) (subject to adjustment under Section 4(e)); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award or otherwise.
(c)Dividends and Dividend Equivalents. Notwithstanding anything to the contrary herein, any dividends or Dividend Equivalents granted in connection with Grants under the Plan shall vest and be paid only if and to the extent the underlying Grants vest and are paid.
Section 5.    Shares Subject to the Plan.
(a)Shares Authorized. Subject to adjustment as described below in Sections 5(b) and 5(e) below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be 2,750,000 shares of Company Stock, provided that such number will be reduced by the number of shares of Company Stock underlying any Grants made under the Prior Plan after March 17, 2023 and before the Effective Date. In addition, shares of the Company Stock underlying any outstanding award granted under the Prior Plan that, following the Effective Date, expires, or is terminated, surrendered or forfeited for any reason without issuance of such shares shall be available for the award of new Grants under this Plan. Subject to adjustment as described below in Sections 5(b) and 5(e) below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed the number of shares of Company Stock reserved for issuance under the Plan as of the Effective Date and no shares will be available for new grants under Prior Plan.
(b)Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any Stock Awards, Stock Units or Other Stock-Based Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. Shares of Company Stock withheld in payment of the Exercise Price of an Option or withheld for purposes of satisfying the Employer’s tax withholding obligations with respect to Grants under the Plan shall not be available for re-issuance or transfer under the Plan. If shares of Company Stock otherwise issuable under the Plan are surrendered in payment of the Exercise Price of an Option, then the number of shares of Company Stock available for issuance under the Plan shall be reduced by the gross number of shares as to which such Option is exercised. Upon the exercise of any SAR under the Plan, the number of shares of Company Stock available for issuance under the Plan shall be reduced by the gross number of shares issued by the Company upon such exercise. If shares of Company Stock otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any Grant or the issuance of Company Stock thereunder, then the number of shares of Company Stock available for issuance under the Plan shall be reduced by the gross number of shares issued, vested or exercised under such Grant. To the extent any Grants are paid in cash, and not in shares of Company Stock, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan. For the avoidance of doubt, if shares are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options, such shares may not again be made available for issuance under the Plan.
(c)Substitute Awards. Substitute Awards shall not reduce the number of shares of Company Stock available under the Plan and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Grants under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Code requirements). Additionally, in the event that a company acquired by the Company or any Affiliate with which the Company or any Subsidiary combined has shares available under a preexisting plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Grants under the Plan and shall not reduce the number of shares of Company Stock authorized for grant under the Plan (and shares of Company Stock subject to such Grants shall not be added to the shares of Company Stock available for Grants under the Plan as provided in Section 5(b)); provided that Grants using such available shares shall not be made after the date awards or grants could have been made under the terms of the preexisting plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors prior to such acquisition or combination. Notwithstanding the foregoing, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended be an Incentive Stock Option within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Company Stock available for the grant of Incentive Stock Options under the Plan.
(d)Per Person Limitations.
(i)In General. Subject to adjustment as described below in Section 5(e), the maximum number of shares of Company Stock granted to any one (1) Participant during any single calendar year shall be seven hundred fifty thousand (750,000). The limitation in this section shall be multiplied by two (2) with respect to Grants made to a Participant during the first calendar year in which the Participant commences employment with the Employer. If the Grant is cancelled, then the cancelled Grant shall continue to be counted toward the applicable limitation in this Section.
(ii)Individual Limits for Non-Employee Directors. Subject to adjustment as described below in Section 5(e), the maximum aggregate grant date value of shares of Company Stock subject to Grants granted to any Non-Employee Director during any calendar year, taken together with any cash fees earned by such Non-Employee Director for services rendered during the calendar year shall not exceed $750,000 in total value. For purposes of this limit, the value of such Grants shall be calculated based on the grant date fair value of such Grants for financial reporting purposes. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the Non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.
(e)Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; (ii) a merger, reorganization or consolidation; (iii) a reclassification or change in par value; or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of shares of Company Stock available for issuance under the Plan, the maximum number and kind of shares that may be issued pursuant to Incentive Stock Options granted under the Plan, the maximum amount of Grants which a Non-Employee Director may receive in any year (subject to Section 5(d)(i)), the number and kind of shares covered by outstanding Grants, the number and kind of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Grants in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, and acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary, any Affiliate or any business unit, or the financial statements of the Company or any Subsidiary or any Affiliate, or in response to changes in applicable laws, regulations, or accounting principles. Additionally, the Committee may substitute, on an equitable basis as the Committee determines, for each share of Company Stock then subject to a Grant and the shares subject to this Plan (if this Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Company Stock are or will be entitled in respect of each share pursuant to the corporate events described clauses (i) through (iv) above. In addition, in the event of a Change of Control, the provisions of Section 13 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Subject to Section 18(b), the adjustments of Grants under this Section 5(e) shall include adjustment of shares, Exercise Price of Options, base amount of SARs, Performance Goals or other terms and conditions, as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.

Section 6.    Eligibility for Participation
(a)Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.
(b)Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines.
Section 7.    Options
The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:
(a)Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.
(b)Type of Option and Exercise Price.
(i)The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two (2), all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non‑Employee Directors and Key Advisors.
(ii)The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted, except as determined otherwise by the Committee with respect to a Substitute Award. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than one hundred ten percent (110%) of the Fair Market Value of a share of Company Stock on the date of grant.
(c)Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten (10) years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, may not have a term that exceeds five (5) years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Company Stock under the Company’s insider trading policy, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, unless the Committee determines otherwise.
(d)Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.
(e)Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non‑exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six (6) months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f)Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing services to, the Employer. The Committee shall determine in the Grant Instrument under what circumstances and during what periods a Participant may exercise an Option after termination of employment or service.
(g)Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for an Option as specified by the Committee (i) in cash or by check; (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price; (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board; (iv) if permitted by the Committee, by withholding shares of Company Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the Exercise Price; or (v) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.
(h)Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary corporation of the Company, as defined in section 424 of the Code, exceeds one hundred thousand dollars ($100,000), then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.
Section 8.    Stock Awards
The Committee may issue or transfer shares of Company Stock to an Employee, Non‑Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:
(a)General Requirements. Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based on the achievement of specific Performance Goals.
(b)Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.
(c)Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(d)Restrictions on Transfer. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 16 below. Each certificate, or electronic book-entry equivalent, for a share subject to a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Administrator may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.
(e)Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Participant shall have the right (i) to vote shares of Stock Awards and (ii) subject to

Section 4(c), to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific Performance Goals.
(f)Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.
Section 9.    Stock Units
The Committee may grant Stock Units, each of which shall represent one (1) hypothetical share of Company Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:
(a)Crediting of Units. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount of cash based on the value of a share of Company Stock, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.
(b)Terms of Stock Units. The Committee may grant Stock Units that vest and are payable if specified Performance Goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee may accelerate vesting or payment, as to any or all Stock Units at any time for any reason, provided such acceleration complies with section 409A of the Code. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.
(c)Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Participant’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(d)Payment with Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.
Section 10.    Stock Appreciation Rights
The Committee may grant SARs to an Employee, Non‑Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:
(a)General Requirements. The Committee may grant SARs to an Employee, Non‑Employee Director or Key Advisor separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR, unless in the case of a Tandem SAR where the base amount will be determined based on the exercise price of the associated Incentive Stock Option. The term of any SAR shall not exceed ten (10) years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR, the exercise of the SAR is prohibited by applicable law, including a prohibition on purchases or sales of Company Stock under the Company’s insider trading policy, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, unless the Committee determines otherwise.
(b)Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Participant is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as specified by the Committee. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.
(d)Grants to Non‑Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non‑exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six (6) months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).
(e)Value of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in Section 10(a).
(f)Form of Payment. The appreciation in a SAR shall be paid in shares of Company Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.
Section 11.    Other Awards
(a)Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 7, 8, 9 and 10 of the Plan) that are based on or measured by Company Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of Performance Goals or other criteria or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.
(b)Cash Awards. The Committee may grant Cash Awards to an Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Cash Awards shall be based on such measures as the Committee deems appropriate and need not relate to the value of shares of Company Stock.
Section 12.    Dividend Equivalents
The Committee may grant Dividend Equivalents in connection with Stock Units or Other Stock-Based Awards. Dividend Equivalents, subject to Section 4(c), may be accrued as contingent cash obligations and may be payable in cash or shares of Company Stock, and upon such terms and conditions as the Committee shall determine. For the avoidance of doubt, dividends or Dividend Equivalents shall not be granted in connection with Options or SARs.
Section 13.    Consequences of a Change of Control
(a)Assumption of Outstanding Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Grants that are not exercised, unvested or paid at the time of the Change of Control shall be continued, assumed by, or replaced with grants (which may be in respect to cash, securities, or a combination thereof) that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Change of Control, references to the “Company” as they relate to employment matters shall include the successor employer in the transaction, subject to applicable law. For purposes of the foregoing, a Grant under the Plan shall not be treated as continued, assumed, or replaced on comparable terms unless it is continued, assumed, or replaced with substantially equivalent terms, including, without limitation, the same vesting terms.
(b)Vesting upon Certain Terminations of Employment. Unless the Grant Instrument provides otherwise, if a Participant’s employment is terminated by the Employer without Cause upon or within twelve (12)

months following a Change of Control, the Participant’s outstanding Grants shall become fully vested as of the date of such termination; provided that if the vesting of any such Grant is based, in whole or in part, on performance, the applicable Grant Instrument shall specify how the portion of the Grant that becomes vested pursuant to this Section 13(b) shall be calculated.
(c)Other Alternatives. In the event of a Change of Control, if any outstanding Grants are not continued, assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may (but is not obligated to) make adjustments to the terms and conditions of outstanding Grants, including, without limitation, taking any of the following actions (or combination thereof) with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Stock Awards, Stock Units, Other Stock-Based Awards, Cash Awards and Dividend Equivalents shall immediately lapse; (ii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Stock Units, Other Stock-Based Awards, Cash Awards or Dividend Equivalents, in such amount and form as may be determined by the Committee; (iii) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Option Exercise Price or SAR base amount; and (iv) after giving Participants an opportunity to exercise all of their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Company Stock does not exceed the per share Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR.
(d)Contingent Amounts. The Committee shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change of Control shall apply to any cash payment made pursuant to Section 13(c) to the same extent and in the same manner as such provisions apply to a holder of a shares of Company Stock.
(e)Termination of Outstanding Grants. Immediately following the consummation of the Change of Control, all outstanding Grant shall terminate and cease to be outstanding, except to the extent assumed by the successor (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change of Control transaction.
Section 14.    Deferrals
The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.
Section 15.    Withholding of Taxes
(a)Required Withholding. All Grants under the Plan shall be subject to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements. The Employer may require that the Participant or other person receiving Grants or exercising Grants pay to the Employer an amount sufficient to satisfy such tax withholding requirements with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants, or the Employer may take such other action as the Committee may deem advisable to enable the Employer to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Grant.
(b)Share Withholding. The Committee may permit or require the Employer’s tax withholding obligation with respect to Grants paid in Company Stock to be satisfied by having shares withheld up to an amount that does not exceed the Participant’s applicable withholding tax rate for United States federal (including FICA), state and local, foreign country or other tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Grant. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.
Section 16.    Transferability of Grants
(a)Nontransferability of Grants. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of such successor’s right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.
(b)Transfer of Nonqualified Stock Options and Stock Awards. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument or at such other time after the grant of an award, that a Participant may transfer Nonqualified Stock Options or Stock Awards to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option or Stock Award and the transferred Option or Stock Award shall continue to be subject to the same terms and conditions as were applicable to the Option or Stock Award immediately before the transfer.
Section 17.    Requirements for Issuance or Transfer of Shares
No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Participant’s undertaking in writing to comply with such restrictions on the Participant’s subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates, or electronic book entry equivalents, representing such shares may be legended to reflect any such restrictions. Certificates, or electronic book entry equivalents, representing shares of Company Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.
Section 18.    Amendment and Termination of the Plan
(a)Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.
(b)No Repricing of Options or SARs. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Company Stock, other securities or property), stock split, extraordinary cash dividend, recapitalization, change of control, reorganization, merger, consolidation, split-up, spinoff, combination, repurchase or exchange of shares of Company Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price of such outstanding Options or base price of such SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash or other securities.
(c)Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth (10th) anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.
(d)Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Participant with respect to such Grant unless the Participant consents or unless the Committee acts under Section 19(f) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the

Plan has terminated, an outstanding Grant may be terminated or amended under Section 19(f) below or may be amended by agreement of the Company and the Participant consistent with the Plan.
Section 19.    Miscellaneous
(a)Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock awards grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior options or rights.
(b)Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.
(c)Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.
(d)Rights of Participants. Nothing in the Plan shall entitle any Employee, Non‑Employee Director, Key Advisor or other person to any claim or right to receive a Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.
(e)Fractional Shares. Fractional shares of Company Stock may be issued or delivered pursuant to the Plan or any Grant. The Committee, in its discretion, may determine that no fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant and shall also have the authority to determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(f)Compliance with Law.
(i)The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422 or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.
(ii)The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.
(iii)Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six (6) months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within fifteen (15) days after the end of the six (6) month period. If the Participant dies during such six (6) month period, any postponed amounts shall be paid within ninety (90) days of the Participant’s death. The determination and identification of “Key Employees,” including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.
(iv)Notwithstanding anything in the Plan or any Grant agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company or any Subsidiary or Affiliate of the Company have any responsibility or liability if a Grant does not meet any applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.
(g)Grants in Foreign Countries; Establishment of Subplans. The Committee has the authority to award Grants to Participants who are foreign nationals or employed outside the United States on any different terms and conditions than those specified in the Plan that the Committee, in its discretion, believes to be necessary or desirable to accommodate differences in applicable law, tax policy, or custom, while furthering the purposes of the Plan. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. Notwithstanding the foregoing, the Committee may not approve any sub-plan inconsistent with the terms or share limits in the Plan or which would otherwise cause the Plan to cease to satisfy any conditions under Rule 16b-3 under the 1934 Act.
(h)Clawback Rights. Subject to the requirements of applicable law, the Committee may provide in any Grant Instrument that, if a Participant breaches any restrictive covenant obligation or agreement between the Participant and the Employer (which may be set forth in any Grant Instrument) or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within a specified period thereafter, all Grants held by the Participant shall terminate, and the Company may rescind any exercise of an Option or SAR and the vesting of any other Grant and delivery of shares upon such exercise or vesting (including pursuant to dividends and Dividend Equivalents), as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (i) the Participant shall return to the Company the shares received upon the exercise of any Option or SAR and/or the vesting and payment of any other Grant (including pursuant to dividends and Dividend Equivalents) or, (ii) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of the restrictive covenant agreement (including a Participant’s Grant Instrument containing restrictive covenants) or activity constituting Cause), net of the price originally paid by the Participant for the shares. Payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee. The Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer. In addition, the Plan and all Grants under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.
(i)Governing Law; Jurisdiction. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of the Plan and Grants made hereunder shall be brought only in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive.

APPENDIX B

ADVANCE AUTO PARTS, INC.
2023 EMPLOYEE STOCK PURCHASE PLAN

Section 1.    Purpose of the Plan
This 2023 Employee Stock Purchase Plan is intended to promote the interests of the Company by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in an employee stock purchase plan designed to qualify under Section 423 of the Code for one or more specified offerings made under such plan.
The Plan shall become effective as the Effective Date (as defined below).
Section 2.    Definitions
The following terms shall have the meanings set forth below for purposes of the Plan:
(a)“Base Salary” shall, unless otherwise specified by the Committee prior to the start of an offering period, mean the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Participant to any cash-or-deferred arrangement that meets the requirements of Section 401(k) of the Code or any cafeteria benefit program that meets the requirements of Section 125 of the Code, now or hereafter established by the Company or any Subsidiary. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions, payments relating to stock options or other equity-based awards and other incentive-type payments and (ii) any and all contributions (other than contributions subject to Sections 401(k) and 125 of the Code) made on the Participant’s behalf by the Company or any Subsidiary under any employee benefit or welfare plan now or hereafter established.
(b)“Board” shall mean the Company’s Board of Directors.
(c)“Change of Control” shall be deemed to have occurred if:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the voting power of the then-outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a direct or indirect subsidiary of another person and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares of such other person representing more than fifty percent (50%) of the voting power of the then-outstanding securities of such other person.
(ii)The consummation of (A) a merger or consolidation of the Company with another person where, immediately after the merger or consolidation, the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, in substantially the same proportion as ownership immediately prior to the merger or consolidation, shares entitling such stockholders to more than fifty percent (50%) of all votes to which all stockholders of the surviving person would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, will not, immediately after the merger or consolidation, constitute a majority of the Board of the surviving person or (B) a sale or other disposition of all or substantially all of the assets of the Company.
(iii)A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections, or threatened election contests, for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

(iv)The consummation of a complete dissolution or liquidation of the Company.
(d)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(e)“Committee” shall mean a committee of two (2) or more Board members appointed by the Board to administer the Plan. Unless otherwise designated by the Board, the Committee shall be the Compensation Committee of the Board as constituted by the Board from time to time.
(f)“Common Stock” shall mean the Company’s common stock.
(g)“Company” shall mean Advance Auto Parts, Inc., a Delaware corporation, and any successor to all or substantially all of the assets or voting stock of Advance Auto Parts, Inc., which shall, by appropriate action, adopt the Plan.
(h)“Effective Date” means the date the Plan is approved by the Company’s stockholders.
(i)“Eligible Employee” shall mean each employee (as defined for purposes of Section 423 of the Code) of a Participating Company. Notwithstanding any provision contained in the Plan to the contrary, the following individuals shall not be Eligible Employees and shall be excluded from participation in the Plan: (i) a highly compensated employee (as defined under Section 414(q) of the Code) of any Participating Company (1) who is an officer or required to file statements under Section 16(a) of the Exchange Act or (2) whose compensation equals or exceeds any threshold established by the Committee, if, in each case, the Committee has determined in its discretion to exclude under the Plan some or all such highly compensated employees for a particular offering period; and (ii) any person who is classified by a Participating Company as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an employee or Eligible Employee for purposes of the Plan, unless the Committee determines otherwise.
(j)“Entry Date” shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan.
(k)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(l)“Fair Market Value” per share of Common Stock on any relevant date shall be the closing sales price per share of Common Stock during regular trading hours on the relevant date on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing sales price for the Common Stock on the relevant date, then the Fair Market Value shall be the closing sales price during regular trading hours on the last preceding date upon which a sale was reported.
(m)“Participant” shall mean any Eligible Employee of a Participating Company who is actively participating in the Plan.
(n)“Participating Company” shall mean the Company and each Subsidiary that is authorized, in accordance with Section 6(b) of the Plan, to extend the benefits of the Plan to its Eligible Employees.
(o)“Plan” shall mean Advance Auto Parts, Inc. 2023 Employee Stock Purchase Plan, as set forth in this document and as may be amended from time to time.
(p)“Purchase Date” shall mean the last business day of each Purchaser Interval.
(q)“Purchase Interval” shall mean the quarterly offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant; provided, however, that the Committee may, prior to the start of the applicable offering period, designate a different duration for the Purchase Intervals within that offering period.

(r)“Subsidiary” means any entity, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary, in which the Company has a greater than fifty percent (50%) ownership interest; provided that, (i) whether an entity is a Subsidiary shall be determined in accordance with Code Section 424; and (ii) a Subsidiary that is a Participating Company for an offering under the Plan that is not designed to comply with the requirements of Code Section 423may not simultaneously be a Participating Company for an offering that is designed to comply with the requirements of Code Section 423.
Section 3.    Administration of the Plan
(a)The Committee shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate in order to implement the Plan or to comply with the requirements of Section 423 of the Code. Decisions of the Committee shall be final and binding on all parties having an interest in the Plan.
(b)The Committee may authorize one or more offerings under the Plan that are not designed to comply with the requirements of Code Section 423 but with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the Code Section 423 requirements but may be conducted concurrently with those offerings. In no event, however, shall the terms and conditions of any offering contravene the express limitations and restrictions of the Plan, and to the extent required by Code Section 423, the Participants in each separate offering shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.
Section 4.    Stock Subject to Plan
(a)The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The number of shares of Common Stock reserved for issuance under the Plan shall be limited to two million, five hundred thousand (2,500,000) shares of Common Stock.
(b)If there is any change in the number or kind of shares of Common Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares; (ii) a merger, reorganization or consolidation; (iii) a reclassification or change in par value; or (iv) any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, then the maximum number and kind of shares of Common Stock available for issuance under the Plan, the maximum number and kind of shares of Common Stock purchasable per Participant during any offering period and on any one Purchase Date during that offering period, the number and kind of shares in effect under each outstanding purchase right, the number and kind of shares issued and to be issued under the Plan, and the price per share in effect under each outstanding purchase right shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding purchase rights. In addition, in the event of a Change of Control, the provisions of Section 8(i) shall apply. Any adjustments to outstanding purchase rights shall be consistent with Code Section 424, to the extent applicable. The adjustments of purchase rights under this Section shall include adjustment of other terms and conditions as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.
Section 5.    Offering Periods
(a)Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.
(b)Each offering period shall commence on the first business day of the calendar quarter for each year for which the Plan is in effect and end on the last business day of such quarter, or at such other time and for such other duration as the Committee may determine prior to the start of the applicable offering period. In no event shall an offering period commence at such time and be of such duration exceeding twenty-seven (27) months, as determined by the Committee.
(c)The terms and conditions of each offering period may vary, and two or more offering periods may run concurrently under the Plan, each with its own terms and conditions. In addition, special offering periods may be established with respect to entities that are acquired by the Company (or any subsidiary of the Company) or under such other circumstances as the Committee deems appropriate. In no event, however, shall the terms and conditions of any offering period contravene the express limitations and restrictions of the Plan, and the Participants in each separate offering period conducted by the Company in the United States shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.
(d)Each offering period shall be comprised of one or more Purchase Intervals as determined by the Committee. Unless otherwise determined by the Committee prior to start of the applicable offering period, each offering period shall be comprised of one Purchase Interval.
(e)If the Committee establishes more than one Purchase Interval within an offering period and should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then the individuals participating in that offering period shall, immediately after the purchase of shares of Common Stock on their behalf on such Purchase Date, be transferred from that offering period and automatically enrolled in the offering period commencing on the next business day following such Purchase Date, provided that and only if the Fair Market Value per share of Common Stock on the start date of that new offering period is lower than the Fair Market Value per share of Common Stock on the start date of the offering period in which they were currently enrolled.
Section 6.    Eligibility
(a)Each individual who (i) is an Eligible Employee on the start date of any offering period and (ii) has completed thirty (30) days of service (or such other period of service as determined by the Committee) with the Company or any Subsidiary prior to such start date shall be eligible to participate in the Plan for that offering period on such start date. The date an individual enters into an offering period shall be designated such individual’s Entry Date for purposes of that offering period.
(b)Each entity that is a Subsidiary as of the Effective Date shall automatically be a Participating Company as of the Effective Date. Each entity that becomes a Subsidiary after the Effective Date shall automatically become a Participating Company effective as of the start date of the first offering date coincident with or next following the date on which it becomes such an affiliate, unless the Committee determines otherwise prior to the start date of that offering period.
(c)Except as otherwise provided in the Plan, to participate in the Plan for a particular offering period, the Eligible Employee must complete and submit enrollment and payroll deduction authorization or other forms prescribed by the Committee in accordance with enrollment procedures prescribed by the Committee (which may include accessing the website designated by the Company and electronically enrolling and authorizing payroll deductions or completing other forms) on or before the Eligible Employee’s scheduled Entry Date. Unless otherwise specified by the Committee, once an Eligible Employee timely submits the properly completed enrollment forms, the Eligible Employee’s participation in the Plan will automatically remain in effect from one offering period to the next in accordance with the Eligible Employee’s payroll deduction authorization (including the Eligible Employee’s designated rate of payroll deduction) unless and until such Eligible Employee withdraws from the Plan or ceases to be an Eligible Employee, changes the rate of the Eligible Employee’s payroll deduction or the Eligible Employee’s employment status changes.
Section 7.    Payroll Deductions
(a)Except to the extent otherwise determined by the Committee, payment for shares of Common Stock purchased under the Plan shall be effected by means of the Participant’s authorized payroll deduction. The payroll deductions authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be a flat dollar amount, which amount shall not be less than five dollars ($5.00) or any multiple of one percent (1%) of the Base Salary paid to the Participant during each Purchase Interval within such offering period, up to a maximum of the lesser of twenty-five thousand dollars ($25,000) or ten percent (10%) unless the Committee establishes a different maximum percentage prior to the start date of the applicable offering period (subject to the limitations set forth in the Plan). The deduction rate so authorized shall continue in effect for the entire offering period except as otherwise provided in the Plan and for changes effected in accordance with the following guidelines:
(i)The Participant may, at any time during the offering period, reduce the Participant’s rate of payroll deduction to become effective as soon as possible after submitting the appropriate form with the Committee. The Participant may not, however, effect more than one such reduction per Purchase Interval.
(ii)The Participant may at any time reduce the Participant’s rate of payroll deduction under the Plan to zero percent (0%). Such reduction shall become effective as soon as possible after submitting the appropriate form with the Committee. The Participant’s existing payroll deductions shall be applied to the purchase of shares of Common Stock on the next scheduled Purchase Date unless the Participant’s participation in the Plan has terminated in accordance with Section 8(g).
(iii)The Participant may, at any time during the offering period, increase the rate of the Participant’s payroll deduction (up to the maximum percentage limit for that offering period) to become effective for the next Purchase Interval. The Participant may not, however, effect more than one such increase per Purchase Interval.
(b)Except as otherwise provided in the Plan, payroll deductions shall begin on the first pay day administratively feasible following the Participant’s Entry Date into the offering period and shall (unless sooner terminated by the Participant or the Participant ceases to be an Eligible Employee) continue through the pay day ending with or immediately prior to the last day of the offering period. The payroll deductions collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account unless otherwise required by the terms governing that offering period. Unless the Committee determines otherwise prior to the start of the applicable offering period, the amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.
(c)Payroll deductions collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the last day of the Purchase Interval in which collected, with such conversion to be based on an exchange rate determined by the Committee in its sole discretion. Any changes or fluctuations in the exchange rate at which the payroll deductions collected on the Participant’s behalf are converted into U.S. Dollars on each Purchase Date shall be borne solely by the Participant.
(d)Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right or eligibility in accordance with the provisions of the Plan.
(e)The Committee may permit Eligible Employees of one or more Participating Companies to participate in the Plan by making contributions other than through payroll deductions or as a lump sum. The Committee may adopt such rules and regulations for administering the Plan as it may deem necessary, in its sole and absolute discretion, to facilitate contributions under this Section. Except as required by law, such rules and regulations need not be uniform and may apply to one or more Eligible Employees.
(f)The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.
Section 8.    Purchase Rights
(a)Grant of Purchase Right. A Participant shall be granted a separate purchase right for each offering period in which the Participant participates. The purchase right shall be granted on the Participant’s Entry Date into the offering period. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below.
Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Section 424(d) of the Code) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

(b)Exercise of the Purchase Right. Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participants whose payroll deductions have previously been refunded in accordance with the Section 8(g) below) on such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions (as converted to U.S. dollars) for the Purchase Interval ending on such Purchase Date to the purchase of whole or fractional shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for the Participant for that Purchase Date. Notwithstanding the foregoing, the Committee may exercise discretion in the treatment of any fractional shares including, without limitation, electing to refund payroll deductions attributable to fractional shares to the Participant as soon as administratively practicable or hold such amounts for the purchase of Common Stock as the next Purchase Date in lieu of purchasing fractional shares on behalf of the Participant.
(c)Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date shall be equal to ninety percent (90%) of the Fair Market Value per share of Common Stock on that Purchase Date. However, the Committee may prior to the start of any offering period establish a different purchase price per share at which Common Stock will be purchased on the Participant’s behalf on the Purchase Date for that offering period, but in no event shall such purchase price be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.
(d)Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the particular offering period in which the Participant is enrolled shall be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall be governed by the limitations set forth in the Plan, as adjusted periodically in the event of certain changes in the Company’s capitalization. In addition, prior to the start of an offering period, the Committee shall determine the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date during that offering period and the maximum number of shares of Common Stock purchasable in total by all Participants during that offering period, subject to periodic adjustments in the event of certain changes in the Company’s capitalization. These limitations shall apply for each subsequent offering period, unless otherwise determined by the Committee.
(e)Excess Payroll Deductions. Any payroll deductions not applied to the purchase of Common Stock on any Purchase Date by reason of any limitation on the maximum number of shares purchasable by the Participant on the Purchase Date (whether such limitation is pursuant to Section 8(d), Section 9(a) or otherwise) shall be promptly refunded.
(f)Suspension of Payroll Deductions. In the event that a Participant is, by reason of the accrual limitations set forth in the Plan, precluded from purchasing additional shares of Common Stock on one or more Purchase Dates during the offering period in which the Participant is enrolled, then no further payroll deductions for that offering period shall be collected from such Participant with respect to those Purchase Dates. Such suspension of payroll deductions shall not terminate the Participant’s purchase right for the offering period in which the Participant is enrolled, and the Participant’s payroll deductions shall automatically resume on behalf of such Participant once the Participant is again able to purchase shares during that offering period in compliance with the accrual limitations set forth in the Plan. All refunds shall be in the currency in which paid by the Company or applicable Subsidiary.
(g)Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:
(i)A Participant may, no later than fifteen (15) days (or such other period as determined by the Committee) prior to a Purchase Date for an offering period, terminate the Participant’s outstanding purchase right by submitting the prescribed form in accordance with procedures prescribed by the Committee (which may include accessing the website designated by the Company and electronically electing to withdraw). Any payroll deductions collected during the Purchase Interval in which such termination occurs shall, at the Participant’s election, be immediately refunded (in the currency in which paid by the Company or applicable Subsidiary) or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the Purchase Interval in which such termination occurs shall be refunded (in the currency in which paid by the Company or applicable Subsidiary) to the Participant as soon as possible.
(ii)The Participant’s termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which the terminated purchase right was granted. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (in accordance with procedures prescribed by the Committee) on or before the individual’s scheduled Entry Date into that offering period.
(iii)Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status, compensation or position) while the Participant’s purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded in the currency in which paid by the Company or applicable Subsidiary. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on the Participant’s behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on the Participant’s behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant is provided with reemployment rights by statute or contract, the Participant’s payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to the Participant’s return. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period above will be treated as a new employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (in accordance with procedures prescribed by the Committee) on or before the individual’s scheduled start date into the offering period.
(h)Proration of Purchase Rights. Should the total number of shares of Common Stock that are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Committee shall make a pro rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock prorated to such individual, shall be refunded.
(i)Change of Control. In the event that a Change of Control occurs during an offering period, the Committee may take such action as it deems appropriate, including (without limitation), (i) provide that each outstanding purchase right will terminate as of a date prior to the effective date of the Change of Control and all payroll deductions of each Participant accumulated for the Purchase Interval in which such Change of Control occurs (and not previously applied to the purchase of shares) shall be refunded to the Participant; (ii) provide that a Purchase Date shall automatically occur immediately prior to the effective date of the Change of Control, and each purchase right outstanding at that time shall thereupon be exercised by applying the payroll deductions of each Participant for the Purchase Interval in which such Change of Control occurs to the purchase of shares of Common Stock at the purchase price per share in effect for that offering period pursuant to the purchase price formula provisions of Section 8(c); or (iii) provide that each outstanding purchase right will be assumed or an equivalent right will be substituted by the successor corporation (or parent or subsidiary thereof).
(j)ESPP Brokerage Account. The Committee shall have the discretionary authority to require that the shares purchased on behalf of each Participant be deposited directly into a brokerage account, which the Company shall establish for the Participant at a Company-designated brokerage firm (the “ESPP Brokerage Account”). Except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Participant’s Entry Date into the offering period in which the shares were purchased and (ii) the end of the one (1)-year measured from the actual purchase date of those shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the Participant may sell the Participant’s shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Brokerage Account. In addition, the Participant may request a stock certificate or share transfer from the Participant’s ESPP Brokerage Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period.
The foregoing procedures shall apply to all shares purchased under the Plan by each Participant, whether or not the Participant continues in Employee status.
(k)Assignability. During the Participant’s lifetime, the purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant (other than by will or the laws of descent).
(l)Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to the Participant’s outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.
(m)Withholding Taxes. The Company’s obligation to deliver shares upon exercise of a purchase right under the Plan shall be subject to the satisfaction of all income, employment and payroll taxes, social insurance, national insurance contributions and other contributions, levies, payment on account obligations or other payments required to be collected, withheld or accounted for in connection with the purchase right.
Section 9.    Accrual Limitations
(a)No participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under the Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or any Subsidiary, would otherwise permit such Participant to purchase more than twenty-five thousand ($25,000) worth of stock of the Company or any Subsidiary (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.
(b)For purposes of applying such accrual limitations, the following provisions shall be in effect:
(i)The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period for which such right remains outstanding.
(ii)No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year that the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to twenty-five thousand ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.
(c)If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions that the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.
(d)In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.
Section 10.    Effective Date and Term of the Plan
(a)The Plan was adopted by the Board, subject to stockholder approval at the 2023 Annual Meeting of Stockholders of the Company. The Plan became effective on the Effective Date.

(b)Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the date on which all shares available for issuance under the Plan have been sold pursuant to purchase rights exercised under the Plan or (ii) the date on which all purchase rights are exercised in connection with a Change of Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.
Section 11.    Amendment of the Plan
The Board may alter or amend the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements. In addition, the Board may suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval.
Section 12.    General Provisions
(a)All costs and expenses incurred in the administration of the Plan shall be paid by the Company; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.
(b)Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.
(c)The validity, construction, interpretation and effect of the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of the Plan shall be brought only in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive.

Advance Auto Parts

ADVANCE AUTO PARTS, INC.
4200 SIX FORKS ROAD
RALEIGH, NC 27609

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V09454-P88219

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCE AUTO PARTS, INC.

The Board of Directors recommends you vote FOR all Nominees listed in Proposal 1.

1. Election of the nine directors listed below.

Nominees:	**For**	**Against**	**Abstain**
1a. Carla J. Bailo	☐	☐	☐
1b. John F. Ferraro	☐	☐	☐
1c. Thomas R. Greco	☐	☐	☐
1d. Joan M. Hilson	☐	☐	☐
1e. Jeffrey J. Jones II	☐	☐	☐
1f. Eugene I. Lee, Jr.	☐	☐	☐
1g. Douglas A. Pertz	☐	☐	☐
1h. Sherice R. Torres	☐	☐	☐
1i. Arthur L. Valdez, Jr.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. Approve our 2023 Omnibus Incentive Compensation Plan.	☐	☐	☐
3. Approve our 2023 Employee Stock Purchase Plan.	☐	☐	☐
4. Approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR 1 YEAR for Proposal 5.	**1 Year**	**2 Years**	**3 Years**	**Abstain**
5. Approve, by advisory vote, the frequency of voting on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 6.	**For**	**Against**	**Abstain**
6. Ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for 2023.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following Proposal:	**For**	**Against**	**Abstain**
7. Vote on the stockholder proposal, if presented at the Annual Meeting, regarding requiring an independent Board Chair.	☐	☐	☐

NOTE: Transact other business that may properly come before the meeting or any meetings held upon any adjournment or postponement of the meeting.

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V09455-P88219

This proxy is solicited by the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Tammy M. Finley and Jeffrey W. Shepherd, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, ET on Wednesday, May 24, 2023, at www.virtualshareholdermeeting.com/AAP2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or any postponement thereof. Receipt of Notice of the Annual Meeting and Proxy Statement for the 2023 Annual Meeting is hereby acknowledged.

Continued and to be signed on reverse side